      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          FLEET FINANCIAL GROUP, INC.

             (Exact name of Registrant as specified in its charter)

         RHODE ISLAND                        6711                  05-0341324
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                  617-346-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                          WILLIAM C. MUTTERPERL, ESQ.
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                  617-346-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             GARY A. SPIESS, ESQ.                  EDWARD D. HERLIHY, ESQ.
 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND        WACHTELL, LIPTON,
                     CLERK                              ROSEN & KATZ
            BANKBOSTON CORPORATION                   51 WEST 52ND STREET
              100 FEDERAL STREET                  NEW YORK, NEW YORK 10019
          BOSTON, MASSACHUSETTS 02110

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND ALL OTHER CONDITIONS PRECEDENT TO THE MERGER OF BANKBOSTON CORPORATION WITH AND INTO THE REGISTRANT HAVE BEEN SATISFIED OR WAIVED AS DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT-PROSPECTUS.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                          AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                REGISTERED(1)        PER SHARE(2)       OFFERING PRICE          FEE(3)
Common Stock, $.01 par value (and associated
  Preferred Share Purchase Rights)................  373,086,000 shares       $43.3501        $16,173,315,410        $4,496,182

(1) Based upon an estimate of the maximum number of shares of common stock, $1.00 par value (the "BankBoston common stock"), of BankBoston Corporation ("BankBoston") which will each be exchanged for 1.1844 shares of common stock, $.01 par value (the "Fleet common stock"), of Fleet Financial Group, Inc. ("Fleet") pursuant to the merger described herein.
(2) Calculated in accordance with Rule 457(f)(1) under the Securities Act based on the aggregate market value on July 1, 1999 of the shares of BankBoston common stock expected to be canceled in connection with the merger and computed by dividing (i) the product of (A) the average of the high and low prices of BankBoston common stock as reported on the NYSE on July 1, 1999 ($51.3438) and (B) 315,000,000, representing the maximum number of shares of BankBoston common stock expected to be cancelled in connection with the merger, by (ii) 373,086,000, representing the maximum number of shares of Fleet common stock to be issued in connection with the merger.
(3) The registration fee of $4,496,182 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price. In accordance with Rule 457(b), the filing fee of $3,014,518 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials has been credited to offset the $4,496,182 registration fee that would otherwise be payable, resulting in a net fee payable of $1,481,664 as of the date hereof.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[FLEET FINANCIAL GROUP LOGO]                                                         [BANKBOSTON LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of Fleet Financial Group, Inc. and BankBoston Corporation have agreed on a merger of Fleet and BankBoston. The combined company, to be named "Fleet Boston Corporation," will be the eighth-largest bank holding company in the United States measured by total assets, with total assets of about $180 billion before any divestitures required by regulatory authorities. We believe that the combined company will be a formidable national and international competitor, with great strengths in retail banking, commercial banking, global banking, consumer finance, asset management and investment banking.

    In the merger, each share of BankBoston common stock will be converted into
1.1844 shares of common stock of the combined company and each share of Fleet common stock will remain outstanding as a share of common stock of the combined company. The market value of the consideration that BankBoston stockholders will receive in the merger for each share of BankBoston common stock would be $53.08 BASED ON FLEET'S CLOSING STOCK PRICE ON JULY 6, 1999. We expect the merger to be a TAX-FREE TRANSACTION FOR FLEET STOCKHOLDERS AND, IN GENERAL, BANKBOSTON STOCKHOLDERS, except for the receipt by BankBoston stockholders of cash instead of fractional shares of common stock of the combined company. After completion of the merger, Fleet stockholders and BankBoston stockholders will own approximately 62% and 38%, respectively, of the combined company.

    Each of us will hold a special meeting of our stockholders to consider and vote on this merger proposal and other matters. Whether or not you plan to attend your company's special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement and, for Fleet stockholders, a vote FOR the other matters. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

    The places, dates and times of the special meetings are as follows:

             FOR FLEET STOCKHOLDERS:                           FOR BANKBOSTON STOCKHOLDERS:
                 August 11, 1999,                                    August 11, 1999,
              11:00 a.m., local time                              10:30 a.m., local time
            World Trade Center Boston                         Auditorium on the ground floor
               164 Northern Avenue                          The Federal Reserve Bank of Boston
              Boston, Massachusetts                                600 Atlantic Avenue
                                                                  Boston, Massachusetts

    We enthusiastically support this combination of two of the premier franchises in the financial services industry and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.

               /s/ Terrence Murray                                /s/ Charles K. Gifford
                 Terrence Murray                                    Charles K. Gifford
       Chairman and Chief Executive Officer                Chairman and Chief Executive Officer
           Fleet Financial Group, Inc.                            BankBoston Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

              JOINT PROXY STATEMENT-PROSPECTUS DATED JULY 8, 1999
                AND FIRST MAILED TO STOCKHOLDERS ON JULY 9, 1999

                          [FLEET FINANCIAL GROUP LOGO]

                          FLEET FINANCIAL GROUP, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 11, 1999

To the Stockholders
of Fleet Financial Group, Inc.:

We will hold a special meeting of stockholders of Fleet Financial Group, Inc., a Rhode Island corporation, on Wednesday, August 11, 1999, at 11:00 a.m., local time, at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 14, 1999, by and between BankBoston Corporation, a Massachusetts corporation, and Fleet, and the consummation of the transactions contemplated by the merger agreement, pursuant to which, among other things, (a) BankBoston will merge with and into Fleet upon the terms and subject to the conditions set forth in the merger agreement, (b) the Fleet restated articles of incorporation, as amended, will be amended to change the name of Fleet to "Fleet Boston Corporation" and (c) the Fleet bylaws will be amended to add a new provision related to the succession of Fleet's current Chief Executive Officer and Chairman of the Board and the composition of the Board of Directors of the combined company, in each case, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To consider and vote upon a proposal to adopt an amendment to Fleet's articles to increase the number of authorized shares of Fleet common stock from 1.2 billion to 2 billion, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

3. To consider and vote upon a proposal to approve the Amended and Restated 1994 Performance-Based Bonus Plan for the Chief Executive Officer and certain other named executive officers.

4. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the Fleet special meeting.

We have fixed the close of business on June 28, 1999 as the record date for determining those stockholders entitled to vote at the Fleet special meeting and any adjournments or postponements of the Fleet special meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the Fleet special meeting and any adjournments or postponements of the Fleet special meeting.

                                          By Order of the Board of Directors

                                          /s/ William L. Mutterperl

                                          William C. Mutterperl
                                          SECRETARY

July 8, 1999

    THE BOARD OF DIRECTORS OF FLEET UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                                APPROVAL OF THE
MERGER AGREEMENT AND RELATED MATTERS AND ADOPTION OF THE AMENDMENT TO THE FLEET
                                   ARTICLES.

THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF FLEET COMMON STOCK ENTITLED TO VOTE ON THESE MATTERS IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND RELATED MATTERS AND ADOPT THE AMENDMENT TO THE FLEET ARTICLES. WHETHER OR NOT YOU PLAN TO ATTEND THE FLEET SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE FLEET SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               [BANKBOSTON LOGO]

                             BANKBOSTON CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 11, 1999

To the Stockholders of
BankBoston Corporation:

We will hold a special meeting of stockholders of BankBoston Corporation, a Massachusetts corporation, on Wednesday, August 11, 1999, at 10:30 a.m., local time, in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 14, 1999, by and between BankBoston and Fleet Financial Group, Inc., a Rhode Island corporation, pursuant to which, among other things, BankBoston will merge with and into Fleet upon the terms and subject to the conditions set forth in the merger agreement. This proposal is more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To transact any other business as may properly be brought before the BankBoston special meeting or any adjournments or postponements of the BankBoston special meeting.

We have fixed the close of business on June 28, 1999 as the record date for determining those stockholders entitled to vote at the BankBoston special meeting and any adjournments or postponements of the BankBoston special meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the BankBoston special meeting and any adjournments or postponements of the BankBoston special meeting.

 If the BankBoston stockholders approve the merger agreement at the BankBoston special meeting and the merger occurs, any stockholder (1) who files with BankBoston before the vote on the merger agreement, written objection to the merger agreement stating that he or she intends to demand payment for his or her shares of BankBoston common stock if the merger occurs and (2) whose shares of BankBoston common stock are not voted in favor of the merger agreement, has the right to demand in writing from Fleet Boston Corporation, the combined company, within 20 days after Fleet Boston mails a written notice that the merger has occurred, payment for his or her shares and an appraisal of those shares' value. BankBoston and that stockholder will, in those cases, have the rights and duties and are required to follow the procedures set forth in sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, a copy of which is attached to the back of this Joint Proxy Statement-Prospectus as Appendix I.

                                          By Order of the Board of Directors

                                          /s/ Gary A. Spiess

                                          Gary A. Spiess
                                          CLERK

Boston, Massachusetts
July 8, 1999

          THE BOARD OF DIRECTORS OF BANKBOSTON UNANIMOUSLY RECOMMENDS
              THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF BANKBOSTON COMMON STOCK ENTITLED TO VOTE ON THIS MATTER IS REQUIRED TO APPROVE THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE BANKBOSTON SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE BANKBOSTON SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1

FLEET SPECIAL MEETING......................................................................................          16
  General..................................................................................................          16
  Matters to be Considered.................................................................................          16
  Proxies..................................................................................................          16
  Solicitation of Proxies..................................................................................          17
  Record Date and Voting Rights............................................................................          17
  Recommendation of Fleet Board............................................................................          18

BANKBOSTON SPECIAL MEETING.................................................................................          19
  General..................................................................................................          19
  Matters to be Considered.................................................................................          19
  Proxies..................................................................................................          19
  Solicitation of Proxies..................................................................................          19
  Record Date and Voting Rights............................................................................          20
  Recommendation of BankBoston Board.......................................................................          21

THE MERGER.................................................................................................          22
  General..................................................................................................          22
  Background of the Merger.................................................................................          22
  Recommendation of the Fleet Board and Reasons for the Merger.............................................          24
  Recommendation of the BankBoston Board and Reasons for the Merger........................................          27
  Opinions of Fleet's Financial Advisors...................................................................          30
  Opinions of BankBoston's Financial Advisors..............................................................          43
  Changing the Method of Effecting the Combination.........................................................          51
  Conversion of Stock......................................................................................          52
  Treatment of Options.....................................................................................          52
  Exchange of Certificates; Fractional Shares..............................................................          52
  Effective Time...........................................................................................          53
  Representations and Warranties...........................................................................          54
  Conduct of Business Pending the Merger and Other Agreements..............................................          54
  Conditions to Consummation of the Merger.................................................................          59
  Regulatory Approvals Required for the Merger.............................................................          60
  Material Federal Income Tax Consequences.................................................................          63
  Accounting Treatment.....................................................................................          65
  Termination of the Merger Agreement......................................................................          65
  Extension, Waiver and Amendment of the Merger Agreement..................................................          66
  Employee Benefits and Plans..............................................................................          66
  Stock Exchange Listing...................................................................................          67
  Expenses.................................................................................................          67
  Dividends................................................................................................          67
  Interests of Certain Persons in the Merger...............................................................          67
  Fleet and BankBoston Option Agreements...................................................................          72
  Restrictions on Resales by Affiliates....................................................................          75

MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................................................          76
  Board of Directors.......................................................................................          76
  Management...............................................................................................          76

                                                                                                                PAGE
                                                                                                                -----
  Operations...............................................................................................          77

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................................................          78
  Fleet....................................................................................................          78
  BankBoston...............................................................................................          79

INFORMATION ABOUT FLEET....................................................................................          80
  General..................................................................................................          80
  Management and Additional Information....................................................................          80

INFORMATION ABOUT BANKBOSTON...............................................................................          81
  General..................................................................................................          81
  Management and Additional Information....................................................................          81

REGULATION AND SUPERVISION.................................................................................          82
  General..................................................................................................          82
  Liability for Bank Subsidiaries..........................................................................          82
  Capital Requirements.....................................................................................          83
  Dividend Restrictions....................................................................................          84
  Deposit Insurance Assessments............................................................................          85
  Depositor Preference Statute.............................................................................          85
  Brokered Deposits........................................................................................          86
  Interstate Banking and Branching.........................................................................          86
  Control Acquisitions.....................................................................................          86
  Future Legislation.......................................................................................          87

DESCRIPTION OF FLEET CAPITAL STOCK.........................................................................          88
  General..................................................................................................          88
  Fleet Common Stock.......................................................................................          88
  Transfer Agent and Registrar.............................................................................          89
  Restrictions on Ownership................................................................................          89
  Preferred Share Purchase Rights..........................................................................          89
  Preferred Stock..........................................................................................          89

SELECTED PROVISIONS IN THE ARTICLES OF FLEET...............................................................          93
  Business Combinations With Related Persons...............................................................          93
  Directors................................................................................................          94

COMPARISON OF STOCKHOLDERS' RIGHTS.........................................................................          95
  General..................................................................................................          95
  Voting Rights............................................................................................          95
  Special Meetings.........................................................................................          97
  Appraisal Rights.........................................................................................          97
  Provisions Relating to Directors.........................................................................          98
  State Anti-Takeover Statutes.............................................................................          99

RIGHTS OF DISSENTING STOCKHOLDERS..........................................................................         102
  Fleet....................................................................................................         102
  BankBoston...............................................................................................         102

APPROVAL OF THE AMENDED AND RESTATED 1994 PERFORMANCE-BASED BONUS PLAN FOR THE NAMED EXECUTIVE OFFICERS....         104

LEGAL MATTERS..............................................................................................         105

                                                                                                                PAGE
                                                                                                                -----
EXPERTS....................................................................................................         105

STOCKHOLDER PROPOSALS......................................................................................         105

OTHER MATTERS..............................................................................................         106

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................         106

WHERE YOU CAN FIND MORE INFORMATION........................................................................         106

FORWARD-LOOKING STATEMENTS.................................................................................         108

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............................................         110

Appendix A    Agreement and Plan of Merger.............................................        A-1
Appendix B    Fleet Stock Option Agreement.............................................        B-1
Appendix C    BankBoston Stock Option Agreement........................................        C-1
Appendix D    Opinion of Donaldson, Lufkin & Jenrette Securities Corporation...........        D-1
Appendix E    Opinion of Goldman, Sachs & Co...........................................        E-1
Appendix F    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ...........        F-1
Appendix G    Opinion of Morgan Stanley & Co. Incorporated.............................        G-1
Appendix H    Bylaw Amendment..........................................................        H-1
Appendix I    Dissenter Rights Provisions Under the MBCL...............................        I-1

                                    SUMMARY

THIS BRIEF SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER (PAGE 22)

We propose a merger-of-equals in which BankBoston will merge with Fleet. The name of the combined company will be "Fleet Boston Corporation." The combined company will be headquartered in Boston, Massachusetts. We expect to complete the merger late in the third quarter or early in the fourth quarter of 1999.

EACH BANKBOSTON SHARE WILL BE EXCHANGED FOR 1.1844 FLEET SHARES (PAGE 22)

When we complete the merger, your shares of Fleet common stock and BankBoston common stock will become shares of the combined company.

FLEET STOCKHOLDERS. As a Fleet stockholder, each of your shares of Fleet common stock will remain outstanding as one share of common stock of the combined company. You do not need to surrender your shares or exchange them for new ones.

BANKBOSTON STOCKHOLDERS. As a BankBoston stockholder, each of your shares of BankBoston common stock will automatically become the right to receive a fixed exchange ratio of 1.1844 shares of common stock of the combined company.

Because the number of shares of common stock of the combined company that you will receive in the merger is fixed, subject to adjustments that will not alter the economic value of the exchange ratio, the value of the shares of common stock of the combined company you will receive in the merger will fluctuate as the price of Fleet common stock changes.

You will have to surrender your BankBoston common stock certificates to receive new stock certificates representing common stock of the combined company. This will not be necessary, however, until you receive written instructions after we complete the merger.

TRANSACTION GENERALLY TAX-FREE FOR FLEET STOCKHOLDERS AND BANKBOSTON STOCKHOLDERS (PAGE 63)

Fleet has received an opinion of counsel dated the date of this document regarding tax consequences of the merger. The information below is based on that opinion.

FLEET STOCKHOLDERS. As your shares of Fleet common stock will remain unchanged, the merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

BANKBOSTON STOCKHOLDERS. We expect that your exchange of shares of BankBoston common stock for shares of common stock of the combined company generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

THIS TAX TREATMENT MAY NOT APPLY TO ALL BANKBOSTON STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

Fleet and BankBoston will not be obligated to complete the merger unless we receive additional legal opinions, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. These opinions will not bind the Internal Revenue Service, however, which could take a different view.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 78)

Fleet common stock and BankBoston common stock trade on the New York Stock Exchange. Some examples of recent closing prices for Fleet common stock and BankBoston common stock are as follows:

                                 FLEET     BANKBOSTON
                               ----------  -----------
March 12, 1999...............  $    44.75   $ 46.9375
July 6, 1999.................  $  44.8125   $ 52.0625

Based on the exchange ratio in the merger, which is 1.1844, the market value of the consideration that BankBoston stockholders will receive in the merger for each share of BankBoston common stock would be:

                                 FLEET     BANKBOSTON
                               ----------  -----------
March 12, 1999...............  $    44.75   $   53.00
July 6, 1999.................  $  44.8125   $   53.08

In addition, recently declared per share dividend information for Fleet common stock and BankBoston common stock is as follows:

                               FLEET       BANKBOSTON
                            ------------  ------------
1st Quarter 1999..........  $        .27  $        .32
2nd Quarter 1999..........  $        .27  $        .32

Of course, the market price of Fleet common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Fleet common stock and BankBoston common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

OUR FINANCIAL ADVISORS BELIEVE THE EXCHANGE RATIO IS FAIR TO STOCKHOLDERS (PAGE
30)

FLEET STOCKHOLDERS. Among other factors considered in deciding to approve the merger, the Fleet Board of Directors received the oral opinions (which were subsequently confirmed in writing) of each of its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., that, as of March 14, 1999, the exchange ratio was fair to the holders of Fleet common stock from a financial point of view. Fleet has received updated opinions from each of Donaldson, Lufkin & Jenrette and Goldman Sachs dated the date of this document. We have attached these updated opinions to this document as Appendices D and E. You should read these opinions completely to understand the assumptions made, matters considered and limitations on review undertaken by each of Donaldson, Lufkin & Jenrette and Goldman Sachs in providing their opinions. Fleet has agreed to pay $15 million each to Donaldson, Lufkin & Jenrette and Goldman Sachs, of which $11 million is payable to each advisor upon closing of the merger.

BANKBOSTON STOCKHOLDERS. Among other factors considered in deciding to approve the merger, the BankBoston Board of Directors received the oral opinion of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, that, as of March 13, 1999, the exchange ratio was fair to the holders of BankBoston common stock from a financial point of view. BankBoston has received updated opinions from each of Merrill Lynch and Morgan Stanley dated the date of this document. We have attached these updated opinions to this document as Appendices F and G. You should read these opinions completely to understand the assumptions made, matters considered and limitations of the review undertaken by each of Merrill Lynch and Morgan Stanley in providing their opinions. BankBoston has agreed to pay $20 million each to Merrill Lynch and Morgan Stanley, of which $15 million is payable to each advisor upon closing of the merger.

BANKBOSTON STOCKHOLDERS HAVE APPRAISAL RIGHTS (PAGE 97)

FLEET STOCKHOLDERS. Fleet stockholders will not have appraisal rights as a result of the merger.

BANKBOSTON STOCKHOLDERS. Massachusetts law permits holders of BankBoston common stock to dissent from the merger and to have the fair value of their BankBoston common stock appraised by a court and paid to them in cash by the combined company. TO DO THIS, HOLDERS OF THESE SHARES MUST FOLLOW REQUIRED PROCEDURES, INCLUDING FILING NOTICES WITH BANKBOSTON, AND, IF THEY ARE ENTITLED TO VOTE, EITHER ABSTAINING OR VOTING AGAINST THE MERGER. If you hold shares of BankBoston common stock and you dissent from the merger and follow the required procedures, your shares of BankBoston common stock will not become shares of common stock of the combined company. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Massachusetts law related to dissenters' rights to this document as Appendix I.

WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE COMPANIES (PAGE 80)

FLEET FINANCIAL GROUP, INC.
ONE FEDERAL STREET
BOSTON, MASSACHUSETTS 02110
(617) 346-4000

Fleet is a diversified financial services company engaged in a general commercial banking and investment management business in Connecticut, Florida, Maine, Massachusetts, New Hampshire, New Jersey, New York and Rhode Island.

Fleet also provides a variety of financial services nationwide, including:

    - mortgage banking,

    - asset-backed lending,

    - lease financing,

    - credit card services,

    - real estate financing,

    - brokerage, market-making and securities clearing services,

    - services in the capital markets and investment banking,

    - data processing, and

    - student loan servicing.

At March 31, 1999, Fleet's total assets on a consolidated basis were $106.2 billion, its consolidated total deposits were $67.6 billion and its consolidated total stockholders' equity was $9.6 billion. Based on total assets at March 31, 1999, Fleet was the ninth largest bank holding company in the United States.

BANKBOSTON CORPORATION
100 FEDERAL STREET
BOSTON, MASSACHUSETTS 02110
(617) 434-2200

BankBoston is a bank holding company engaged in consumer, small business and corporate banking in New England. BankBoston also provides a broad range of commercial and investment banking services to corporations and governments nationally and internationally, and provides full-service banking in leading Latin American markets.

BankBoston's principal subsidiary is BankBoston, N.A., headquartered in Massachusetts. BankBoston, N.A. maintains branches in Massachusetts, Connecticut, Rhode Island and New Hampshire, and operates a network of offices across the United States and in Latin America and has a presence in Asia and Europe.

At March 31, 1999, BankBoston's total assets on a consolidated basis were $75.7 billion, its total deposits were $48.5 billion and its consolidated total stockholders' equity was $5.0 billion. Based on total assets at March 31, 1999, BankBoston was the 14th largest bank holding company in the United States.

THE STOCKHOLDERS' MEETINGS (PAGE 16)

FLEET STOCKHOLDERS. The Fleet special meeting will be held on August 11, 1999 at 11:00 a.m., local time, at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts. At the Fleet special meeting, you will be asked:

1.  to approve:

    - the merger of Fleet with BankBoston,

    - a change of Fleet's name to "Fleet Boston Corporation" and

    - procedures relating to succession of Fleet's current Chief Executive Officer and Chairman of the Board and the composition of the Board of Directors of the combined company;

2. to adopt an increase in the authorized number of shares of Fleet common stock from 1.2 billion to 2 billion;

3. to approve an amended performance-based bonus plan for the Chief Executive Officer and other named executive officers; and

4. to act on other matters that may properly be submitted to a vote at the Fleet special meeting.

BANKBOSTON STOCKHOLDERS. The BankBoston special meeting will be held on August 11, 1999 at 10:30 a.m., local time, in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts. At the BankBoston special meeting, you will be asked:

1.  to approve the merger of BankBoston with Fleet; and

2. to act on other matters that may properly be submitted to a vote at the BankBoston special meeting.

RECORD DATE; VOTE REQUIRED (PAGES 17 AND 20)

FLEET STOCKHOLDERS. You can vote at the Fleet special meeting if you owned Fleet common stock at the close of business on June 28, 1999. On that date, there were 569,256,931 shares of Fleet common stock outstanding and entitled to vote. You can cast one vote for each share of Fleet common stock that you owned on that date. In order to approve the merger, the name change, the new by-law provision and the increase in authorized shares, the holders of a majority of the outstanding shares of Fleet common stock must vote in favor of doing so. Approval of the amended performance-based bonus plan requires the affirmative vote of a majority of the votes cast at the Fleet special meeting.

BANKBOSTON STOCKHOLDERS. You can vote at the BankBoston special meeting if you owned BankBoston common stock at the close of business on June 28, 1999. On that date, there were 297,032,755 shares of BankBoston common stock outstanding and entitled to vote. You can cast one vote for each share of BankBoston common stock you owned on that date. In order to approve the merger, the holders of two-thirds of the outstanding shares of BankBoston common stock must vote in favor of doing so.

WE RECOMMEND THAT STOCKHOLDERS APPROVE THE MERGER (PAGE 24)

FLEET STOCKHOLDERS. The Fleet Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposals to approve the merger and the related matters.

BANKBOSTON STOCKHOLDERS. The BankBoston Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger.

OUR REASONS FOR THE MERGER (PAGE 24)

Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will be a premier banking franchise and provide significant benefits to our stockholders and customers alike. We also believe that by bringing our customers and banking products together we can do a better job of growing our combined revenues than we could if we did not merge. We believe that the merger will strengthen our position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.

SHARED RESPONSIBILITY FOR MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 76)

The present managements of our companies will share the responsibility of managing the combined company. The Board of Directors of the combined company will be comprised of 22 directors. Twelve directors will come from Fleet and ten directors will come from BankBoston. Terrence Murray, currently Fleet's Chairman and Chief Executive Officer, will serve as Chairman and Chief Executive Officer of the combined company, and Charles K. Gifford, currently BankBoston's Chairman and Chief Executive Officer, will serve as President and Chief Operating Officer of the combined company. Mr. Gifford will become Chief Executive Officer of the combined company at year-end 2001 and will become Chairman of the combined company one year later. Robert J. Higgins, currently Fleet's President and Chief Operating Officer, and Henrique C. Meirelles, currently BankBoston's President and Chief Operating Officer, will manage the businesses of the combined company. We also address management and operations after the merger in the bylaw amendment that we have attached to this document as Appendix H.

While we can make no assurances, we expect to achieve efficiencies in the merger that should cause the merger to be 1% accretive to earnings per share in the year 2000 and 6% accretive to earnings per share in the year 2001. We also expect to recognize an estimated $650 million after-tax charge to earnings upon closing of the merger or shortly after that, and a $60 million after-tax charge to earnings in subsequent periods, related in each case to costs of integrating our two companies.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 59)

The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by both Fleet stockholders and BankBoston stockholders and receipt of regulatory approvals.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

WE MAY DECIDE NOT TO COMPLETE THE MERGER
(PAGE 65)

We can agree at any time not to complete the merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

    - the final denial of a required regulatory approval,

    - a determination that the other party has substantially engaged in bad faith in failing to obtain the requisite vote of its stockholders to approve the merger, or

    - the failure to complete the merger by March 14, 2000.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE SOME CONDITIONS (PAGE 66)

We may jointly amend the terms of the merger, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after our stockholders approve the merger, they must approve any amendment or waiver that reduces or changes the consideration that will be received by them.

WE EXPECT "POOLING OF INTERESTS" ACCOUNTING TREATMENT (PAGE 65)

We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one. We will not be required to complete the merger unless we receive a letter from our respective independent accountants telling us that the merger will qualify as a pooling of interests.

WE MAY NOT COMPLETE THE MERGER WITHOUT REQUIRED REGULATORY APPROVALS (PAGE 60)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into this approval process, and state attorneys general may have input into this process as well. Once the Board of Governors of the Federal Reserve System approves the merger, we have to wait for up to 30 days before we can complete the merger. We have proposed to divest approximately $12.5 billion of deposits, approximately 70% of which are in Massachusetts and New Hampshire. We believe our proposal is consistent with the policies of the Board of Governors of the Federal Reserve System and the U.S. Department of Justice, but we cannot be certain whether one or both of these agencies will seek greater levels of divestiture. The estimated divested income is $160 million after tax.

In addition, the merger is subject to the approval of, or notice to, applicable state and other regulatory authorities, including the Board of Bank Incorporation of the Commonwealth of Massachusetts. We may also be required to obtain approvals from, and give notices to, applicable foreign bank and other regulatory agencies as well.

We have filed all of the required applications and notices with the Board of Governors of the Federal Reserve System and these other regulatory authorities.

As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS STOCKHOLDERS (PAGE 67)

Some of our directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in our companies. These interests exist because of employment and/or severance agreements that the officers have entered into with Fleet and/or BankBoston, and rights that the officers and directors have under applicable benefit and compensation plans maintained by BankBoston. These agreements and plans will provide the officers with severance benefits if their employment with the combined company is terminated after the merger and other rights in connection with the merger.

Also, following the merger, the combined company will indemnify, and provide directors' and officers' insurance for, the officers and directors of BankBoston for events occurring before the merger, including events that are related to the merger. Additional interests of some of our directors and executive officers are described under "Management and Operations after the Merger."

The members of our Boards of Directors knew about these additional interests, and considered them, when they approved the merger.

UNAUDITED COMPARATIVE PER SHARE DATA

    The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as pro forma information. In presenting the comparative pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods. See "Unaudited Pro Forma Condensed Combined Financial Information" on page 110.

    We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting. The information listed as equivalent pro forma was obtained by multiplying the pro forma amounts by the exchange ratio of
1.1844. We present this information to reflect the fact that BankBoston stockholders will receive more than one share of combined company common stock for each share of BankBoston common stock exchanged in the merger.

    We expect that we will incur merger and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results, nor does it include the effects of divestitures required by regulatory authorities.

    The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 106.

                                                                   AS OF OR FOR THE
                                                                 QUARTERS ENDED MARCH         AS OF OR FOR THE
                                                                         31,              YEARS ENDED DECEMBER 31,
                                                                 --------------------  -------------------------------
                                                                   1999       1998       1998       1997       1996
                                                                 ---------  ---------  ---------  ---------  ---------
FLEET COMMON STOCK:
Net income per share:
  Basic:
    Historical.................................................  $     .74  $     .55  $    2.61  $    2.37  $    2.02
    Fleet/BankBoston pro forma (1).............................        .70        .60       2.47       2.39       1.88
  Diluted:
    Historical.................................................        .72        .53       2.52       2.30       1.98
    Fleet/BankBoston pro forma (1).............................        .68        .58       2.41       2.33       1.84
Cash dividends declared per common share:
    Historical.................................................        .27       .245       1.00        .92        .87
    Fleet/BankBoston pro forma (2).............................        .27       .245       1.00        .92        .87
Book value per share at period end:
    Historical.................................................      15.69
    Fleet/BankBoston pro forma (1).............................      14.38

BANKBOSTON COMMON STOCK:
Net income per share:
  Basic:
    Historical.................................................        .75        .80       2.66       2.86       2.00
    Fleet/BankBoston equivalent pro forma (3)..................        .83        .71       2.93       2.83       2.23
  Diluted:
    Historical.................................................        .75        .79       2.64       2.82       1.96
    Fleet/BankBoston equivalent pro forma (3)..................        .81        .69       2.85       2.76       2.18
Cash dividends declared per common share:
    Historical.................................................        .32        .29       1.16        .99        .85
    Fleet/BankBoston equivalent pro forma (3)..................        .32        .29       1.18       1.09       1.03
Book value per share at period end:
    Historical.................................................      16.73
    Fleet/BankBoston equivalent pro forma (3)..................      17.03

------------------------

(1) The Fleet/BankBoston pro forma information reflects Fleet's historical common shares outstanding and Fleet's historical basic and diluted equivalent shares adjusted for the exchange of Fleet common stock in connection with the merger at an exchange ratio of 1.1844 shares of Fleet common stock for each share of BankBoston common stock, as well as all pro forma adjustments.

(2) The Fleet/BankBoston pro forma dividends per share represent Fleet's historical dividends per share.

(3) The Fleet/BankBoston equivalent pro forma per share amounts are calculated by multiplying the Fleet/BankBoston pro forma information described in note
    (1) by the exchange ratio of 1.1844.

SELECTED FINANCIAL DATA

    The following tables show selected historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.

    We expect that we will incur merger and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results, nor does it include the effects of divestitures required by regulatory authorities.

    The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we provide in this document, which you can find beginning at page 110. This historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 106.

           SELECTED HISTORICAL FINANCIAL DATA OF FLEET AND BANKBOSTON
                          FLEET FINANCIAL GROUP, INC.

                                            THREE MONTHS ENDED
                                                MARCH 31,                              YEARS ENDED DECEMBER 31,
                                          ----------------------     ------------------------------------------------------------
                                            1999         1998          1998         1997         1996         1995         1994
                                          --------    ----------     --------     --------     --------     --------     --------

                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS:
  Interest income (fully taxable
    equivalent).........................  $  1,786    $    1,603     $  6,801     $  6,130     $  6,064     $  6,257     $  5,389
  Interest expense......................       744           665        2,896        2,391        2,566        3,139        2,245
                                          --------    ----------     --------     --------     --------     --------     --------
  Net interest income (fully taxable
    equivalent).........................     1,042           938        3,905        3,739        3,498        3,118        3,144
  Provision for credit losses...........       149            92          470          322          213          101           65
                                          --------    ----------     --------     --------     --------     --------     --------
  Net interest income after provision
    for credit losses (fully taxable
    equivalent).........................       893           846        3,435        3,417        3,285        3,017        3,079
  Noninterest income....................       959           695        3,237        2,631        2,333        1,939        1,654
  Noninterest expense...................     1,125           997        4,129        3,715        3,512        3,755        3,221
  Net income............................       438           323(a)     1,532(a)     1,367(b)     1,221          679(d)       890
PER COMMON SHARE (F):
  Basic.................................  $    .74    $      .55     $   2.61     $   2.37     $   2.02     $    .91     $   1.62
  Diluted...............................       .72           .53(a)      2.52(a)      2.30(b)      1.98          .85(d)      1.50
  Weighted average basic shares
    outstanding
    (in thousands)......................   568,546       567,778      568,059      551,956      568,896      530,918      529,386
  Weighted average diluted shares
    outstanding
    (in thousands)......................   588,572       587,184      587,769      568,605      580,026      571,991      571,946
  Book value............................  $  15.69    $    13.96     $  15.31     $  13.68     $  12.04     $  11.01     $   9.94
  Cash dividends declared...............       .27          .245         1.00          .92          .87          .82          .70
  Common dividend payout ratio..........     36.11%        44.80%       38.34%       36.32%       40.64%       79.22%       35.86%
RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits........      3.15x         3.23x        3.25x        3.90x        3.38x        1.79x        2.30x
  Including interest on deposits........      1.95          1.79         1.85         1.94         1.79         1.36         1.64
RATIO OF EARNINGS TO FIXED CHARGES AND
  DIVIDENDS ON PREFERRED STOCK:
  Excluding interest on deposits........      3.02x         3.05x        3.09x        3.57x        3.10x        1.76x        2.24x
  Including interest on deposits........      1.92          1.77         1.83         1.90         1.76         1.36         1.62
CONSOLIDATED BALANCE SHEET-- AVERAGE
  BALANCES:
  Total assets..........................  $106,913    $   91,834     $ 98,008     $ 86,660     $ 86,738     $ 86,241     $ 82,143
  Securities held to maturity...........     1,062         1,239        1,145        1,167        1,045        7,736(e)     8,787(e)
  Securities available for sale.........     9,503         8,812        9,198        7,507       10,287       12,779(e)    16,923(e)
  Loans, net of unearned income.........    72,649        62,603       66,419       60,076       57,046       52,164       44,754
  Due from brokers/dealers..............     3,404         3,749        3,765        2,884        2,179        1,927        1,606
  Interest-bearing deposit
    liabilities.........................    51,496        48,596       50,572       47,514       47,334       43,120       40,113
  Short-term borrowings.................     8,071         6,914        8,400        5,266        6,351       14,807       15,807
  Due to brokers/dealers................     3,865         4,564        4,501        3,463        2,645        2,341        1,821
  Long-term debt/subordinated notes and
    debentures (g)......................    13,198         4,853        6,261        4,608        5,486        6,581        5,383
  Stockholders' equity..................     9,493         8,562        8,892        7,589        7,369        6,863        6,019

                                            THREE MONTHS ENDED
                                                MARCH 31,                              YEARS ENDED DECEMBER 31,
                                          ----------------------     ------------------------------------------------------------
                                            1999         1998          1998         1997         1996         1995         1994
                                          --------    ----------     --------     --------     --------     --------     --------
CONSOLIDATED RATIOS:
  Net interest margin (fully taxable
    equivalent).........................      4.59%         4.75%        4.63%        5.01%        4.68%        4.03%        4.23%
  Return on average assets..............      1.63          1.43(a)      1.56(a)      1.58(b)      1.40          .79(d)      1.08
  Return on average common stockholders'
    equity..............................     19.28         16.00(a)     18.07(a)     19.30(b)     17.68         9.93(d)     15.74
  Average stockholders' equity to
    average assets......................      8.88          9.32         9.07         8.76         8.50         7.96         7.33
  Tier 1 risk-based capital ratio.......      6.60          6.39         7.08         7.26         7.70         7.60         9.15
  Total risk-based capital ratio........     10.90         10.37        11.22        10.71        11.27        11.16        12.82
  Period-end reserve for credit losses
    to period-end loans, net of unearned
    income..............................      2.34          2.39         2.24         2.29         2.49         2.51         3.20
  Net charge-offs to average loans, net
    of unearned income..................       .83           .60          .71          .63          .65          .58          .53
  Period-end nonperforming assets to
    period-end loans, net of unearned
    income and other real estate
    owned...............................       .38(c)        .57(c)       .41(c)       .66(c)      1.21(c)       .95(c)      1.63

--------------------------
(a) Includes impact of merger-related charges of $73 million ($44 million post-tax) recorded in the first quarter of 1998. Excluding these merger-related charges, return on average common stockholders' equity and return on average assets would have been 18.27% and 1.62%, respectively, in the first quarter of 1998 and 18.61% and 1.61%, respectively, in 1998, while net income and diluted earnings per share would have been $367 million and $.60, respectively, in the first quarter of 1998 and $1,576 million and $2.60, respectively, in 1998.

(b) Includes impact of merger-related charges of $25 million ($22 million post-tax) and $20 million ($12 million post-tax) of net gains on the sales of business units, net of charges, in 1997. Excluding these merger-related charges and net gains, return on average common stockholders' equity and return on average assets would have been 19.45% and 1.59%, respectively, while net income and diluted earnings per share would have been $1,377 million and $2.31, respectively.

(c) Excludes $187 million, $176 million, $46 million, $214 million, $265 million and $317 million of nonperforming assets reclassified to held for sale by accelerated disposition at March 31, 1999 and 1998, and December 31, 1998, 1997, 1996 and 1995, respectively. Including such amounts, the ratios would have been .63%, .84%, .47%, 1.01%, 1.65% and 1.55% at March 31, 1999 and
    1998, and December 31, 1998, 1997, 1996 and 1995, respectively.

(d) Includes impact of the loss on assets held for sale by accelerated disposition ($175 million pre-tax) and merger-related charges ($490 million pretax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.55% and 1.29%, respectively, while net income and diluted earnings per share would have been $1,108 million and $1.60, respectively.

(e) Effective January 1, 1994, Fleet adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Financial Accounting Standards Board Statement No. 115 requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of Financial Accounting Standards Board Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the Financial Accounting Standards Board permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.

(f) All per share and average share information has been adjusted to reflect Fleet's two-for-one stock split, which was effective October 7, 1998.

(g) Amounts include guaranteed preferred beneficial interests in Fleet's junior subordinated debentures.

                             BANKBOSTON CORPORATION

                                                    THREE MONTHS ENDED
                                                        MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                    ------------------  --------------------------------------------------------
                                                      1999      1998      1998      1997       1996           1995        1994
                                                    --------  --------  --------  --------  ----------     ----------   --------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS:
  Interest income (fully taxable equivalent)......  $  1,376  $  1,341  $  5,600  $  5,188  $    4,913     $    5,141   $  4,391
  Interest expense................................       737       734     3,050     2,735       2,553          2,870      2,339
                                                    --------  --------  --------  --------  ----------     ----------   --------
  Net interest income (fully taxable
    equivalent)...................................       639       607     2,550     2,453       2,360          2,271      2,052
  Provision for credit losses.....................        70       140       380       200         231            275        154
                                                    --------  --------  --------  --------  ----------     ----------   --------
  Net interest income after provision for credit
    losses (fully taxable equivalent).............       569       467     2,170     2,253       2,129          1,996      1,898
  Noninterest income..............................       595       589     2,032     1,563       1,344          1,309      1,035
  Noninterest expense.............................       806       661     2,910     2,324       2,320          2,076      1,947
  Net income......................................       223       238       792       879         650(a)         678        542(b)
PER COMMON SHARE (C):
  Basic...........................................  $    .75  $    .80  $   2.66  $   2.86  $     2.00     $     2.09   $   1.70
  Diluted.........................................       .75       .79      2.64      2.82        1.96           2.05       1.66
  Weighted average basic shares outstanding
    (in thousands)................................   295,935   292,542   293,873   295,918     307,058        307,712    297,826
  Weighted average diluted shares outstanding
    (in thousands)................................   298,477   296,840   296,663   300,080     312,224        313,536    307,232
  Book value......................................  $  16.73  $  15.44  $  16.33  $  14.87  $    14.45     $    13.51   $  11.54
  Cash dividends declared.........................       .32       .29      1.16       .99         .85            .64        .47
  Common dividend payout ratio....................      42.5%     36.3%     43.5%     34.3%       40.4%          28.1%      24.9%
RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits..................      2.28x     2.39x     2.04x     2.35x       2.24x          2.08x      1.90x
  Including interest on deposits..................      1.47      1.53      1.41      1.53        1.44           1.42       1.41
RATIO OF EARNINGS TO FIXED CHARGES AND DIVIDENDS
  ON PREFERRED STOCK:
  Excluding interest on deposits..................      2.28x     2.33x     2.01x     2.24x       2.09x          1.96x      1.79x
  Including interest on deposits..................      1.47      1.51      1.40      1.50        1.40           1.38       1.37
CONSOLIDATED BALANCE SHEET--
  AVERAGE BALANCES:
    Total assets..................................  $ 76,110  $ 69,710  $ 72,200  $ 65,263  $   59,523     $   55,744   $ 53,389
    Securities held to maturity...................       437       636       598       658         713          4,039      4,198
    Securities available for sale.................    12,810     9,970    10,821     9,083       7,409          3,424      2,275
    Loans and leases..............................    42,536    43,706    44,683    42,383      40,589         38,283     36,017
    Due from brokers/dealers......................       132        --        --        --          --             --         --
    Interest-bearing deposit liabilities..........    40,378    37,158    38,063    34,922      34,491         31,708     30,936
    Funds borrowed................................    13,376    12,309    13,271    11,864       8,751          9,132      8,018
    Due to brokers/dealers........................       140        --        --        --          --             --         --
    Notes payable (d).............................     5,526     3,749     4,698     3,382       2,666          2,142      2,123
    Stockholders' equity..........................     4,877     4,730     4,777     4,667       4,744          4,304      3,766

                                        THREE MONTHS ENDED
                                            MARCH 31,                          YEARS ENDED DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------
                                         1999        1998        1998        1997        1996        1995        1994
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED RATIOS:
    Net interest margin (fully
      taxable equivalent)...........        4.03%       4.07%       4.09%       4.25%       4.42%       4.58%       4.32%
    Return on average assets........        1.19        1.39        1.10        1.35        1.09        1.22        1.01
    Return on average common
      stockholders' equity..........       18.54       21.31       16.91       20.05       14.47       16.86       15.50
    Average stockholders' equity to
      average assets................         6.4         6.8         6.6         7.2         8.0         7.7         7.1
    Tier 1 risk-based capital
      ratio.........................         7.2         7.9         7.1         8.0         9.2         8.5         7.7
    Total risk-based capital
      ratio.........................        11.5        12.3        11.7        12.1        13.6        12.8        12.7
    Period-end reserve for credit
      losses to period-end loans and
      leases........................        1.77        1.65        1.76        1.62        2.15        2.29        2.19
    Net charge-offs to average loans
      and leases....................         .63        1.30         .81         .66         .57         .51         .81
    Period-end nonperforming assets
      to period-end loans and leases
      and other real estate owned...          .9          .8          .9          .8         1.1         1.1         1.5

------------------------

(a) Includes $117 million ($180 million pretax) of merger-related charges recorded in connection with the acquisition of BayBanks, Inc.

(b) Includes an extraordinary loss (net of tax) of $7 million related to the early extinguishment of debt.

(c) All per share and average share information has been adjusted to reflect BankBoston's two-for-one stock split which was effective in 1998.

(d) Amounts include guaranteed preferred beneficial interests in BankBoston's junior subordinated debentures.

UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA OF FLEET AND
  BANKBOSTON

    The following unaudited pro forma condensed combined selected financial data combines Fleet's historical results with BankBoston's historical results, in each case, as of or for the three months ended March 31, 1999 and 1998 and the fiscal years ended December 31, 1998, 1997 and 1996, and, in each case, giving effect to the merger as if it had occurred on January 1, 1996. The pro forma financial information does not include the effects of divestitures that may be required in connection with obtaining regulatory approval of the merger.

    See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                             THREE MONTHS ENDED
                                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                                          -------------------------     ----------------------------------------
                                             1999           1998           1998           1997           1996
                                          ----------     ----------     ----------     ----------     ----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONSOLIDATED SUMMARY OF
  OPERATIONS:
Interest income (fully taxable
  equivalent)...........................  $    3,162     $    2,944     $   12,401     $   11,318     $   10,977
Interest expense........................       1,481          1,399          5,946          5,126          5,119
                                          ----------     ----------     ----------     ----------     ----------
Net interest income (fully taxable
  equivalent)...........................       1,681          1,545          6,455          6,192          5,858
Provision for credit losses.............         219            232            850            522            444
                                          ----------     ----------     ----------     ----------     ----------
Net interest income after provision for
  credit losses (fully taxable
  equivalent)...........................       1,462          1,313          5,605          5,670          5,414
Noninterest income......................       1,554          1,284          5,269          4,194          3,659
Noninterest expense.....................       1,931          1,658          7,039          6,039          5,832
Net income..............................         661            561          2,324          2,246          1,860

PRO FORMA PER COMMON SHARE:
Basic...................................  $      .70     $      .60     $     2.47     $     2.39     $     1.88
Diluted.................................         .68            .58           2.41           2.33           1.84
Weighted average basic shares
  outstanding (in thousands)............     919,051        914,265        916,122        902,441        932,575
Weighted average diluted shares
  outstanding (in thousands)............     942,088        938,761        939,137        924,020        949,824
Book value..............................  $    14.38(a)         N/A            N/A            N/A            N/A
Cash dividends declared.................  $      .27     $     .245     $     1.00     $      .92     $      .87

PRO FORMA CONSOLIDATED BALANCE SHEET--
  AVERAGE BALANCES:
Total assets............................  $  183,023     $  161,544     $  170,208     $  151,923     $  146,261
Securities..............................      23,812         20,657         21,762         18,415         19,454
Loans, net of unearned income...........     115,185        106,309        111,102        102,459         97,635
Interest-bearing deposit liabilities....      91,874         85,754         88,635         82,436         81,825
Funds borrowed..........................      21,447         19,223         21,671         17,130         15,102
Notes payable...........................      18,724          8,602         10,959          7,990          8,152
Stockholders' equity....................      14,370         13,292         13,669         12,256         12,113

PRO FORMA CONSOLIDATED RATIOS:
Net interest margin (fully taxable
  equivalent)...........................        4.37%          4.46%          4.40%          4.68%          4.57%
Return on average assets................        1.44           1.41           1.37           1.48           1.27
Return on average common stockholders'
  equity................................       18.90          17.94          17.65          19.59          16.33

                                             THREE MONTHS ENDED
                                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                                          -------------------------     ----------------------------------------
                                             1999           1998           1998           1997           1996
                                          ----------     ----------     ----------     ----------     ----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Average stockholders' equity to average
  assets................................        7.85%          8.23%          8.03%          8.07%          8.28%
Tier 1 risk-based capital ratio.........        6.49(a)        7.00           7.12           7.56           8.31
Total risk-based capital ratio..........       10.90(a)       11.22          11.52          11.32          12.20
Period-end reserve for credit losses to
  period-end loans, net of unearned
  income................................        2.13           2.09           2.06           2.01           2.35
Net charge-offs to average loans, net of
  unearned income.......................         .76            .89            .75            .64            .61
Period-end nonperforming assets to
  period-end loans, net of unearned
  income and other real estate owned....         .57            .68            .61            .72           1.16

------------------------

(a) Includes the effect of the $1 billion ($650 million post-tax) merger and restructuring related charge, but does not include the gains anticipated to be realized on the sales of branches and deposits which are expected to occur during 2000.

    The management of Fleet and BankBoston may adjust the pro forma information included in this document as a result of their review of their classifications and accounting policies. The management of Fleet and BankBoston do not expect these adjustments to be material.

                             FLEET SPECIAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is first being mailed by Fleet to the holders of Fleet common stock, par value $.01 per share, on or about July 9, 1999, and is accompanied by the notice of the Fleet special meeting and a form of proxy that is solicited by the Board of Directors of Fleet for use at the Fleet special meeting, to be held on Wednesday, August 11, 1999, at 11:00 a.m., local time, at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, and at any adjournments or postponements of that meeting.

MATTERS TO BE CONSIDERED

    The purpose of the Fleet special meeting is

    (1) to approve the merger agreement, dated March 14, 1999, between BankBoston Corporation, a Massachusetts corporation, and Fleet, and the transactions contemplated by the merger agreement, including

       (a) the merger of BankBoston with and into Fleet and

       (b) as part of the merger, the amendment of

           -- the Fleet Restated Articles of Incorporation, as amended, to change the name of Fleet to "Fleet Boston Corporation" and

           -- the bylaws of Fleet to add a provision relating to the succession of Fleet's current Chief Executive Officer and Chairman of the Board, and the composition of the Board of Directors of the combined company after consummation of the merger (the "BYLAW AMENDMENT"),

    (2) to adopt an amendment to the Fleet articles to increase the authorized number of shares of Fleet common stock from 1.2 billion to 2 billion,

    (3) to approve the Amended and Restated 1994 Performance-Based Bonus Plan for the Chief Executive Officer and certain other named executive officers (the "AMENDED BONUS PLAN") and

    (4) to act on any other matters that may properly be submitted to a vote at the Fleet special meeting.

    Fleet stockholders may also be asked to vote upon a proposal to adjourn or postpone the Fleet special meeting. Fleet could use any adjournment or postponement of the Fleet special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the merger agreement and the related matters, to adopt the amendment to the Fleet articles and to approve the Amended Bonus Plan.

PROXIES

    The accompanying form of proxy is for use at the Fleet special meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised, by submitting to the Secretary of Fleet written notice of revocation or a properly executed proxy having a later date, or by attending the Fleet special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Fleet proxies should be addressed to Fleet Financial Group, Inc., One Federal Street, Boston, Massachusetts 02110, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in these proxies. IF YOU MAKE NO SPECIFICATION, YOUR PROXY WILL BE VOTED IN FAVOR OF THE MATTERS TO BE VOTED UPON AT THE FLEET

SPECIAL MEETING, INCLUDING APPROVAL OF THE MERGER AGREEMENT, ADOPTION OF THE AMENDMENT TO THE FLEET ARTICLES AND APPROVAL OF THE AMENDED BONUS PLAN.

    The Fleet Board is unaware of any other matters that may be presented for action at the Fleet special meeting. If other matters do properly come before the Fleet special meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the Fleet special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    Fleet will bear the entire cost of soliciting proxies from Fleet stockholders, except that each of BankBoston and Fleet has agreed to pay one half of the printing costs of this Joint Proxy Statement-Prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Fleet will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. Fleet will reimburse those record holders for their reasonable expenses in so doing. Fleet has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $20,000 plus expenses for those services. If necessary, Fleet may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    Fleet has fixed June 28, 1999 as the record date for determining those Fleet stockholders entitled to notice of and to vote at the Fleet special meeting in accordance with the provisions of the Rhode Island Business Corporation Act (the "RIBCA"), the Fleet bylaws and the rules of the New York Stock Exchange, Inc. (the "NYSE"). Accordingly, only holders of shares of Fleet common stock of record at the close of business on the Fleet record date will be entitled to notice of and to vote at the Fleet special meeting. At the close of business on the Fleet record date, there were 569,256,931 shares of Fleet common stock held by approximately 52,119 holders of record. The presence, in person or by proxy, of shares of Fleet common stock representing a majority of Fleet shares outstanding and entitled to vote on the Fleet record date is necessary to constitute a quorum at the Fleet special meeting. Each share of Fleet common stock outstanding on the Fleet record date entitles its holder to one vote.

    Shares of Fleet common stock held by persons attending the Fleet special meeting but not voting, and shares of Fleet common stock for which Fleet has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Fleet special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Fleet special meeting. Brokers who hold shares of Fleet common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Fleet special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists.

    Under the RIBCA and the Fleet articles, approval of the merger agreement and the related matters and the adoption of the amendment to the Fleet articles each requires the affirmative vote of the holders of a majority of the outstanding shares of Fleet common stock entitled to vote at the Fleet special meeting. Approval of the Amended Bonus Plan requires the affirmative vote of a majority of the votes cast at the Fleet special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT AND THE RELATED MATTERS AND ADOPTION OF THE AMENDMENT TO THE FLEET ARTICLES EACH REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE

OUTSTANDING SHARES OF FLEET COMMON STOCK ENTITLED TO VOTE AT THE FLEET SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED MATTERS AND ADOPTION OF THE AMENDMENT TO THE FLEET ARTICLES. ACCORDINGLY, THE FLEET BOARD URGES FLEET STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the Fleet record date, directors and executive officers of Fleet owned 10,974,685 shares of Fleet common stock, entitling them to exercise approximately 1.9% of the voting power of the Fleet common stock entitled to vote at the Fleet special meeting. On the basis of the unanimous approval of the merger agreement by the Fleet Board, we currently expect that each director and executive officer of Fleet will vote the shares of Fleet common stock beneficially owned by him or her for approval of the merger agreement and the related matters, adoption of the amendment to the Fleet articles and approval of the Amended Bonus Plan. Also, as of the Fleet record date, directors and executive officers of BankBoston owned 39,086 shares of Fleet common stock, or less than 1% of the voting power of the Fleet common stock entitled to vote at the Fleet special meeting. As of the Fleet record date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or agents, held a total of 20,460,762 shares of Fleet common stock, representing approximately 3.6% of the shares entitled to vote at the Fleet special meeting. These entities maintained sole or shared voting power with respect to 11,119,013 of these shares. As of the Fleet record date, the banking and trust subsidiaries of BankBoston, as fiduciaries, custodians or agents, held a total of 1,155,002 shares of Fleet common stock, representing less than 1% of the shares entitled to vote at the Fleet special meeting. These entities maintained sole or shared voting power with respect to 1,099,162 of these shares.

    Additional information with respect to beneficial ownership of Fleet common stock by individuals and entities owning more than 5% of that stock and more detailed information with respect to beneficial ownership of Fleet common stock by directors and executive officers of Fleet is incorporated by reference to the Annual Report on Form 10-K of Fleet for the year ended December 31, 1998. See "Where You Can Find More Information."

RECOMMENDATION OF FLEET BOARD

    The Fleet Board has unanimously approved the merger agreement and the related matters, the adoption of the amendment to the Fleet articles and the Amended Bonus Plan. The Fleet Board believes that the merger agreement, the amendment to the Fleet articles and the Amended Bonus Plan are in the best interests of Fleet and Fleet stockholders, and recommends that Fleet stockholders vote "FOR" approval of the merger agreement and the related matters, adoption of the amendment to the Fleet articles and approval of the Amended Bonus Plan. See "The Merger--Recommendation of the Fleet Board and Reasons for the Merger."

                           BANKBOSTON SPECIAL MEETING

GENERAL

    This Joint Proxy Statement-Prospectus is first being mailed by BankBoston to the holders of BankBoston common stock, par value $1.00 per share, on or about July 9, 1999, and is accompanied by the notice of the BankBoston special meeting and a form of proxy that is solicited by the Board of Directors of BankBoston for use at the BankBoston special meeting, to be held on Wednesday, August 11, 1999, at 10:30 a.m., local time, in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts, and at any adjournments or postponements of that meeting.

MATTERS TO BE CONSIDERED

    The purpose of the BankBoston special meeting is to approve the merger agreement and the transactions contemplated by that agreement, including the merger, and any other matters that may be properly submitted to a vote at the BankBoston special meeting. BankBoston stockholders may also be asked to vote upon a proposal to adjourn or postpone the BankBoston special meeting. BankBoston could use any adjournment or postponement of the BankBoston special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the merger agreement.

PROXIES

    The accompanying form of proxy is for your use at the BankBoston special meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised by submitting to the Clerk of BankBoston written notice of revocation, a properly executed proxy having a later date, or by attending the BankBoston special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of BankBoston proxies should be addressed to BankBoston Corporation, 100 Federal Street, Mail Stop MA BOS 01-25-01, Boston, Massachusetts 02110, Attention: Gary A. Spiess, Clerk. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in those proxies. IF YOU MAKE NO SPECIFICATION, YOUR PROXY WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

    The BankBoston Board is unaware of any other matters that may be presented for action at the BankBoston special meeting. If other matters do properly come before the BankBoston special meeting, however, the shares represented by proxies in the accompanying form will be voted, or not voted, in the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the BankBoston special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    BankBoston will bear the entire cost of soliciting proxies from BankBoston stockholders, except that each of Fleet and BankBoston has agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related proxy materials. In addition to the solicitation of proxies by mail, BankBoston will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. BankBoston will reimburse those record holders for their reasonable expenses in so doing. BankBoston has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $30,000 plus expenses for those services. If necessary, BankBoston may also use regular employees of its principal subsidiary, BankBoston, N.A., who will not be specially compensated, to solicit proxies from BankBoston stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with the provisions of the Massachusetts Business Corporation Law (the "MBCL"), the BankBoston bylaws and the rules of the NYSE, BankBoston has fixed June 28, 1999 as the record date for determining those BankBoston stockholders entitled to notice of, and to vote at, the BankBoston special meeting. Accordingly, only BankBoston stockholders of record at the close of business on the BankBoston record date will be entitled to notice of and to vote at the BankBoston special meeting. At the close of business on the BankBoston record date, there were 297,032,755 shares of BankBoston common stock outstanding held by approximately 25,670 holders of record. The presence, in person or by proxy, of shares of BankBoston common stock representing a majority of those shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the BankBoston special meeting. Each share of BankBoston common stock outstanding on the BankBoston record date entitles its holder to one vote.

    Shares of BankBoston common stock held by persons attending the BankBoston special meeting but not voting, and shares of BankBoston common stock for which BankBoston has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the BankBoston special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the BankBoston special meeting. Brokers who hold shares of BankBoston common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on matters to be considered and voted upon at the BankBoston special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists.

    Under the MBCL and the BankBoston Restated Articles of Organization, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BankBoston common stock entitled to vote at the BankBoston special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF BANKBOSTON COMMON STOCK ENTITLED TO VOTE AT THE BANKBOSTON SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE BANKBOSTON BOARD URGES BANKBOSTON STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the BankBoston record date, directors and executive officers of BankBoston owned approximately 1,623,528 shares of BankBoston common stock, entitling them to exercise less than 1% of the voting power of the BankBoston common stock entitled to vote at the BankBoston special meeting. On the basis of the unanimous approval of the merger agreement by the BankBoston Board, we currently expect that each director and executive officer of BankBoston will vote the shares of BankBoston common stock owned by him or her for approval of the merger agreement and the transactions contemplated by the merger agreement. As of the BankBoston record date, directors and executive officers of Fleet owned approximately 23,172 shares of BankBoston common stock, entitling them to exercise less than 1% of the voting power of the BankBoston common stock entitled to vote at the BankBoston special meeting. As of the BankBoston record date, the banking, trust and investment management subsidiaries of BankBoston, as fiduciaries, custodians or agents, held a total of 1,130,732 shares of BankBoston common stock. These entities maintained sole or shared voting power with respect to none of these shares of BankBoston common stock. As of the BankBoston record date, Fleet held a total of 79,500 shares of BankBoston common stock, representing less than 1% of the shares entitled to vote of the BankBoston special meeting. As of the BankBoston record date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or agents, held a total of 1,668,751 shares, representing less than 1% of the shares entitled to vote at the BankBoston special meeting. These entities maintained sole or shared voting power with respect to 971,739 of these shares.

    Additional information with respect to the beneficial ownership of BankBoston common stock by individuals and entities owning more than 5% of that stock and more detailed information with respect to beneficial ownership of BankBoston common stock by directors and executive officers of BankBoston is incorporated by reference to the Annual Report on Form 10-K of BankBoston for the year ended December 31, 1998. See "Where You Can Find More Information."

RECOMMENDATION OF BANKBOSTON BOARD

    The BankBoston Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The BankBoston Board believes that the merger agreement is in the best interests of BankBoston and BankBoston stockholders and recommends that the BankBoston stockholders vote "FOR" approval of the merger agreement. See "The Merger--Recommendation of the BankBoston Board and Reasons for the Merger."

                                   THE MERGER

    THE FOLLOWING SUMMARY OF MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE RELATED OPTION AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE RELATED OPTION AGREEMENTS, DATED AS OF MARCH 14, 1999, BETWEEN FLEET AND BANKBOSTON. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE OPTION AGREEMENTS ARE ATTACHED AS APPENDICES B AND C TO THIS JOINT PROXY STATEMENT-PROSPECTUS.

GENERAL

    The Fleet Board and the BankBoston Board each have unanimously approved the merger agreement, which provides for the merger. We expect to complete the merger late in the third quarter or early in the fourth quarter of 1999. Fleet will be the surviving corporation in the merger. With certain limited exceptions described below, each share of Fleet common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of the combined company, and each share of BankBoston common stock issued and outstanding at the effective time will be converted into the right to receive 1.1844 (the "EXCHANGE RATIO") shares of Fleet common stock, together with the preferred share purchase rights (the "FLEET RIGHTS") issued to Fleet stockholders pursuant to the Fleet Rights Agreement, dated as of November 21, 1990, as amended, by and between Fleet and Fleet National Bank, as rights agent (the "FLEET RIGHTS AGREEMENT").

    The Fleet rights are transferred with the Fleet common stock and, when exercisable, entitle the holders (other than an "Acquiring Person," as defined in the Fleet rights agreement) to buy Fleet common stock with a market value of $100 from Fleet for $50. The Fleet rights are intended to enable Fleet stockholders to realize the long-term value of their investment in Fleet and should encourage anyone seeking to acquire Fleet to negotiate with the Fleet Board prior to attempting a takeover. See "Description of Fleet Capital Stock--Preferred Share Purchase Rights."

    While the common stock of the combined company to be issued to BankBoston stockholders in the merger and the common stock of the combined company to remain outstanding with Fleet stockholders following the merger is referred to in this document as Fleet common stock, the combined company will be named "Fleet Boston Corporation" and will trade on the NYSE under the Fleet Boston Corporation name under the symbol "FLT."

    The Fleet articles, amended to reflect the name change and to increase the authorized number of shares of Fleet common stock from 1.2 billion to 2 billion, will be the articles of incorporation of the combined company after consummation of the merger, and the Fleet bylaws, amended to add a provision related to the succession of Fleet's current Chief Executive Officer and Chairman of the Board and the composition of the Board of Directors of the combined company, will be the bylaws of the combined company.

    This section of the Joint Proxy Statement-Prospectus describes the material terms of the merger agreement and the option agreements.

BACKGROUND OF THE MERGER

    The senior managements of Fleet and BankBoston have, over time, regularly considered the possibility of, and each of Fleet and BankBoston has, in the past, engaged in, acquisitions and strategic combinations with a variety of financial institutions and financial services companies, including other bank holding companies. In considering and engaging in these transactions, Fleet and BankBoston have taken into account various factors, including their potential strategic fit with these institutions based on their businesses (both banking and non-banking), their management and employee cultures, and the geographic location and breadth of their businesses. In addition, in light of recent trends toward consolidation and cross-industry expansion in the financial services industry nationally and internationally, in particular, on a large scale, the senior managements of Fleet and BankBoston have from time to time had informal discussions with senior managements of other comparably-sized financial institutions, including each other, regarding potential business combination transactions.

    In April 1998, Terrence Murray, Chairman and Chief Executive Officer of Fleet, held informal, preliminary discussions with Charles K. Gifford, Chairman and Chief Executive Officer of BankBoston, regarding a possible strategic combination of their two companies. These discussions, which included a limited number of additional members of the senior managements of Fleet and BankBoston, were exploratory in nature and did not result in any agreement with respect to the terms of a business combination of the two companies. In addition, Messrs. Murray and Gifford reached no understanding regarding future discussions.

    Messrs. Murray and Gifford continued to have limited contact from time to time in the ordinary course during 1998. In late 1998 and early 1999, Messrs. Murray and Gifford began new discussions regarding a possible strategic combination of their two companies. Commencing in mid-February 1999, at the request of Messrs. Murray and Gifford, a limited number of additional members of the senior managements of Fleet and BankBoston held preliminary meetings to discuss issues relating to a possible business combination between the two companies. On February 19, 1999, Fleet and BankBoston entered into a customary confidentiality agreement with respect to the exchange of information in connection with their mutual consideration of a potential business combination. After executing the confidentiality agreement, Fleet and BankBoston exchanged limited financial information, including information with respect to the banking and non-banking business operations conducted by each organization.

    Thereafter, Messrs. Murray and Gifford and certain members of their senior management teams continued discussions with respect to a possible business combination, including the specific terms of a potential transaction. On February 26 and 27, 1999, senior management of BankBoston met with the BankBoston Board at a regularly scheduled annual review of BankBoston's businesses and overall strategic direction. This meeting principally focused on BankBoston's existing businesses. The BankBoston Board did not formally review management's preliminary discussions with Fleet at this meeting, although management advised a number of directors individually that those discussions were taking place.

    In early March 1999, following the BankBoston Board meeting of late February 1999, discussions intensified between Messrs. Murray and Gifford and additional members of their management teams regarding a possible business combination and the various possible structures for that combination. During the course of these meetings, senior managements of Fleet and BankBoston proposed that each party conduct due diligence investigations in the near future with respect to the other's operations.

    On March 9, 1999, senior management of Fleet reviewed with the Fleet Board the status of the discussions with BankBoston and the issues related to a possible business combination. After considering these matters, the Fleet Board determined that senior management of Fleet should continue discussions with BankBoston and conduct further due diligence analysis, and, in addition, should negotiate the terms of definitive documentation. At about the same time as senior management of Fleet was meeting with the Fleet Board, senior management of BankBoston met informally with individual groups of directors of the BankBoston Board to review the progress of the discussions and negotiations with Fleet. After these meetings, the BankBoston Board reached an informal consensus to proceed with due diligence and to continue exploring a possible business combination with Fleet. Following these meetings, Messrs. Murray and Gifford and members of their senior management teams held additional meetings before agreeing to proceed with a due diligence investigation that senior management teams from both Fleet and BankBoston would conduct in New York and Latin America.

    Following these meetings, Fleet retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Goldman, Sachs & Co. as its financial advisors in connection with the possible business combination with BankBoston. At approximately the same time, BankBoston retained Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated as its financial advisors in connection with the possible business combination with Fleet. Simultaneously, Fleet's and BankBoston's outside legal advisors began to draft and negotiate the documentation with respect to a possible business combination. Discussions and negotiations continued from March 10, 1999 through March 14, 1999 with respect to the possible business combination. During this period, each party conducted due diligence, and senior managements of Fleet and BankBoston were then separately briefed on the findings that their teams had reached during due diligence. The parties and their respective financial advisors met frequently during this period to discuss the financial and other terms of the possible business combination, including the exchange ratio.

    On March 14, 1999, the Fleet Board held a special meeting at which senior management of Fleet reviewed its discussions and negotiations with BankBoston regarding a business combination, as well as the results of its due diligence investigation of BankBoston. Senior management of Fleet, DLJ, and Goldman Sachs presented financial information with respect to BankBoston and the potential transaction to the Fleet Board, and each of DLJ and Goldman Sachs rendered its oral opinion (which was subsequently confirmed in writing) that, as of that date, the exchange ratio set forth in the merger agreement was fair to Fleet stockholders from a financial point of view. Also, at this meeting, the Fleet Board reviewed with counsel to Fleet the terms of the merger agreement and the option agreements and the legal standards applicable to its decision to approve those agreements and the transactions contemplated by those agreements. After questions by and discussion among the members of the Fleet Board, and after consideration of the factors described under "--Recommendation of the Fleet Board and Reasons for the Merger," the Fleet Board voted unanimously, on March 14, 1999, to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the option agreements.

    The BankBoston Board held two special meetings, the first on March 13, 1999 and the second on March 14, 1999, at which senior management of BankBoston reviewed its discussions and negotiations with Fleet regarding a business combination, as well as the results of its due diligence investigation of Fleet. Merrill Lynch and Morgan Stanley, together with senior management of BankBoston, presented financial information with respect to Fleet and the potential transaction to the BankBoston Board, and each of Merrill Lynch and Morgan Stanley rendered its oral opinion (which was subsequently confirmed in writing) that, as of March 13, 1999, the exchange ratio contemplated in the merger agreement was fair to BankBoston stockholders from a financial point of view. Also, at this meeting, the BankBoston Board discussed with counsel to BankBoston the terms of the merger agreement and the option agreements, and the legal standards applicable to its decision to approve those agreements and the transactions contemplated by those agreements. After questions by and discussion among the members of the BankBoston Board, and after consideration of the factors described under "--Recommendation of the BankBoston Board and Reasons for the Merger," the BankBoston Board voted unanimously, on March 14, 1999, to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the option agreements.

    Fleet and BankBoston entered into the merger agreement and the option agreements on March 14, 1999.

RECOMMENDATION OF THE FLEET BOARD AND REASONS FOR THE MERGER

    THE FLEET BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FLEET AND FLEET STOCKHOLDERS. ACCORDINGLY, THE FLEET BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE AMENDMENT TO THE FLEET ARTICLES AND UNANIMOUSLY RECOMMENDS THAT FLEET STOCKHOLDERS VOTE "FOR"

APPROVAL OF THE MERGER AGREEMENT AND THE RELATED MATTERS, AND ADOPTION OF THE AMENDMENT TO THE FLEET ARTICLES.

    The Fleet Board believes that the consummation of the merger presents a unique opportunity to combine two strong franchises to create a premier banking and financial services company with a commitment to making its northeastern United States base of operations the springboard for domestic and global growth.

    In reaching its decision to approve the merger agreement and the option agreements, the Fleet Board consulted with management of Fleet, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

    - The Fleet Board's familiarity with and review of BankBoston's business, operations, financial condition, earnings and prospects.

    - The anticipated effectiveness of the merger in allowing Fleet to enhance stockholder returns by identifying and achieving efficiencies and cost savings and by creating one of the nation's premier financial services providers with large, diverse business lines capable of competing globally.

    - The business, operations, financial condition, earnings and prospects of each of Fleet and BankBoston. In making its determination, the Fleet Board took into account the results of Fleet's due diligence review of BankBoston's business.

    - The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Fleet and BankBoston, as illustrated by the fact that, based on information available as of the date of the merger agreement, the combined company would be:

       - the eighth-largest bank holding company in the United States measured by total assets, with total assets of about $180 billion on a pro forma basis before any divestitures required by regulatory authorities,

       - with 5,750 distribution outlets and over 1,500 branches,

       - while serving 20 million customers, 500,000 electronic banking customers and 450,000 small business customers.

    - The global wholesale banking market of the combined company as a premier international services provider, with offices in 20 countries.

    - The complementary nature of the businesses of Fleet and BankBoston and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates relative to Fleet on a stand-alone basis made possible by the merger as a result of substantially greater geographic, asset and line-of-business diversification.

    - The anticipated financial impact of the proposed transaction on the combined company's future financial performance, including, without limitation, that the transaction is expected to be accretive to the combined company's earnings per share by 1% in 2000 and 6% in 2001. The foregoing is based on consensus "street" earnings estimates published by I/B/E/S International, Inc. ("IBES") for both Fleet and BankBoston. IBES is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional stockholders. The combined company's ability to achieve these results depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and, therefore, there can be no assurance in this regard. See "Forward-Looking Statements."

    - The expectation that the merger would result in synergies for the combined company's operations, including an advantageous cost structure relative to competitors and to Fleet on a stand-alone basis, as well as the possibility of enhancing revenues through cross-selling of the products and services of the two companies. The Fleet Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of Fleet and BankBoston had identified potential after-tax cost savings of approximately $360 million annually, with 60% expected to be achieved in 2000 and 100% expected to be achieved by 2001. See "Management and Operations after the Merger" and "Forward-Looking Statements."

    - The belief of senior management of Fleet and the Fleet Board that Fleet and BankBoston share a common vision with respect to delivering financial performance and stockholder value and that their managements and employees possess complementary skills and expertise.

    - The Fleet Board's belief that, while no assurances can be given, it was likely that the merger would be completed and that the business and financial advantages contemplated in connection with the merger are likely to be achieved within a reasonable time frame.

    - The structure of the merger and the terms of the merger agreement and the option agreements, which are reciprocal in nature, including the fact that the fixed exchange ratio provides certainty as to the number of shares of the common stock of the combined company to be issued in the merger and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a pooling of interests for accounting purposes.

    - The proposed arrangements with members of management of Fleet and BankBoston, including the fact that:

       - Mr. Murray will serve as Chairman and Chief Executive Officer of the combined company,

       - Mr. Gifford will serve as President and Chief Operating Officer of the combined company,

       - Robert J. Higgins, currently President and Chief Operating Officer of Fleet and Henrique C. Meirelles, currently President and Chief Operating Officer of BankBoston, will manage the businesses of the combined company, and

       - Mr. Gifford will become Chief Executive Officer at year-end 2001 and will become Chairman one year later.

      See "Management and Operations after the Merger."

    - The opinions of each of DLJ and Goldman Sachs to the Fleet Board that, based on and subject to the considerations set forth in each opinion, the exchange ratio was fair from a financial point of view to Fleet stockholders. See "--Opinions of Fleet's Financial Advisors."

    - The likelihood of the merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, the Fleet Board considered that approximately $13.0 billion of divestitures of deposit liabilities could be required by regulatory authorities in connection with the merger.

    - Consideration of the effect of the merger on Fleet's other constituencies, including the customers and communities served by Fleet and its employees, including management of Fleet. In this regard, the Fleet Board was advised that Fleet expects approximately 5,000 positions at the combined company to be eliminated as a result of the consolidation of the operations of Fleet and BankBoston in the merger, and that BankBoston and Fleet would be implementing hiring freezes in order to help mitigate the extent of the resulting job loss. The Fleet Board considered this factor in light of all other relevant factors relating to the merger, including that the merger would allow the combined company to maintain a significant presence in the regions currently served by Fleet, including maintaining a headquarters in Boston, and that Fleet employees who would not be continuing with the combined company would be covered by the severance and other applicable benefit plans and programs currently in effect at Fleet.

    This discussion of the information and factors considered by the Fleet Board is not intended to be exhaustive but includes all material factors considered by the Fleet Board. In reaching its determination to approve and recommend the merger, the Fleet Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors. The Fleet Board is unanimous in its recommendation that Fleet stockholders vote for approval of the merger agreement and related matters, and adoption of the amendment to the Fleet articles.

RECOMMENDATION OF THE BANKBOSTON BOARD AND REASONS FOR THE MERGER

    THE BANKBOSTON BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BANKBOSTON AND ITS STOCKHOLDERS. ACCORDINGLY, THE BANKBOSTON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT BANKBOSTON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

    The BankBoston Board believes that the consummation of the merger presents a unique opportunity to combine two strong franchises to create a premier banking and financial services company with a commitment and the resources to make its northeastern United States base of operations the springboard for domestic and global growth.

    In reaching its decision to approve the merger agreement and the option agreements, the BankBoston Board consulted with management of BankBoston, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

    - The BankBoston Board's familiarity with and review of Fleet's business, operations, financial condition, earnings and prospects.

    - The BankBoston Board's knowledge and analysis of the current financial services industry environment, characterized by

       - rapid consolidation, particularly among the nation's largest bank holding companies,

       - increased opportunities for cross-industry expansion,

       - evolving trends in technology and increasing nationwide competition, and

       - the need to anticipate, and best position BankBoston in light of, industry trends.

    - The BankBoston Board's belief that a combination of BankBoston and Fleet will enhance the combined company's ability to compete effectively with other large bank holding companies and other financial service providers, and will expand its banking franchise to serve a significantly greater number of customers, recognizing the benefits associated with Fleet's franchise in New York and New Jersey, as well as its provision of financial services on a national basis.

    - The BankBoston Board's evaluation of the financial terms of the merger-of-equals structure and the effect of those financial terms on the BankBoston stockholders, including the exchange ratio of 1.1844, which represented a 13% premium over the closing price of BankBoston common stock on March 12, 1999 and a 35% premium to the average closing price of BankBoston common stock for the 30 trading days preceding the BankBoston Board's approval of the merger agreement; the BankBoston Board's belief that these terms are fair to and in the best interests of BankBoston and BankBoston stockholders and are consistent with BankBoston's long-term strategy, and that the transaction is expected to be accretive to the combined company's earnings per share by 1% in 2000 and 6% in 2001. This analysis is based on consensus "street" earnings estimates published by First Call. The combined company's ability to achieve these results depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions and unanticipated changes in business conditions, and, therefore, there can be no assurance in this regard. See "Forward-Looking Statements."

    - The business, operations, financial condition, earnings and prospects of each of BankBoston and
     Fleet. In making its determination, the BankBoston Board took into account the results of BankBoston's due diligence review of Fleet's businesses.

    - The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining BankBoston and Fleet, as illustrated by the fact that, based on information available as of the date of the merger agreement, the combined company

       - would be the eighth-largest bank holding company in the United States measured by total assets, with total assets of about $180 billion on a pro forma basis before any divestitures required by regulatory authorities,

       - will deliver financial products through 5,750 distribution outlets and over 1,500 branches,

       - will serve 20 million customers, and

       - will have 500,000 electronic banking customers and 450,000 small business customers.

    - The complementary nature of the businesses of BankBoston and Fleet and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates relative to BankBoston on a stand-alone basis as a result of substantially greater geographic, asset and line-of-business diversification.

    - The BankBoston Board's belief that the merger represents

       - an opportunity to leverage BankBoston's technology, management, infrastructure, products, marketing, and lines of business over a larger consumer, business and corporate customer base through Fleet's geographically diverse network, and

       - the possibility of achieving significant expense savings and operating efficiencies through, among other things, the elimination of duplicate efforts, as well as

       - the belief that the merger could provide revenue growth opportunities based on the combined company's leadership in the northeastern United States and the potential cross-selling opportunities available to the combined company.

      The BankBoston Board noted that, although no assurances could be given that any particular level of expense savings and operating efficiencies will be achieved, the managements of BankBoston and Fleet had identified potential after-tax cost savings of approximately $360 million annually, with 60% expected to be achieved in 2000 and 100% expected to be achieved by 2001. See "Forward-Looking Statements."

    - The global wholesale banking market of the combined company as a premier international services provider, with offices in 20 countries.

    - The competitive advantage that the combined company would have as a full-service investment banking company through the combination of Fleet's retail discount brokerage capability with BankBoston's wholesale investment banking and asset management capability into a single franchise that will have over $110 billion in managed assets, $28 billion in assets under administration and 250,000 electronic brokerage customers.

    - The structure of the merger and the terms of the merger agreement and the option agreements, which are reciprocal in nature, including the fact that the fixed exchange ratio provides certainty as to the number of shares of common stock of the combined company to be issued in the merger, and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a pooling of interests for accounting purposes.

    - The non-financial terms of the merger agreement and related agreements, including that:

       - ten members of the BankBoston Board and 12 members of the Fleet Board would comprise the combined company board,

       - Mr. Murray will serve as Chairman and Chief Executive Officer of the combined company and Mr. Gifford will serve as President and Chief Operating Officer of the combined company,

       - Mr. Gifford will become Chief Executive Officer at year-end 2001 and will become Chairman one year later,

       - Mr. Higgins, currently President and Chief Operating Officer of Fleet, and Mr. Meirelles, currently President and Chief Operating Officer of BankBoston, will manage the businesses of the combined company,

       - the terms of the corporate succession would be set forth in the Fleet bylaws,

       - the combined company will have greater depth of management talent than either company on its own,

       - the corporate and banking headquarters would be in Boston, Massachusetts,

       - the corporate name initially would be Fleet Boston Corporation, and

       - both companies have strong brand names that can be utilized in building the combined company.

    - The belief of senior management of BankBoston and of the BankBoston Board that the cultures of BankBoston and Fleet are compatible and that their respective managements possess complementary skills and expertise, including the revenue generation orientation and expense efficiency of Fleet and the sales and service culture and the alternative banking service delivery capability of BankBoston. In this regard, the BankBoston Board took into account the fact that the managements of BankBoston and Fleet had each demonstrated in the past the ability to successfully integrate substantial combinations in a timely manner.

    - The opinions of each of Merrill Lynch and Morgan Stanley to the BankBoston Board that, based on and subject to the considerations set forth in each opinion, the exchange ratio was fair from a financial point of view to BankBoston stockholders. See "--Opinions of BankBoston's Financial Advisors."

    - The BankBoston Board's belief that, while no assurances could be given, the level of execution risk in connection with the merger was moderate, and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable timeframe.

    - The likelihood of the merger being approved by the appropriate regulatory authorities. In this connection, the BankBoston Board considered that approximately $13 billion of divestitures of deposits could be required by regulatory authorities in connection with the merger.

    - Consideration of the effect of the merger on BankBoston's other constituencies, including the customers and communities served by BankBoston and its employees, including management of BankBoston. In this regard, the BankBoston Board was advised that BankBoston expects approximately 5,000 positions at the combined company to be eliminated as a result of the consolidation of the operations of Fleet and BankBoston in the merger, and that BankBoston and Fleet would be implementing hiring freezes in order to help mitigate the extent of the resulting job loss. The BankBoston Board considered this factor in light of all other relevant factors relating to the merger, including that the merger would allow the combined company to maintain a significant presence in the regions currently served by BankBoston, including maintaining a headquarters in Boston, and that BankBoston employees who would not be continuing with the combined company would be covered by the severance and other applicable benefit plans and programs currently in effect at BankBoston.

    This discussion of the information and factors considered by the BankBoston Board is not intended to be exhaustive but includes all material factors considered by the BankBoston Board. In reaching its determination to approve and recommend the merger, the BankBoston Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors. The BankBoston Board is unanimous in its recommendation that BankBoston stockholders vote for approval of the merger agreement and the transactions contemplated by the merger agreement.

OPINIONS OF FLEET'S FINANCIAL ADVISORS

    GOLDMAN SACHS/DLJ

    Fleet retained Goldman Sachs and DLJ to act as its financial advisors in connection with a possible business combination with BankBoston based upon their qualifications, expertise and reputations as well as upon their prior investment banking relationships with Fleet. On March 14, 1999, Goldman Sachs and DLJ each rendered to the Fleet Board its oral opinion, which each subsequently confirmed in writing, that, based upon and subject to the considerations set forth in each of their opinions, as of March 14, 1999, the exchange ratio was fair to holders of Fleet common stock from a financial point of view. Goldman Sachs and DLJ each subsequently confirmed and updated its March 14, 1999 opinion in writing by delivering to the Fleet Board a written opinion dated as of the date of this Joint Proxy Statement-Prospectus. In connection with their written opinions, each of Goldman Sachs and DLJ confirmed the appropriateness of its reliance on the analyses used to render their earlier opinions. They also performed procedures to update certain of their analyses and reviewed the assumptions used in their analyses and the factors considered in connection with their earlier opinions.

    You should consider the following when reading the discussion of the opinions of Fleet's financial advisors in this document:

    - We urge you to read carefully the entire opinions of the financial advisors, which are contained in the Appendices of this document.

    - The following descriptions of the financial advisors' opinions are qualified by reference to the full opinions attached as Appendices D and E to this Joint Proxy Statement-Prospectus.

    - The financial advisors' advisory services and opinions were provided to the Fleet Board for its information in its consideration of the merger and were directed only to the fairness of the exchange ratio from a financial point of view to holders of Fleet common stock.

    - The financial advisors' opinions do not address the merits of Fleet's underlying business decision to engage in the merger.

    - The financial advisors' opinions do not address the price or range of prices at which the BankBoston common stock may trade before the merger or at which the Fleet common stock may trade before or after the merger.

    - The financial advisors' opinions were necessarily based upon conditions as they existed and could be evaluated on the date of this Joint Proxy Statement-Prospectus, and the financial advisors assumed no responsibility to update or revise their opinions based upon circumstances or events occurring after that date.

    - The opinions did not constitute a recommendation to the Fleet Board in connection with the merger, and do not constitute a recommendation to any holder of Fleet common stock as to how to vote on the merger or any related matter.

    Although Fleet's financial advisors each evaluated the fairness, from a financial point of view, of the exchange ratio to the holders of Fleet common stock, the exchange ratio itself was determined by Fleet and BankBoston through arms'-length negotiations. Fleet did not provide specific instructions to, or place any limitations on, its financial advisors with respect to the procedures to be followed or factors to be considered by these advisors in performing their analyses or providing their opinions.

    OPINION AND ANALYSIS OF GOLDMAN SACHS

    In connection with its opinion, Goldman Sachs, among other things:

    - reviewed the merger agreement;

    - reviewed the annual reports to stockholders of Fleet and BankBoston for each of the years in the five year period ended December 31, 1998;

    - reviewed the annual reports on Form 10-K of Fleet for each of the years in the four-year period ended December 31, 1997 and the annual reports on Form 10-K for BankBoston for each of the years in the five-year period ended December 31, 1998;

    - reviewed financial statements on Form 8-K of Fleet for the year ended December 31, 1998;

    - reviewed interim reports to shareholders and Quarterly Reports on Form 10-Q of Fleet and BankBoston;

    - reviewed other communications from Fleet and BankBoston to their respective stockholders;

    - reviewed internal financial analyses and forecasts of Fleet and BankBoston prepared by their respective managements, including cost savings, operating synergies, and the impact of certain divestitures projected by the management of Fleet to result from the merger;

    - held discussions with members of the senior management of Fleet and BankBoston regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies;

    - reviewed the reported prices and trading activity for Fleet common stock and BankBoston common stock;

    - compared certain financial and stock market information for Fleet and BankBoston with similar information for certain other publicly-traded companies;

    - reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally; and

    - performed those other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed that accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed that the financial forecasts for Fleet and BankBoston, including, without limitation, the projected cost savings, operating synergies and divestitures expected to result from the merger and projections regarding under-performing and non-performing assets and net charge-offs, in each case, prepared by management of Fleet, were reasonably prepared on a basis that reflected the best currently available estimates and judgments of Fleet, and that those projections and forecasts would be realized in the amounts and time periods contemplated. The analysis of Goldman Sachs prepared for the Fleet board and included in this Joint Proxy Statement-Prospectus relied on early estimates of projected pre-tax cost savings and after-tax restructuring charges that were subsequently revised by Fleet management after further due diligence. Goldman Sachs has informed Fleet that these differences would not have affected its conclusion as to the fairness of the exchange ratio to holders of Fleet common stock from a financial point of view.

    Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for the purposes of assessing the adequacy of the allowances for losses with respect to those portfolios and assumed that those allowances for each of Fleet and BankBoston are in the aggregate adequate to cover all those losses. Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Fleet or BankBoston or any of their respective subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal. In addition, Goldman Sachs assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP") and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Fleet or BankBoston or on the contemplated benefits of the merger, other than the impact of the divestitures projected by management of Fleet and BankBoston to result from the merger.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Fleet, having provided certain investment banking services to Fleet from time to time, including having acted as financial advisor to Fleet in connection with the disposition of the Fleet Automotive Division in September of 1997 and the acquisition of Sanwa Business Credit Corporation, having acted as agent on Fleet's medium-term note program, having acted as dealer on Fleet's commercial paper program, having acted as manager of a public offering of $500 million of 6 7/8% Subordinated Debentures due 2028 in October 1997, manager of a public offering of 10,750,000 shares of Fleet common stock in December 1997, and manager of a public offering of $250 million of Floating Rate Capital Securities of Fleet Capital Trust V in September 1998, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to BankBoston from time to time, including having acted as (1) its financial advisor in connection with the disposition of BankBoston's domestic institutional trust and custody business in October 1998,
(2) agent on BankBoston's medium-term note program, and (3) manager of a public offering of $200 million of 7.375% Subordinated Notes of BankBoston in September 1996 and as manager of a public offering of $250 million of 8.25% Capital Securities of BankBoston Capital Trust I in November 1996. Goldman Sachs provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Fleet and BankBoston for its own account and the accounts of customers.

    Fleet has agreed to pay Goldman Sachs a transaction fee of $15 million, $2 million of which was payable in cash upon execution of Goldman Sachs' engagement letter, $2 million of which was payable in cash at the time of mailing of this document and the remainder payable in cash upon consummation of the merger. In addition, if the merger is not consummated, Fleet has agreed to pay Goldman Sachs a fee equal to 2.5% of the value of any consideration received by it pursuant to the BankBoston option agreement. Fleet has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the U.S. federal securities laws. In addition, since, January 1, 1997, Fleet has paid Goldman Sachs approximately $8.1 million for investment banking and advisory services unrelated to the merger.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Fleet Board on March 14, 1999 and does not purport to be a complete description of the analyses performed by Goldman Sachs. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about March 12, 1999 and is not necessarily indicative of current market conditions. You should understand that the order of analyses (and results of those analyses) described does not represent relative importance or weight given to those analyses by Goldman Sachs. The summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT.

    Implied Premium and Multiple Analysis. Goldman Sachs calculated that, based upon the exchange ratio and the $44.75 closing market price of Fleet common stock on March 12, 1999, each share of BankBoston common stock would be converted into Fleet common stock with an implied market value of $53.00, representing a premium of 12.9% to the $46.94 closing price per share of BankBoston common stock on March 12, 1999. Goldman Sachs also analyzed the multiple of this implied offer price to historical 1998 and estimated 1999, 2000 and 2001 earnings per share, based both on management and IBES estimates.

    Accretion/(Dilution) Analysis. Goldman Sachs analyzed the pro forma financial impact of the merger on Fleet's fully diluted GAAP earnings per share ("EPS"). For purposes of these analyses, Goldman Sachs assumed that the merger would close in the fourth quarter of 1999 and utilized earnings per share projections provided by management of Fleet for Fleet and BankBoston for 2000 and 2001. Goldman Sachs performed this analysis using Fleet management assumptions with respect to operating synergies, including the phase-in period for achieving those synergies, and required regulatory divestitures. Goldman Sachs' analyses of the merger from Fleet's perspective showed that the merger, compared to continued operation of Fleet on a stand-alone basis, would be accretive to Fleet's GAAP estimated earnings in 2000 and 2001.

    Historical Exchange Ratio Analysis. Goldman Sachs calculated the ratio of the closing price per share of BankBoston common stock to the closing price per share of Fleet common stock for each trading day in the period from March 11, 1996 to March 11, 1999 and compared those ratios with the exchange ratio.

    Contribution Analysis. Based upon the exchange ratio, Goldman Sachs calculated that holders of Fleet common stock and BankBoston common stock would receive 61.9% and 38.1%, respectively, of the outstanding common stock of the combined company. Goldman Sachs reviewed the relative contributions of each of Fleet and BankBoston to the combined company on a pro forma basis in terms of historical market capitalization, assets, loans, deposits, common equity, tangible common equity, assets under management, and 1999 and 2000 estimated net income, based both on management earnings estimates and IBES earnings projections. The following table compares the pro forma ownership of

Fleet stockholders and BankBoston stockholders in the combined company with each company's respective contribution to each element of this analysis:

                                                                 PRO FORMA OWNERSHIP OF       PRO FORMA OWNERSHIP OF
                                                                   FLEET STOCKHOLDERS         BANKBOSTON STOCKHOLDERS
                                                                 IN THE COMBINED COMPANY      IN THE COMBINED COMPANY
                                                               ---------------------------  ---------------------------
                                                                             61.9%                        38.1%

                                                                   FLEET CONTRIBUTION         BANKBOSTON CONTRIBUTION
                                                                   TO COMBINED COMPANY          TO COMBINED COMPANY
                                                               ---------------------------  ---------------------------
Market capitalization
  March 12, 1999                                                             64.7%                        35.3%
  10-day average                                                             66.1%                        33.9%
  30-day average                                                             68.0%                        32.0%
  60-day average                                                             68.1%                        31.9%

Assets                                                                       58.7%                        41.3%
Loans                                                                        61.9%                        38.1%
Deposits                                                                     59.0%                        41.0%
Common equity                                                                64.4%                        35.6%
Tangible common equity                                                       59.6%                        40.4%
Assets under management                                                      76.4%                        23.6%

1999 estimated net income
  Management estimates                                                       63.0%                        37.0%
  IBES estimates                                                             64.2%                        35.8%

2000 estimated net income
  Management estimates                                                       62.8%                        37.2%
  IBES estimates                                                             63.6%                        36.4%

    Comparable Transactions Analysis. Goldman Sachs also analyzed certain financial, operating, stock market and other information for the merger and for the following 18 selected domestic merger transactions in the banking industry since 1995: Deutsche Bank AG/Bankers Trust Corporation, SunTrust Banks, Inc./Crestar Financial Corporation, Star Banc Corporation/Firstar Corporation, Norwest Corporation/Wells Fargo & Company, Banc One Corporation/First Chicago NBD Corporation, NationsBank Corporation/BankAmerica Corporation, Travelers Group, Inc./Citicorp, Washington Mutual, Inc./ H.F. Ahmanson & Company, National City Corporation/First of America Bank Corporation, First Union Corporation/CoreStates Financial Corp., NationsBank Corporation/Barnett Banks, Inc., First Bank System, Inc./U.S. Bancorp, Washington Mutual, Inc./Great Western Financial Corporation, Dean Witter Discover & Co./Morgan Stanley Group Inc., NationsBank Corporation/Boatmen's Bancshares, Inc., Wells Fargo & Company/First Interstate Bancorp, Chemical Banking Corporation/The Chase Manhattan Corporation and First Union Corporation/First Fidelity Bancorporation. In each case, the shareholders of the second-named company (comparable to BankBoston in the merger) received stock (or, in the case of Bankers Trust Corporation, cash, and, in the case of Barnett Banks, Inc., a cash election) of the first-named company (comparable to Fleet in the merger) in the relevant transaction. The following table compares information derived by Goldman Sachs with respect to the merger and the ranges and medians indicated for these selected transactions:

                                                                                           RANGE FOR       MEDIAN FOR
                                                                              THE          SELECTED         SELECTED
                                                                            MERGER       TRANSACTIONS     TRANSACTIONS
                                                                          -----------  -----------------  -------------
Multiple of implied value of equity consideration received by holders of
  stock in second-named company to tangible book value                           3.9x     1.4x- 5.7x              4.0x

Multiple of implied value of equity consideration received by stockholders in second-named company to IBES estimated earnings for
  second fiscal year following announcement date                                15.2x     10.8x-28.8x            17.0x

Premium of implied offer value to second-named company's average stock price for ten trading days ending five trading days prior to
  announcement                                                                  24.8%     2.6%-48.9%             20.5%

Premium (discount) of implied offer value to stock price of second-named
  company one day prior to announcement                                         12.9%    (1.8)%-37.2%            19.2%

    Public Market Comparison. Goldman Sachs performed a public market comparison of Fleet and BankBoston and a selected group of other publicly traded banking organizations consisting of Citigroup Inc., BankAmerica Corporation, The Chase Manhattan Corporation, Banc One Corporation, Wells Fargo & Company, First Union Corporation, The Bank of New York Company, Inc., U.S. Bancorp, National City Corporation, SunTrust Banks, Inc., Firstar Corporation, Fifth Third Bancorp, Mellon Bank Corporation, Wachovia Corporation, PNC Bank Corp., KeyCorp and BB&T Corporation (in each case, pro forma for any recent acquisitions) on the basis of various financial and operating ratios. The comparable companies were selected for comparison purposes through a review of publicly traded banking institutions with similar operating characteristics and size. In general, financial data used was as of or annualized for the latest 12 months ended December 31, 1998 and market data was as of March 12, 1999. Projected earnings per share were based on IBES estimates.

    The following table compares information derived by Goldman Sachs with respect to Fleet and BankBoston and the medians indicated for these comparable companies:

                                                                                    MEDIAN
                                                                                   FOR OTHER
                                                                                  INSTITUTIONS   FLEET      BANKBOSTON
                                                                                  -----------  ---------  ---------------
Closing stock price on March 12, 1999 as a percentage of 52-week high                  95.0%        96.0%         80.0%
Multiple of stock price as of March 12, 1999 to calendar 1998 earnings per share       21.4x        17.1x         17.6x
Multiple of stock price as of March 12, 1999 to estimated 1999 earnings per
  share                                                                                17.4x        15.6x         14.7x
Multiple of stock price as of March 12, 1999 to estimated 2000 earnings per
  share                                                                                15.1x        14.2x         13.2x
Estimated earnings per share growth from 1999 to 2000                                  13.6%         9.8%         11.3%
Ratio of stock price as of March 12, 1999 to estimated 1999 cash earnings per share (IBES estimated 1999 earnings per share adjusted to exclude amortization
  of intangibles)                                                                      16.3x        13.7x         14.1x
Ratio of stock price as of March 12, 1999 to estimated 2000 cash earnings per share (IBES estimated 1999 earnings per share adjusted to exclude amortization
  of intangibles)                                                                      14.4x        12.6x         12.7x
IBES projected five-year earnings per share compound annual growth rate                12.0%        11.5%         11.0%
Ratio of estimated 2000 earnings per share to IBES projected five-year earnings
  per share compound annual growth rate                                                 1.3x         1.2x          1.2x
Multiple of stock price as of March 12, 1999 to stated book value per share             3.3x         2.9x          2.9x
Multiple of stock price as of March 12, 1999 to tangible book value per share           4.1x         4.3x          3.4x
Tangible common equity as a percentage of tangible assets                               6.2%         5.8%          5.5%
Tier 1 Leverage                                                                         6.5%         6.8%          6.7%
Return on average assets                                                                1.3%         1.6%          1.1%
Return on average common equity                                                        16.9%        18.7%         17.1%
Net interest margin                                                                     4.0%         4.6%          4.1%
Efficiency ratio                                                                       57.1%        53.1%         62.6%
Non-interest income as a percentage of total revenue                                   41.1%        44.8%         40.4%
Non-performing assets as a percentage of total loans and other real estate owned        0.5%         0.4%          1.0%
Reserves as a percentage of non-performing assets                                     336.2%         586%          201%

    Historical Stock Price Performance. Goldman Sachs reviewed the relationship between movements in the closing prices of Fleet common stock and BankBoston common stock for the one-year period ending March 12, 1999. Goldman Sachs also reviewed the relationship between movements in the closing prices of Fleet common stock and BankBoston common stock for the one-, three- and five-year periods ended March 12, 1999 with both the Standard & Poor's 500 Composite Index and an index of publicly traded banking organizations consisting of BankAmerica Corporation/NationsBank Corporation, Citigroup Inc., The Chase Manhattan Corporation, Banc One Corporation/First Chicago NBD Corporation, Wells Fargo & Company/Norwest Corporation, First Union Corporation, The Bank of New York Company, Inc., U.S. Bancorp, National City Corporation, SunTrust Banks, Inc./Crestar

Financial Corporation, Fifth Third Bancorp, Mellon Bank Corporation, Wachovia Corporation, Firstar Corporation/Star Banc Corporation, PNC Bank Corp., KeyCorp, BankBoston and BB&T Corporation.

    Historical Forward Price/Earnings Analysis. For each trading day in the two-year period ended March 11, 1999, Goldman Sachs calculated the ratio of the Fleet closing stock price and the BankBoston closing stock price to IBES estimated one-year forward earnings per share and IBES estimated two-year forward earnings per share.

    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all these analyses. In addition, in performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Fleet or BankBoston or the merger. The analyses were prepared for purposes of Goldman Sachs providing its opinion to the Fleet Board as to the fairness of the exchange ratio from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Goldman Sachs does not assume responsibility if future results are materially different from those forecast.

    As described above, the opinion of Goldman Sachs to the Fleet Board was among many factors taken into consideration by the Fleet Board in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the Fleet Board's or Fleet management's opinion with respect to the value of Fleet or a combination of Fleet and BankBoston, or of whether the Fleet Board or Fleet management would have been willing to agree to a different exchange ratio. Fleet placed no limits on the scope of the analysis performed, or opinion expressed, by Goldman Sachs.

    OPINION AND ANALYSIS OF DLJ

    In connection with its opinion, DLJ, among other things:

    - reviewed the merger agreement;

    - reviewed financial and other information that was publicly available or furnished to DLJ by Fleet and BankBoston, including IBES earnings estimates and information provided during discussions with their respective managements;

    - reviewed assumptions with respect to financial projections of Fleet and BankBoston provided by management of Fleet, including certain cost savings and operating synergies, and the impact of certain divestitures anticipated by management of Fleet and BankBoston to result from the merger;

    - held discussions with members of the senior management of Fleet and BankBoston regarding the strategic rationale for, and the potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of their respective companies;

    - compared certain financial and securities data of Fleet and BankBoston with data for various other companies whose securities are traded in public markets, reviewed historical stock prices and trading volumes of the Fleet common stock and the BankBoston common stock;

    - reviewed prices and premiums paid in certain other business combinations; and

    - conducted those other financial studies, analyses and investigations as it deemed appropriate.

    DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Fleet, BankBoston or their respective representatives, or that was otherwise reviewed by it and assumed that Fleet was not aware of any information prepared by it or its other advisors that might be material to DLJ's opinion that was not made available to DLJ. In particular, DLJ relied upon estimates of Fleet's management of, and discussions with management of Fleet and BankBoston concerning, the cost savings and operating synergies achievable as a result of the merger and the impact of anticipated divestitures. DLJ assumed that the financial projections reviewed by it, including cost savings and operating synergies and the impact of divestitures, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Fleet and BankBoston as to the future operating and financial performance of Fleet, BankBoston and the combined company, respectively. The analysis of DLJ prepared for the Fleet board and included in this Joint Proxy Statement-Prospectus relied on early estimates of projected pre-tax cost savings and after-tax restructuring charges that were subsequently revised by Fleet management after further due diligence. DLJ has informed Fleet that these differences would not have affected its conclusion as to the fairness of the exchange ratio to holders of Fleet common stock from a financial point of view.

    DLJ is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses and assumed that those allowances for each of Fleet and BankBoston are in the aggregate adequate to cover all those losses. DLJ did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of Fleet or BankBoston or any of their subsidiaries, including any hedge or derivative positions, and DLJ was not furnished with any evaluation or appraisal. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. In addition, DLJ assumed that the merger will qualify as a pooling of interests transaction under GAAP, that the transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect, other than the impact of the anticipated divestitures, on Fleet, BankBoston or on the anticipated benefits of the merger.

    DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the securities of Fleet and BankBoston for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in those securities. DLJ has performed investment banking and other services for Fleet and BankBoston in the past and has been compensated for such services.

    Fleet has agreed to pay DLJ a transaction fee of $15 million, $2 million of which was payable in cash upon execution of DLJ's engagement letter, $2 million of which is payable in cash at the time of mailing of this document and the remainder payable in cash upon consummation of the merger. In addition, if the merger is not consummated, Fleet has agreed to pay DLJ a fee equal to 2.5% of the value of any consideration received by it pursuant to the BankBoston option agreement. Fleet has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify DLJ against certain liabilities, including certain liabilities under U.S. federal securities laws.

In addition, since January 1, 1997, Fleet has paid DLJ approximately $100,000 for investment banking and advisory services unrelated to the merger.

    The following is a summary of the material financial analyses used by DLJ in connection with providing its opinion to the Fleet Board on March 14, 1999 and does not purport to be a complete description of the analyses performed by DLJ. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about March 12, 1999 and is not necessarily indicative of current market conditions. You should understand that the order of analyses (and the results of those analyses) described does not represent relative importance or weight given to such analyses by DLJ. The summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT.

    Historical Market Performance Analysis. DLJ compared the daily closing price per share of Fleet common stock and BankBoston common stock for the one-year period ended March 12, 1999. For each of Fleet and BankBoston, DLJ also compared the ratio of closing stock price on March 12, 1999 to the 52-week high and low prices. DLJ noted that the closing price of Fleet common stock of $44.75 per share on March 12, 1999 represented 95.6% and 149.2% of the 52-week high and low prices, respectively, and that the closing price of BankBoston common stock of $46.94 per share on March 12, 1999 represented 79.5% and 182.3% of the 52-week high and low prices, respectively.

    Historical Exchange Ratio Analysis. DLJ calculated the ratio of the closing price per share of BankBoston common stock to the closing price per share of Fleet common stock for each trading day in the period from March 11, 1996 to March 12, 1999 and compared those ratios with the exchange ratio. DLJ also calculated the ratio of the multiple of Fleet's stock price to forward 12-months earnings per share to the multiple of BankBoston's stock price to forward 12-months earnings per share, in each case, based on IBES earnings estimates, over the same period.

    BankBoston Business Review. DLJ analyzed the different domestic and international business lines comprising BankBoston's business. In that regard, DLJ reviewed the historical 1998 operating income generated and the projected 1999 operating income expected to be generated by each business line, both in dollar terms and as a percentage of total operating income, in order to assess BankBoston's earnings contribution to the combined company and the diversity of its business line performance.

    Pro Forma Merger Analysis. Based upon the exchange ratio, DLJ calculated that holders of Fleet common stock and BankBoston common stock would receive 61.9% and 38.1%, respectively, of the outstanding common stock of the combined company. DLJ also reviewed the respective market share, in terms of branches and deposits, of each of Fleet and BankBoston in the states in which each company operates and the combined company's expected market share and ranking in each of these states after giving effect to management's anticipated divestitures in connection with the merger. DLJ also compared the relative scale of various major business lines of each of Fleet and BankBoston with those of the combined company on a pro forma basis and analyzed the combined company's expected national market share for each of these business lines after giving effect to divestitures anticipated to result from the merger.

    Accretion/(Dilution) Analysis. DLJ analyzed the pro forma financial impact of the merger, on both a GAAP basis and a cash basis, on Fleet's fully diluted earnings per share. For purposes of these analyses, DLJ assumed that the merger would close in the fourth quarter of 1999, utilized IBES earnings per share estimates for Fleet and BankBoston for 1999 and 2000, and assumed a 10% compound annual earnings per share growth rate, based on management estimates, for Fleet and BankBoston. DLJ performed this analysis using Fleet management's assumptions with respect to operating synergies, including the phase-in period for achieving those synergies, divestitures required by regulatory authorities and return on excess capital. DLJ's analyses of the merger from Fleet's perspective showed that the merger, compared to continued operation of Fleet on a stand-alone basis, would be accretive to Fleet's GAAP estimated earnings starting in 2000 and to Fleet's estimated cash earnings starting in 2001.

    DLJ also compared anticipated accretion to Fleet's GAAP fully diluted earnings per share with the announced accretion/(dilution) of each of the precedent bank merger transactions described below under "--Comparable Transactions Analysis." DLJ noted that the anticipated accretion to Fleet's GAAP fully diluted earnings per share compared favorably to the medians for all of such transactions taken together as a group and for the partial-market transactions (which DLJ considered most similar to the merger) included in those precedent transactions. In addition, for each of these precedent transactions, DLJ compared, for the one, 14-, and 30-day periods following announcement, the relative stock price performance, measured against the Standard & Poor's Bank Index, for each company issuing shares relative to the announced accretion or dilution.

    Contribution Analysis. DLJ computed the contribution of each of Fleet and BankBoston to various elements of the combined company's income statement, balance sheet and market capitalization excluding expense savings and other incremental earnings adjustments. Projected earnings were based on IBES estimates. The following table compares the pro forma ownership of Fleet and BankBoston stockholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:

                                                                 PRO FORMA OWNERSHIP OF       PRO FORMA OWNERSHIP OF
                                                                   FLEET STOCKHOLDERS         BANKBOSTON STOCKHOLDERS
                                                                 IN THE COMBINED COMPANY      IN THE COMBINED COMPANY
                                                               ---------------------------  ---------------------------
                                                                             61.9%                        38.1%

                                                                   FLEET CONTRIBUTION         BANKBOSTON CONTRIBUTION
                                                                   TO COMBINED COMPANY          TO COMBINED COMPANY
                                                               ---------------------------  ---------------------------
Income statement
  1998 net income                                                            64.6%                        35.4%
  Estimated 1999 net income                                                  64.1%                        35.9%

Balance sheet (as of 12/31/98)
  Loans                                                                      61.8%                        38.2%
  Total assets                                                               58.7%                        41.3%
  Total deposits                                                             59.0%                        41.0%
  Tangible common equity                                                     59.8%                        40.2%
  Common equity                                                              64.4%                        35.6%
  Total equity                                                               66.1%                        33.9%

Market capitalization
  current (as of 3/12/99)                                                    65.2%                        34.8%
  one-month average                                                          72.2%                        27.8%
  three-month average                                                        72.8%                        27.2%
  six-month average                                                          72.1%                        27.9%
  one-year average                                                           71.0%                        29.0%

    Comparable Transactions Analysis. DLJ also analyzed certain publicly available financial, operating and stock market information for the merger and for 17 selected domestic merger transactions greater than $5 billion in transaction value in the banking industry announced since 1995. DLJ divided these transactions into the following three groups:

    - IN-MARKET TRANSACTIONS. These are transactions between banks operating primarily in the same markets. The transactions in this group were NationsBank Corporation/Barnett Banks, Chemical Banking Corporation/The Chase Manhattan Corporation and Washington Mutual, Inc./H.F. Ahmanson & Company.

    - PARTIAL-MARKET TRANSACTIONS. These are transactions between banks whose operations overlap in some, but not all, markets. The transactions in this group were First Union Corporation/CoreStates Financial Corp., Inc., Wells Fargo & Company/First Interstate Bancorp and Washington Mutual, Inc./Great Western Financial Corporation.

    - OUT-OF-MARKET TRANSACTIONS. These are transactions between merger partners operating primarily in different markets. The transactions in this group were NationsBank Corporation/BankAmerica Corporation, Norwest Corporation/Wells Fargo & Company, Banc One Corporation/First Chicago NBD Corporation, SunTrust Banks, Inc./Crestar Financial Corporation, NationsBank Corporation/Boatmen's Bancshares, Inc., Deutsche Bank AG/Bankers Trust Corporation, First Bank System, Inc./U.S. Bancorp, Star Banc Corporation/Firstar Corporation, National City Corp./First of America Bank Corporation, First Union Corporation/First Fidelity Bancorporation and NBD Bancorp/First Chicago Corp.

    In each case, the shareholders of the second-named company (comparable to BankBoston in the merger) received stock (or, in the case of Bankers Trust Corporation, cash, and, in the case of Barnett Banks, Inc., a cash election) of the first-named company in the relevant transaction. The first-named company is comparable to Fleet in the merger. The following table compares information derived by DLJ with respect to the merger and the ranges and medians indicated for these selected transactions:

                                                                                    SELECTED TRANSACTIONS
                                                                                  --------------------------      THE
                                                                                      RANGE        MEDIAN       MERGER
                                                                                  -------------  -----------  -----------
IN-MARKET TRANSACTIONS
  Implied premium of offer price to market price on last trading day prior to
  announcement                                                                    6.7%-43.4%           22.7%        12.9%

  Ratio of implied offer price to:

    Book value per share                                                          1.38x-4.05x          2.97x        3.25x
    Tangible book value per share                                                 1.66x-5.96x          4.04x        3.88x
    Latest 12 months earnings per share                                           11.6x-24.9x          21.2x        18.5x
    Forward 12 months earnings per share                                          10.8x-22.0x          19.2x        16.7x

PARTIAL-MARKET TRANSACTIONS
  Implied premium of offer price to market price on last trading day prior to
  announcement                                                                    6.5%-25.9%           17.2%        12.9%

  Ratio of implied offer price to:

    Book value per share                                                          2.72x-5.39x          2.88x        3.25x
    Tangible book value per share                                                 3.08x-5.95x          3.61x        3.88x
    Latest 12 months earnings per share                                           12.5x-27.6x          22.1x        18.5x
    Forward 12 months earnings per share                                          12.0x-20.5x          17.4x        16.7x

OUT-OF-MARKET TRANSACTIONS
  Implied premium (discount) of offer price to market price on last trading day
  prior to announcement                                                           (3.0)%-44.1%         22.4%        12.9%

  Ratio of implied offer price to:

    Book value per share                                                          1.24x-4.27x          3.08x        3.25x
    Tangible book value per share                                                 1.30x-8.60x          3.98x        3.88x
    Latest 12 months earnings per share                                           9.1x -31.3x          21.9x        18.5x
    Forward 12 months earnings per share                                          8.5x -25.8x          17.4x        16.7x

    In addition, DLJ calculated the median values of all of the foregoing information with respect to all of these transactions taken together as a group. The following table compares information derived by DLJ with respect to the merger and these medians:

                                                                                          MEDIAN OF ALL            THE
                                                                                     PRECEDENT TRANSACTIONS      MERGER
                                                                                    -------------------------  -----------

Implied premium of offer price to market price on last trading day prior to
announcement                                                                                     22.4%               12.9%

Ratio of implied offer price to:

  Book value per share                                                                           2.97x               3.25x
  Tangible book value per share                                                                  3.98x               3.88x
  Latest 12 months earnings per share                                                            21.8x               18.5x
  Forward 12 months earnings per share                                                           17.4x               16.7x

    DLJ also compared the announced transaction synergies for each of those precedent transactions with the operating synergies expected by management of Fleet to be achieved in connection with the merger. Based on this analysis, DLJ determined that the operating synergies expected by management of Fleet to be achieved in connection with the merger were in line with the corresponding medians for the partial-market transactions, which DLJ considered most similar to the merger, and for all of the precedent transactions taken together as a group.

    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying DLJ's opinion. In arriving at its fairness determination, DLJ considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, DLJ made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all those analyses. In addition, in performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Fleet or BankBoston or the merger. The analyses were prepared for purposes of DLJ providing its opinion to the Fleet Board as to the fairness of the exchange ratio from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, DLJ does not assume responsibility if future results are materially different from those forecast.

    As described above, the opinion of DLJ to the Fleet Board was among many factors taken into consideration by the Fleet Board in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the Fleet Board's or Fleet management's opinion with respect to the value of Fleet or a combination of Fleet and BankBoston, or of whether the Fleet Board or Fleet management would have been willing to agree to a different exchange ratio. Fleet placed no limits on the scope of the analysis performed, or opinion expressed, by DLJ.

OPINIONS OF BANKBOSTON'S FINANCIAL ADVISORS

    BankBoston retained Merrill Lynch and Morgan Stanley to act as its financial advisors in connection with the merger. On March 13, 1999, the BankBoston Board held a meeting to evaluate the merger. At the meeting, Merrill Lynch and Morgan Stanley each rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in their respective opinions, the exchange ratio was fair, from a financial point of view, to BankBoston stockholders. Merrill Lynch and Morgan Stanley each subsequently confirmed and updated its March 13, 1999 opinion in writing by delivering to the BankBoston Board a written opinion dated as of the date of this Joint Proxy Statement-Prospectus. In connection with their written opinions, each of Merrill Lynch and Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render their earlier opinions. They also performed procedures to update certain of their analyses and reviewed the assumptions used in their analyses and the factors considered in connection with their earlier opinions.

    The full text of the Merrill Lynch and Morgan Stanley opinions, which describe, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch and Morgan Stanley, respectively, are attached as Appendices F and G to this document and are incorporated in this document by reference. BankBoston stockholders are urged to, and should, read these opinions carefully and in their entirety. Merrill Lynch's and Morgan Stanley's opinions are each directed to the BankBoston Board and address only the fairness, from a financial point of view, of the exchange ratio to the BankBoston stockholders. Neither of the opinions addresses any other aspect of the merger or any related transaction, or constitutes a recommendation to any stockholder as to how to vote at the BankBoston special meeting. The summary of the fairness opinions set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of the opinions.

    The summary below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the Morgan Stanley opinion or the presentation made by Merrill Lynch and Morgan Stanley to the BankBoston Board, but summarizes the material analyses performed and presented in connection with such opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective opinions, neither Merrill Lynch nor Morgan Stanley attributed any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, each of Merrill Lynch and Morgan Stanley believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented in tabular format, without considering all analyses and factors or the narrative description of the analysis, could create a misleading or incomplete view of the process underlying their analyses and opinions.

    THE MERRILL LYNCH OPINION. In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to BankBoston and Fleet that Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of BankBoston and Fleet furnished to Merrill Lynch by the senior management of BankBoston and Fleet as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Merrill Lynch by senior management of BankBoston and Fleet;

    - conducted discussions with members of senior management of BankBoston and Fleet concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings, revenue enhancements and related expenses expected to result from the merger;

    - reviewed the market prices and valuation multiples for BankBoston common stock and Fleet common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed the publicly reported financial conditions and results of operations of BankBoston and Fleet and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - participated in certain discussions and negotiations with representatives of BankBoston and Fleet and their financial and legal advisors;

    - reviewed the potential pro forma impact of the merger;

    - reviewed the merger agreement and the related stock option agreements; and

    - reviewed those other financial studies and analyses and took into account those other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with, or reviewed by, or for Merrill Lynch, or publicly available. In addition, Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of BankBoston or Fleet nor has Merrill Lynch been furnished any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of BankBoston or Fleet, nor reviewed any individual credit files of BankBoston or Fleet or been requested to conduct such a review, and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both BankBoston and Fleet are adequate to cover those losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of BankBoston or Fleet. With respect to the financial and operating forecast information furnished to or discussed with Merrill Lynch by BankBoston or Fleet, including the cost savings, revenue enhancements and related expenses expected to result from the merger, Merrill Lynch assumed that they had been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of each of BankBoston and Fleet as to the future financial and operating performance of BankBoston, Fleet or the combined company, as the case may be. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

    For the purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analysis:

    - the merger will be consummated substantially in accordance with the terms set forth in the merger agreement;

    - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

    - each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by that party under that documents;

    - all conditions to the consummation of the merger will be satisfied without any waivers; and

    - in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

    Merrill Lynch further assumed that the merger will be accounted for as a pooling of interests under GAAP, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of BankBoston common stock or shares of Fleet common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the closing of the merger.

    THE MORGAN STANLEY OPINION. In arriving at its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of BankBoston and Fleet, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning BankBoston and Fleet prepared by the management of BankBoston and Fleet, respectively;

    - discussed the past and current operations and financial condition and the prospects, including the financial prospects, of BankBoston and Fleet with senior executives of BankBoston and Fleet, respectively;

    - reviewed the reported prices and trading activity for BankBoston common stock and Fleet common stock;

    - compared the financial performance of BankBoston and Fleet and the prices and trading activity of BankBoston common stock and Fleet common stock with that of certain other comparable publicly traded companies and their securities;

    - discussed the results of regulatory examinations of BankBoston and Fleet and recent discussions with regulators regarding the merger with senior management of BankBoston and Fleet, respectively;

    - discussed with senior management of BankBoston and Fleet the strategic objectives of the merger and their estimates of the synergies and other benefits of the merger for the combined company;

    - analyzed the pro forma impact of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

    - reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

    - participated in discussions and negotiations among representatives of BankBoston and Fleet and their financial and legal advisors;

    - reviewed the merger agreement and certain related documents; and

    - performed those other analyses and considered those other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley opinion. With respect to the financial prospects, including the synergies and other benefits expected to result from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BankBoston and Fleet. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of BankBoston and Fleet, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley has not examined any individual loan files of BankBoston or Fleet. In addition, Morgan Stanley assumed the merger will be closed substantially in accordance with the terms set forth in the merger agreement. Morgan Stanley further assumed that, in connection with the receipt of all necessary regulatory approvals for the merger, including any divestiture requirements or amendments or modifications, no restrictions will be imposed that would have a material adverse effect on the consolidated benefits expected to be derived in the merger. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley opinion.

    ANALYSIS OF MERRILL LYNCH AND MORGAN STANLEY

    In performing their respective analyses, Merrill Lynch and Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Morgan Stanley, BankBoston and Fleet. Any estimates contained in the analyses performed by Merrill Lynch and Morgan Stanley are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch and Morgan Stanley opinions were among several factors taken into consideration by the BankBoston Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BankBoston Board or BankBoston's management with respect to the fairness of the exchange ratio.

    The following is a summary of the material financial analyses presented by Merrill Lynch and Morgan Stanley to the BankBoston Board on March 13, 1999 in connection with the rendering of their respective opinions on that date. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch's and Morgan Stanley's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the tabular data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's and Morgan Stanley's financial analyses.

    Calculation of Implied Value of Exchange Ratio. Merrill Lynch and Morgan Stanley reviewed the terms of the merger. They noted that the exchange ratio of
1.1844 had an implied value of $53.00 per share of BankBoston common stock, based upon the closing price of Fleet common stock on March 12, 1999, the last trading day prior to the presentation by Merrill Lynch and Morgan Stanley to the BankBoston Board. The closing price of Fleet common stock on that day was $44.75. They also noted that this resulted in a premium of approximately 13% to the closing price of $46.94 of BankBoston common stock as of March 12, 1999 and a 35% premium to BankBoston's last 30 trading days average price.

    Discounted Dividend Analysis--BankBoston. Merrill Lynch and Morgan Stanley performed a discounted dividend analysis to estimate a range of present values per share of BankBoston common stock assuming BankBoston continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that BankBoston could generate, and (2) the present value of the "terminal value" of BankBoston common stock at December 31, 2003.

    In calculating a terminal value of BankBoston common stock at December 31, 2003, Merrill Lynch and Morgan Stanley applied a multiple of 12.0x to 14.0x to year 2004 forecasted cash earnings. The dividend stream and terminal value were then discounted back to December 31, 1998 using discount rates from 13.0% to 15.0%, which rates Merrill Lynch and Morgan Stanley viewed as the appropriate range of discount rates for a company with BankBoston's risk characteristics.

    In performing this analysis, Merrill Lynch and Morgan Stanley used First Call earnings estimates for 1999 and 2000. For periods after 2000, earnings were grown at First Call's estimated long-term earnings growth rate of 11%. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Merrill Lynch and Morgan Stanley also assumed an annual asset growth rate of 5%. Merrill Lynch and Morgan Stanley further assumed that earnings in excess of those necessary to maintain BankBoston's tangible common equity ratio at 6.00% are dividendable. Based on the above assumptions, the stand-alone present value of the BankBoston common stock ranged from $39.94 to $48.88 per share.

    Discounted Dividend Analysis--Fleet. Merrill Lynch and Morgan Stanley performed a discounted dividend analysis to estimate a range of present values per share of Fleet common stock assuming Fleet continued to operate as a stand-alone entity. The range was determined in the same manner as that determined with regard to BankBoston, using the same multiples, terminal years, and discount rates, which rates Merrill Lynch and Morgan Stanley viewed as the appropriate range of discount rates for a company with Fleet's risk characteristics. In performing this analysis, Merrill Lynch and Morgan Stanley used First Call earnings estimates for 1999 and 2000. For periods after 2000, earnings were grown at First Call's estimated long-term earnings growth rate of 11%. Merrill Lynch and Morgan Stanley also assumed an annual asset growth rate of 5%. Merrill Lynch and Morgan Stanley further assumed that earnings in excess of those necessary to maintain Fleet's tangible common equity ratio at 5.50% are dividendable. Based on the above assumptions, the stand-alone present value of the Fleet common stock ranged from $39.33 to $47.85 per share.

    Pro Forma Discounted Dividend Analysis. Merrill Lynch and Morgan Stanley also performed a pro forma discounted dividend analysis to estimate a range of present values per share of Fleet common stock and BankBoston common stock based on the pro forma combined company. This range was arrived at using the same valuation methodology applied in the preceding four paragraphs in terms of calculating the terminal value of the combined company and the discount rates applicable to that value. Merrill Lynch and Morgan Stanley also made the same assumptions as set forth in the preceding four paragraphs, except that: (1) earnings estimates for the combined company are based on First Call's combined Consensus Equity Analysts' Estimates; (2) synergies are assumed to equal $600 million pre-tax in 2001, with 60% realized in 2000 and 100% in 2001, with synergies growing at 3% thereafter; and (3) a deposit premium of 12% is assumed to be received for the $13.4 billion in deposits assumed to be divested, with a further assumption that a 1.20% return on average assets is received on the divestiture package with the proceeds reinvested to earn 10% pre-tax.

    Based on these assumptions, the present value of Fleet common stock ranged from $40.68 to $49.72 per share. Merrill Lynch and Morgan Stanley then applied the exchange ratio to the pro forma discounted dividend values arrived at per share of Fleet common stock to determine a range of present values per share of BankBoston common stock, and determined that the present value of the BankBoston common stock under this analysis ranged from $48.18 to $58.88 per share.

    The analyses set forth in each of the preceding six paragraphs is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to BankBoston and Fleet referred to in those paragraphs were based on several factors, including the financial advisors' knowledge of each of BankBoston and Fleet and the industry in which they operate, the business risk of each company and the overall interest rate environment as of March 13, 1999. The asset growth rates applied for BankBoston and Fleet took into consideration several factors, including the historical asset growth of each of BankBoston and Fleet as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    Contribution Analysis. Merrill Lynch and Morgan Stanley also reviewed the relative contributions of BankBoston and Fleet to the pro forma combined company with regard to certain financial and operating measurements. This analysis was based on market information as of March 12, 1999 and financial data as of, or for the quarter ended, December 31, 1998. This analysis also took into account the acquisition of Sanwa Business Credit Corporation by Fleet.

    Merrill Lynch and Morgan Stanley then compared these contributions to the pro forma implied stock ownership interests of BankBoston and Fleet of 38% and 62%, respectively, resulting from the merger. These pro forma implied stock ownership percentages were based on the exchange ratio and on fully diluted shares based on stated shares outstanding as of December 31, 1998 and options and warrants accounted for under the treasury stock method based on the market price as of March 12, 1999. The following table indicates what BankBoston's and Fleet's percentage contributions would have been on a pro forma basis to the combined company in the categories listed. The fully diluted market capitalization analysis was based on fully diluted shares based on stated shares outstanding as of December 31, 1998 and options and warrants accounted for under the treasury stock method based on the market price as of March 12, 1999. The 1999 and 2000 estimated net income analyses were based on consensus First Call earnings estimates.

                                                                 CONTRIBUTION
                                                        ------------------------------
                                                           BANKBOSTON         FLEET
                                                        -----------------     -----
Total assets..........................................             40%             60%
Total loans...........................................             36              64
Total deposits........................................             41              59
Common equity.........................................             36              64
Tangible common equity................................             42              58
Fully diluted market capitalization...................             35              65
1999 estimated net income.............................             36              64
2000 estimated net income.............................             36              64

    Peer Group Total Stock Returns Analysis. Merrill Lynch and Morgan Stanley analyzed the compound annual growth rates of the stock prices of the following publicly held companies in the financial services industry that Merrill Lynch and Morgan Stanley selected and deemed to be relevant. This analysis adjusted the stock prices for the companies involved to take into account the reinvestment of dividends in stock and was pro forma for pending acquisitions:

    - Chase Manhattan Corp.;

    - Firstar Corporation;

    - Mellon Bank Corporation;

    - SunTrust Banks Inc. (GA);

    - Wells Fargo & Company;

    - Wachovia Corporation;

    - U.S. Bancorp;

    - National City Corporation (OH);

    - PNC Bank Corp.;

    - BankAmerica Corporation;

    - KeyCorp;

    - Bank One Corporation; and

    - First Union Corporation.

    Merrill Lynch and Morgan Stanley also analyzed comparable data for those companies that are in the S&P Bank Index and then compared the data on the selected companies and the companies in the S&P Bank Index to comparable data for BankBoston and Fleet, based on one-year, two-year, three-year, four-year and five-year growth rates. The following table indicates the fully adjusted stock price compound annual growth rate, including the reinvestment of dividends in stock, over the one- to five-year period for BankBoston and Fleet as compared to the average for the companies selected by Merrill Lynch and Morgan Stanley and the companies that are in the S&P Bank Index.

                                                                           FULLY ADJUSTED STOCK PRICE COMPOUND ANNUAL GROWTH
                                                                                                  RATE
                                                                           --------------------------------------------------
                                                                             1-YEAR       2-YEAR       3-YEAR       4-YEAR
                                                                           -----------  -----------  -----------  -----------
Merrill-Morgan Selected Companies Average................................           9%          20%          33%          36%
S&P Bank Index...........................................................           3           13           26           31
BankBoston...............................................................          (8)          12           30           39
Fleet....................................................................          17           23           35           34


                                                                             5-YEAR
                                                                           -----------
Merrill-Morgan Selected Companies Average................................          30%
S&P Bank Index...........................................................          25
BankBoston...............................................................          37
Fleet....................................................................          24

    Comparison of Selected Comparable Companies. Merrill Lynch and Morgan Stanley compared selected operating and stock market results of BankBoston and Fleet to the publicly available corresponding data for the companies selected by Merrill Lynch and Morgan Stanley that are listed above. The following table compares selected financial data of BankBoston and Fleet with corresponding median data for the companies selected by Merrill Lynch and Morgan Stanley relating to stock trading multiples, among other things, that are based on financial data as of December 31, 1998, earnings estimates from First Call as of March 12, 1999 and market prices as of March 12, 1999. The calculations of price-to-1999 and price-to-2000 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP.

                                                                                                                      FIRST CALL
                                                       PRICE/       PRICE/       PRICE/                                PROJECTED
                                          PRICE/       STATED     1999 FIRST   2000 FIRST     PRICE/       PRICE/      FIVE-YEAR
                                          STATED      TANGIBLE       CALL         CALL         1999         2000          EPS
                                           BOOK         BOOK       ESTIMATED    ESTIMATED    ESTIMATED    ESTIMATED     GROWTH
                                           VALUE        VALUE         EPS          EPS       CASH EPS     CASH EPS       RATE
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Merrill-Morgan Selected Companies
  Average.............................        3.40x        4.74x       16.81x       14.84x       15.51x       13.81x        12.0%
BankBoston............................        2.87         3.43        14.81        13.45        14.03        12.81         11.0
Fleet.................................        2.92         4.52        15.59        14.16        13.45        12.37         11.0


                                            2000
                                            PRICE
                                          EARNINGS
                                           GROWTH
                                            RATIO
                                        -------------
Merrill-Morgan Selected Companies
  Average.............................          121%
BankBoston............................          122
Fleet.................................          129

    Merrill Lynch and Morgan Stanley also compared selected financial data of BankBoston and Fleet to corresponding median data for the companies selected by Merrill Lynch and Morgan Stanley relating to certain profitability ratios, among other things, that are based on financial data as of December 31, 1998 with earnings normalized for non-recurring charges.

                                                                 LATEST
                                                  LATEST         QUARTER
                                                  QUARTER      ANNUALIZED
                                                ANNUALIZED      RETURN ON                      NON-INTEREST
                                                 RETURN ON       AVERAGE                         EXPENSE/       NON-INTEREST
                                                  AVERAGE        COMMON       NET INTEREST        AVERAGE          INCOME/
                                                  ASSETS         EQUITY          MARGIN           ASSETS          REVENUES
                                               -------------  -------------  ---------------  ---------------  ---------------
Merrill-Morgan Selected Companies Average....         1.44%         17.76%           4.12%            3.97%            44.0%
BankBoston...................................         1.10          17.35            4.13             4.33             43.9
Fleet........................................         1.68          19.90            4.62             4.15             46.8


                                                EFFICIENCY
                                                   RATIO
                                               -------------
Merrill-Morgan Selected Companies Average....         59.1%
BankBoston...................................         67.2
Fleet........................................         52.4

    Merrill Lynch and Morgan Stanley further compared selected financial data of BankBoston and Fleet to corresponding median data for the companies selected by Merrill Lynch and Morgan Stanley relating to certain balance sheet and asset quality ratios, among other things, that are based on asset quality information as of December 31, 1998.

                                                                          TANGIBLE
                                                                           COMMON                        NON-         RESERVES/
                                                                           EQUITY/    INTANGIBLES/    PERFORMING        NON-
                                                 LOANS/       EQUITY/     TANGIBLE       COMMON         ASSETS/      PERFORMING
                                                DEPOSITS      ASSETS       ASSETS        EQUITY         ASSETS         ASSETS
                                               -----------  -----------  -----------  -------------  -------------  -------------
Merrill-Morgan Selected Companies Average....       102.1%        8.14%        6.12%        24.80%          0.37%         294.8%
BankBoston...................................        88.3         6.55         5.54         16.38           0.55          187.6
Fleet........................................        99.6         8.49         5.24         35.26           0.27          550.4


                                                RESERVES/
                                                  LOANS
                                               -----------
Merrill-Morgan Selected Companies Average....        1.68%
BankBoston...................................        1.76
Fleet........................................        2.24

    No company or transaction used in the comparable company analyses described above is identical to BankBoston, Fleet, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data or comparable company data.

    Pro Forma Financial Impact. Based on an exchange ratio of 1.1844, Merrill Lynch and Morgan Stanley also analyzed the pro forma per share financial impact of the merger on BankBoston's and Fleet's earnings per share, book value per share, tangible book value per share, and tangible common equity. The analysis was based on the assumption that the combined company would realize management's projected fully phased-in pre-tax synergies ($600 million) within the time periods specified by BankBoston and Fleet (60% in 2000 and 100% in 2001).

    The analyses performed indicated that, on a per share basis, the merger would be accretive to BankBoston's and Fleet's estimated earnings per share (calculated in accordance with GAAP) in each of 2000 and 2001 based on consensus First Call earnings estimates, First Call long-term growth rates and estimated pre-tax synergies of $600 million (realized 60% in 2000 and 100% in 2001), and assuming deposit divestitures of $13.4 billion.

    The analyses performed also indicated that the merger would be accretive to BankBoston's and dilutive to Fleet's book value per share and further indicated that the merger would be accretive to Fleet's and dilutive of BankBoston's tangible book value per share, in each case, as of the closing of the merger. The book value per share and tangible book value per share analyses assume deposit divestitures of $13.4 billion, and include the impact of an estimated restructuring charge of $1 billion pretax. The analysis performed further indicated that the merger would result in a tangible common equity ratio of 5.98% after taking into account the impact of the pro forma adjustments.

    The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

    Historical Exchange Ratio Analysis. Merrill Lynch and Morgan Stanley also compared the per share market prices of Fleet common stock and BankBoston common stock during different periods during the one-year period prior to March 12, 1999 to determine the implied average exchange ratio that existed between Fleet common stock and BankBoston common stock for those periods, and compared those ratios with the exchange ratio. The following table indicates the average exchange ratio of BankBoston common stock for Fleet common stock for the periods listed.

                                                                 AVERAGE
                                                             EXCHANGE RATIO
                                                            -----------------
March 12, 1999............................................          1.049
Five-day period...........................................          1.010
Ten-day period............................................          0.973
One-month period..........................................          0.947
Two-month period..........................................          0.901
Three-month period........................................          0.901
Six-month period..........................................          0.932
Nine-month period.........................................          1.027
12-month period...........................................          1.093

    BankBoston retained each of Merrill Lynch and Morgan Stanley based upon their experience and expertise. Merrill Lynch and Morgan Stanley are internationally recognized investment banking and advisory firms. As part of their investment banking businesses, Merrill Lynch and Morgan Stanley are each regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In addition, in the ordinary course of their respective businesses, each of Merrill Lynch and Morgan Stanley and their respective affiliates also may actively trade the debt and equity securities of BankBoston and Fleet for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold a long or short position in these securities. In the past two years, Merrill Lynch and Morgan Stanley each has provided financial advisory, investment banking and other services to BankBoston unrelated to the proposed merger, and Merrill Lynch has received approximately $10.2 million, and Morgan Stanley has received approximately $7.0 million, from BankBoston for the rendering of such services. Merrill Lynch and Morgan Stanley may provide these type of services to the combined company in the future and receive fees for those services.

    Pursuant to separate letter agreements between BankBoston and Merrill Lynch and BankBoston and Morgan Stanley, each dated as of March 11, 1999, BankBoston agreed to pay each of Merrill Lynch and Morgan Stanley for financial advisory services rendered through the closing of the merger (1) an initial fee of $5 million payable upon the execution of the merger agreement and regardless of whether the merger is closed, and (2) a transaction fee of $20 million payable if and when the merger agreement or any other transaction with Fleet is closed. Any initial fee paid to each of Merrill Lynch and Morgan Stanley will be credited against the transaction fee paid to these firms. BankBoston also agreed, among other things, to reimburse each of Merrill Lynch and Morgan Stanley for certain expenses incurred in connection with the services provided by Merrill Lynch and Morgan Stanley, and to indemnify each of Merrill Lynch and Morgan Stanley and their respective affiliates from and against certain liabilities and expenses, which may include certain liabilities under U.S. federal securities laws in connection with their engagements.

CHANGING THE METHOD OF EFFECTING THE COMBINATION

    Fleet may, at any time, change the method of effecting the combination of BankBoston and Fleet, including a change to provide for the merger of a wholly-owned subsidiary of either party with and into the other. However, no change may (a) alter or change the amount or kind of consideration to be issued to holders of the capital stock of BankBoston as provided for in the merger agreement, except for appropriate adjustments in the event of a change in the structure of the merger, (b) adversely affect the tax treatment of BankBoston stockholders as a result of receiving the merger consideration, or

(c) materially impede or delay consummation of the transactions contemplated by the merger agreement.

CONVERSION OF STOCK

    At the effective time, each share of BankBoston common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive 1.1844 shares of Fleet common stock, subject to customary antidilution adjustments as provided in the merger agreement and described below. Shares of BankBoston common stock held by Fleet or BankBoston or any subsidiary of either company will not be converted into the right to receive Fleet common stock, except

    - in both cases, for shares held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("TRUST ACCOUNT SHARES") or in respect of a debt previously contracted ("DPC SHARES"), and

    - for shares of BankBoston common stock outstanding immediately prior to the effective time, the holders of which delivered to BankBoston a written demand for appraisal of their shares in the manner provided in Sections 86 and 89 of the MBCL.

BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF FLEET COMMON STOCK PRIOR TO THE EFFECTIVE TIME MAY FLUCTUATE, THE VALUE OF THE SHARES OF FLEET COMMON STOCK THAT HOLDERS OF BANKBOSTON COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

    Each outstanding share of BankBoston common stock owned by Fleet or its subsidiaries or BankBoston or its subsidiaries, other than trust account shares or DPC shares, or by BankBoston as treasury stock will be cancelled at the effective time and will cease to exist, and no Fleet common stock or other consideration will be delivered in exchange for their cancelled shares.

    Each share of Fleet common stock and each share of the preferred stock, par value $1.00 per share, of Fleet issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of common stock or preferred stock, as the case may be, of the combined company immediately after consummation of the merger.

TREATMENT OF OPTIONS

    Each stock option to acquire BankBoston common stock granted under BankBoston's stock option and incentive plans outstanding and unexercised immediately prior to the effective time will be converted automatically at the effective time into a stock option to purchase common stock of the combined company and will continue to be governed by the terms of the BankBoston stock plan under which it was granted. The combined company will assume the BankBoston stock plans. In each case, the number of shares of Fleet common stock subject to the new Fleet stock option will be equal to the product of the number of shares of BankBoston common stock subject to the BankBoston stock option and the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Fleet common stock subject to the new Fleet stock option will be equal to the exercise price per share of BankBoston common stock under the BankBoston stock option divided by the exchange ratio, rounded up to the nearest whole cent. The duration and other terms of each new Fleet stock option will be substantially the same as the prior BankBoston stock option. In any event, stock options that are incentive stock options under the Code will be adjusted in the manner prescribed by the Code.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    At or prior to the effective time, Fleet will deposit, or cause to be deposited, with a subsidiary of Fleet, or another bank or trust company reasonably acceptable to both Fleet and BankBoston, certificates representing the shares of Fleet common stock and cash in lieu of any fractional shares to be issued pursuant to the merger agreement in exchange for outstanding shares of BankBoston common stock. That subsidiary or bank will act as the exchange agent for the benefit of the holders of certificates of BankBoston common stock.

    As soon as practicable after the effective time, a form of transmittal letter will be mailed by the exchange agent to BankBoston stockholders. This transmittal letter will contain instructions with respect to the surrender of certificates representing BankBoston common stock.

    YOU SHOULD NOT RETURN YOUR BANKBOSTON COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Until they surrender their BankBoston stock certificates for exchange after the effective time, holders of those certificates will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Fleet common stock into which their shares have been converted. When they surrender their certificates, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of BankBoston of shares of BankBoston common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of BankBoston common stock are presented after the effective time, they will be canceled and exchanged for a certificate representing the applicable number of shares of Fleet common stock.

    No fractional shares of Fleet common stock will be issued to any holder of BankBoston common stock upon consummation of the merger. For each fractional share that would otherwise be issued, Fleet will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of Fleet common stock on the NYSE as reported by THE WALL STREET JOURNAL for the five trading days immediately preceding the date of the effective time. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

    None of Fleet, BankBoston or any other person will be liable to any former holder of BankBoston common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for BankBoston common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

    Holders of Fleet common stock will not be required to exchange certificates representing their shares of Fleet common stock or otherwise take any action as a result of the consummation of the merger. THERE IS NO NEED FOR FLEET STOCKHOLDERS TO SUBMIT THEIR FLEET COMMON STOCK CERTIFICATES TO FLEET, BANKBOSTON, THE EXCHANGE AGENT OR TO ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

    For a description of Fleet common stock and a description of the differences between the rights of the holders of BankBoston common stock, on the one hand, and holders of Fleet common stock, on the other hand, see "Description of Fleet Capital Stock" and "Comparison of Stockholders' Rights."

EFFECTIVE TIME

    The effective time of the merger will be the time and date set forth in the articles of merger that will be filed with each of the Secretary of State of the State of Rhode Island and the Secretary of the Commonwealth of the Commonwealth of Massachusetts on the closing date of the merger. The closing date will occur on a date to be specified by the parties. Subject to applicable law, this date will be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement. Fleet and BankBoston each anticipate that the merger will be consummated during the fourth quarter of 1999, if not earlier. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Fleet and BankBoston will obtain those approvals or that Fleet and BankBoston will consummate the merger. If the merger is not completed on or before March 14, 2000, either Fleet or BankBoston may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains reciprocal representations and warranties of Fleet and BankBoston, as to, among other things,

    - their corporate organization and existence and that of their subsidiaries;

    - their capitalization and that of their subsidiaries;

    - their corporate power and authority;

    - the compliance of the merger agreement with (1) their articles and bylaws,
      (2) applicable law, and (3) certain material agreements;

    - governmental and third-party approvals;

    - the timely filing of required regulatory reports;

    - their financial statements and filings with the Securities and Exchange Commission (the "SEC");

    - their brokers' fees;

    - the absence of certain changes in their businesses since December 31, 1998;

    - the absence of material legal proceedings and injunctions;

    - the filing and accuracy of their tax returns;

    - their employee benefit plans and related matters;

    - the availability and accuracy of their reports and filings with the SEC;

    - their compliance with applicable law;

    - the validity of, and the absence of material defaults under, certain contracts;

    - conduct of their non-U.S. banking, consumer finance and securities operations;

    - their agreements with regulatory agencies;

    - their use of interest rate risk management instruments, such as swaps and options;

    - the absence of undisclosed liabilities;

    - their insurance;

    - the absence of environmental liabilities;

    - the inapplicability to the merger of Massachusetts and Rhode Island anti-takeover laws, the Fleet rights agreement and the Rights Agreement, dated June 28, 1990, as amended, between BankBoston and BankBoston, N.A., as Rights Agent (the "BANKBOSTON RIGHTS AGREEMENT");

    - their year 2000 risk management plans;

    - qualification of the merger as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and for pooling of interests accounting treatment;

    - the absence of stockholder agreements;

    - their receipt of opinions from financial advisors; and

    - the accuracy of information provided for inclusion in documents filed with regulatory agencies.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the merger agreement, prior to the effective time, each of Fleet and BankBoston has agreed to, and to cause their respective subsidiaries to:

    - conduct its business in the ordinary course;

    - use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and to retain the services of its officers and key employees;

    - take no action that would adversely affect or delay the receipt of any required regulatory approvals or to perform its covenants and agreements under the merger agreement or the option agreements;

    - use its reasonable best efforts to promptly prepare and file all necessary applications, notices, petitions and filings, and to cooperate in obtaining permits, consents, approvals and authorizations of all necessary third parties and governmental entities;

    - furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and any other matters as may be necessary in connection with the merger, and to use its reasonable best efforts to take all necessary actions to comply promptly with all legal requirements that may be imposed on a party or its subsidiaries to consummate the merger; and

    - give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions, and for the purposes set forth in, the merger agreement.

    Fleet and BankBoston also agreed that the employee benefit plans in place at the effective time with respect to employees of Fleet and BankBoston, as the case may be, will remain in effect for those employees, until the combined company adopts new benefit plans covering those employees who continue to be employed by the combined company. Fleet and BankBoston agreed to cooperate in reviewing, evaluating and analyzing the Fleet benefit plans and the BankBoston benefit plans with a view towards developing appropriate new benefit plans.

    Under the terms of the BankBoston Performance Recognition Opportunity Plan and certain incentive plans of BankBoston's business units, certain employees of BankBoston and its subsidiaries will be entitled to receive PRO RATA bonuses for performance during 1999 prior to completion of the merger. BankBoston has agreed to determine these bonuses in accordance with the terms of those plans and consistent with past practice. BankBoston has also agreed that the aggregate amount required to be contributed as a result of the merger to trusts maintained in respect of certain BankBoston benefit plans will be subject to a dollar limitation. Fleet and BankBoston also reached certain agreements with respect to directors' and officers' indemnification and insurance, and with respect to dividends. See "--Interests of Certain Persons in the Merger."

    Assuming that BankBoston delivers to Fleet the Section 16 information described below in a timely fashion, Fleet also has agreed to adopt a resolution providing that the receipt by BankBoston insiders of Fleet common stock in exchange for BankBoston common stock, and of stock options on Fleet common stock upon conversion of stock options on BankBoston common stock, is intended to be exempt from liability pursuant to Section 16(b) under the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    "SECTION 16 INFORMATION" means information accurate in all respects regarding the BankBoston insiders, the number of shares of BankBoston common stock held by each BankBoston insider and expected to be exchanged for Fleet common stock in the merger, and the number and description of the stock options on BankBoston common stock held by each BankBoston insider and expected to be converted into stock options on Fleet common stock in connection with the merger.

    "BANKBOSTON INSIDERS" means those officers and directors of Bank Boston who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 information.

    In addition, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, or as contemplated by the option agreements, each of Fleet and BankBoston has agreed that, without the consent of the other party, it and its subsidiaries will not, among other things:

    INDEBTEDNESS

    - other than in the ordinary course of business,

       - incur any indebtedness for borrowed money, although the parties have made an exception for short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Fleet or any of its subsidiaries to Fleet or any of its subsidiaries, on the one hand, or of BankBoston or any of its subsidiaries to BankBoston or any of its subsidiaries, on the other hand,

       - assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or

       - make any loan or advance;

    DIVIDENDS AND STOCK REPURCHASES

    - make, declare or pay any dividend or make any other distribution on or, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except:

       - in the case of BankBoston, for regular quarterly cash dividends at a rate not in excess of $.32 per share of BankBoston common stock,

       - in the case of Fleet, for regular quarterly cash dividends on Fleet common stock at a rate not in excess of $.27 per share of Fleet common stock and regular quarterly cash dividends on Fleet preferred stock outstanding as of the date of the merger agreement at the rates set forth in the applicable certificate of designations for that Fleet preferred stock,

       - for dividends paid by any of the subsidiaries of each of Fleet and BankBoston to Fleet or BankBoston or any of their subsidiaries, respectively, and dividends paid in the ordinary course of business by any subsidiaries, whether or not wholly owned, of each of BankBoston and Fleet, and

       - for the acceptance of shares of BankBoston common stock or Fleet common stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case, in accordance with past practice and the terms of the applicable award agreements;

    CAPITAL STOCK

    - adjust, split, combine or reclassify any capital stock;

    - grant any stock appreciation right or grant any individual, corporation or other entity any right to acquire any shares of its capital stock other than:

       - pursuant to the Fleet rights agreement or the BankBoston rights agreement or any renewal or replacement of either of them, or

       - pursuant to the Fleet stock plans or the BankBoston stock plans, as the case may be, in the ordinary course of business;

    - issue any additional shares of capital stock except:

       - pursuant to the exercise of stock options outstanding as of March 14, 1999 or issued in compliance with the preceding bullet point,

       - pursuant to the option agreements,

       - pursuant to the Fleet rights agreement or the BankBoston rights agreement or any renewal or replacement of either of them, or

       - in the ordinary course of business consistent with past practice in connection with the BankBoston dividend reinvestment plan, the BankBoston stock plans, the Fleet stock plans and the Fleet dividend reinvestment plan;

    DISPOSITIONS AND ACQUISITIONS

    - sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, other than a subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

    - except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than a subsidiary;

    CONTRACTS

    - except for transactions in the ordinary course of business, terminate or waive any material provision of, any material contract or agreement, or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

    EMPLOYEES

    - increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees, or

    - become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or

    - accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

    ACQUISITION PROPOSALS

    - solicit or encourage from any third party, enter into any negotiations, discussions or agreement in respect of, authorize any individual, corporation or other entity to solicit or encourage from any third party, enter into any negotiations, discussions or agreements in respect of, provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its businesses or assets, the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the merger agreement;

    SETTLING CLAIMS

    - settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

    ADVERSE ACTIONS

    - knowingly take any action that would prevent or impede the merger from qualifying for pooling of interests accounting treatment or as a transaction of a type that is generally tax-free for U.S. federal income tax purposes, or

    - take any action that is in violation of any provision of the merger agreement, is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, except, in every case, as may be required by applicable law;

    AMENDMENTS TO GOVERNING DOCUMENTS

    - except as required under the merger agreement, amend its articles or its bylaws, amend or redeem the rights issued under the Fleet rights agreement or the BankBoston rights agreement, as the case may be, or otherwise take any action to exempt any individual or entity (other than BankBoston or its subsidiaries or Fleet or its subsidiaries, as the case may be) or any action taken by that individual or entity from the Fleet rights agreement or the BankBoston rights agreement, as the case may be, or any state anti-takeover law or similar restrictive provisions of a party's organizational documents;

    INVESTMENT PORTFOLIO

    - other than in prior consultation with the other party, restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise,

    - other than in prior consultation with the other party, materially change the manner in which the portfolio is classified or reported;

    ACCOUNTING

    - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

    OTHER AGREEMENTS

    - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions listed above.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

    - adoption of the merger agreement by the requisite affirmative votes of the holders of Fleet common stock and BankBoston common stock entitled to vote on the matter;

    - authorization for listing on the NYSE of the shares of Fleet common stock that are to be issued to BankBoston stockholders upon consummation of the merger, subject to official notice of issuance;

    - receipt of all regulatory approvals required to consummate the merger and all those approvals remaining in full force and effect and all statutory waiting periods with respect to those approvals having expired;

    - effectiveness of the registration statement (the "REGISTRATION STATEMENT") of which this Joint Proxy Statement-Prospectus forms a part and no stop order suspending its effectiveness having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

    - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality that prohibits or makes illegal consummation of the merger;

    - receipt by Fleet and BankBoston of the opinions of their respective counsel, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Fleet and BankBoston, as the case may be, dated as of the closing date, substantially that, on the basis of facts, representations and assumptions set forth in their opinions that are consistent with the state of facts existing at the effective time, the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

    - receipt by each of Fleet and BankBoston of a letter from their respective independent accountants, KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP, addressed to Fleet or BankBoston, as the case may be, that the merger will qualify for pooling of interests accounting treatment;

    - the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date as though made on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality or material adverse effect set forth in those representations and warranties, would have a material adverse effect on the party making the representation; and

    - each party will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

    Fleet's obligation to effect the merger is also subject to the condition that no contract, agreement, arrangement or commitment to sell or divest a significant amount of the branch deposits of Fleet located within either the State of Connecticut or the State of Rhode Island will have been entered into or contemplated.

    BankBoston's obligation to effect the merger is also subject to the following additional conditions that:

    - no contract, agreement, arrangement or commitment to sell or divest a significant amount of the branch deposits of BankBoston located within the Commonwealth of Massachusetts will have been entered into or contemplated; and

    - Fleet will have taken all actions as are necessary so that (1) the Bylaw Amendment is adopted by the Fleet Board and the Fleet stockholders not later than the effective time and (2) the resolutions related to the combined company board and the committees of the combined company board are adopted by the Fleet Board not later than the effective time.

    No assurance can be provided as to if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before March 14, 2000, either Fleet or BankBoston may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Fleet and BankBoston have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement. These approvals include approval from the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") and various state regulatory authorities. Fleet and BankBoston have completed the filing of applications and notifications to obtain the required regulatory approvals. The merger cannot proceed in the absence of those required regulatory approvals. There can be no assurance that those required regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging those approvals. There can likewise be no assurance that the U.S. Department of Justice (the "DOJ") or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.

    Fleet and BankBoston are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

    FEDERAL RESERVE BOARD. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and Section 25(a) of the Federal Reserve Act, as amended (the "FEDERAL RESERVE ACT"). Fleet and BankBoston have filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not consummate the merger until 30 days after that approval. During that time, the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no fewer than 15 days.

    The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of these factors, the parties anticipate that the Federal Reserve Board will consider the regulatory status of Fleet and BankBoston, current and projected economic conditions in the areas of the United States where Fleet and BankBoston operate, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") and the regulations promulgated under the FDICIA.

    Furthermore, the Federal Reserve Board will assess the degree to which Fleet and BankBoston and their subsidiaries have taken appropriate steps to assure that electronic data processing systems and those of their vendors are year 2000 compliant, as well as their plans for ensuring year 2000 readiness of the combined company. Additional information about Fleet's and BankBoston's year 2000 compliance efforts to date may be found in each company's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

    Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Fleet and BankBoston in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company and their subsidiaries. Each of Fleet's and BankBoston's subsidiary depository institutions (the "BANKS"), has either an outstanding or satisfactory CRA rating with the appropriate federal regulator. None of the Banks received any negative comments from its respective federal regulator in its last CRA examination relating to those ratings that were material and remain unresolved.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency (the "OCC"). The OCC has 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC within that 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Fleet for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

    As noted above, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no fewer than 15 days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently from the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. While Fleet and BankBoston believe there are substantial arguments to the contrary, failure of the DOJ to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

    In general, the Federal Reserve Board and the DOJ will examine the impact of the merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small- and middle-market businesses. Fleet and BankBoston have proposed divestitures of branches that together account for approximately $12.5 billion in deposits, dispersed approximately as follows: Massachusetts and New Hampshire--70%; Rhode Island--18%; and Connecticut--12%. Accompanying the divestiture will be associated small business and middle-market loans and a substantial infrastructure to support those loan portfolios. Fleet and BankBoston believe that their proposed divestiture is consistent with the antitrust guidelines of the Federal Reserve Board and the

DOJ, but can give no assurance that one or both of these agencies will not seek greater levels of divestiture. Fleet and BankBoston do not believe that the proposed divestiture will have any significant negative effect on the combined company.

    Fleet's and BankBoston's rights to exercise their respective options under the option agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the option agreements would result in Fleet or BankBoston, as the case may be, owning more than 5% of the outstanding shares of BankBoston common stock or Fleet common stock, respectively. In considering whether to approve Fleet's or BankBoston's right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of BankBoston common stock or Fleet common stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it will apply to its consideration of the merger.

    MASSACHUSETTS BOARD OF BANK INCORPORATION. The merger requires the approval of the Massachusetts Board of Bank Incorporation under Section 2 of Chapter 167A of the Massachusetts General Laws. In determining whether to approve the merger, the Massachusetts Board would consider whether or not the merger will unreasonably affect competition among Massachusetts banking institutions and will promote public convenience and advantage. In making this determination, the Massachusetts Board would consider, but would not be limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily-delineated local community.

    Section 4 of Chapter 167A of the Massachusetts General Laws also requires that, for a merger or acquisition requiring approval, the Massachusetts Board receive notice from the Massachusetts Housing Partnership Fund (the "MASSACHUSETTS HOUSING FUND") that the proposed acquiror has made arrangements satisfactory to the Massachusetts Housing Fund to make 0.9% of its assets located in Massachusetts available for call by the Massachusetts Housing Fund for a period of ten years for purposes of funding various affordable housing programs. Under the statute, unless waived by the Massachusetts Commissioner of Banks, Fleet will be required to maintain, for a period of two years following the consummation of the merger, the asset base of BankBoston N.A. at a level equal to or greater than the total assets of BankBoston N.A. on the date of consummation of the merger. In addition, unless waived by the Massachusetts Commissioner of Banks, the Massachusetts Board may not approve any proposed acquisition or merger if that acquisition or merger would result in a bank holding company holding or controlling in excess of 30% of the total deposits, exclusive of foreign deposits, of depository institutions in Massachusetts insured by the FDIC. After the merger and divestitures contemplated by the parties, it is estimated that the combined company would not control more than 30% of those total deposits, and, therefore, a permanent waiver of the deposit cap limit will not be required from the Massachusetts Commissioner of Banks.

    Fleet's and BankBoston's rights to exercise their respective options under the option agreements are also subject to the prior approval of the Massachusetts Board to the extent that the exercise of those options would result in Fleet or BankBoston, as the case may be, owning more than 5% of the outstanding shares of BankBoston common stock or Fleet common stock, respectively. In considering whether to approve Fleet's or BankBoston's right to purchase more than 5% of the outstanding shares of BankBoston common stock or Fleet common stock, as the case may be, the Massachusetts Board would generally apply the same statutory criteria it will apply to its consideration of the merger.

    CERTAIN FOREIGN APPROVALS. Approvals will also be required from, and notices must be submitted to, certain foreign bank and securities regulatory authorities in connection with the merger and the change in ownership of certain businesses that are controlled by BankBoston abroad. Fleet and BankBoston have filed and submitted, or will shortly file and submit, all applications and notices required to be submitted to obtain these approvals and provide these notices.

    OTHER STATE REGULATORY AUTHORITIES. The parties have been or will be filing applications or notifications with various other state financial institution regulatory and insurance authorities in connection with acquisitions or changes in control of subsidiaries of BankBoston that may be deemed to result from the consummation of the merger. An application will be filed with the Maine Bureau of Banking and a copy of the Federal Reserve Board application will be filed with the Florida Department of Banking and Finance. In addition, the merger may be reviewed by the state attorneys general in the various states in which Fleet and BankBoston own Banks. While Fleet and BankBoston believe there are substantial arguments to the contrary, these authorities may seek, under the applicable state laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to enjoin the merger.

    OTHER REQUISITE APPROVALS, NOTICES AND CONSENTS. Approvals also will be required from certain non-bank regulatory authorities in connection with the changes, as a result of the merger, in the ownership of certain businesses that are controlled by BankBoston. Ownership changes regarding registered broker-dealers controlled by BankBoston are subject to review by the various regulatory and self-regulatory organizations, including the NYSE, the National Association of Securities Dealers, Inc. and the Boston Stock Exchange, Inc., as well as approvals of certain relationships between various subsidiaries of Fleet and BankBoston. The reviews could require that additional policies and procedures be adopted by some of these subsidiaries. Fleet and BankBoston do not anticipate, however, that these policies and procedures would have a material impact on the business of any subsidiary.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to BankBoston stockholders who hold BankBoston common stock as a capital asset, that is, generally for investment. The summary is based on the Internal Revenue Code (the "CODE"), Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this Joint Proxy Statement-Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion summarizes the opinion of the law firm of Wachtell, Lipton, Rosen & Katz, counsel to Fleet. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to BankBoston stockholders subject to special treatment under U.S. federal income tax law. BankBoston stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of BankBoston common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold BankBoston common stock as part of a "hedge," "straddle" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the merger under applicable foreign, state or local laws.

    BANKBOSTON STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U. S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL. In connection with the filing of the Registration Statement, Wachtell, Lipton, Rosen & Katz has delivered to Fleet its opinion, dated the date of this Joint Proxy Statement-Prospectus, addressing the U.S. federal income tax consequences of the merger described below. Wachtell, Lipton, Rosen & Katz has rendered its opinion on the basis of facts, representations and assumptions set forth or referred to in its opinion that are consistent with the state of facts expected to exist at the effective time. In rendering this opinion, Wachtell, Lipton, Rosen & Katz required and relied upon factual representations contained in certificates of officers of Fleet and BankBoston. With respect to those certificates, Wachtell, Lipton, Rosen & Katz relied only on factual statements and representations contained in those certificates and, to the extent that those certificates also contain legal conclusions, Wachtell, Lipton, Rosen & Katz did not rely upon those legal conclusions. The opinion is that, for U.S.

federal income tax purposes, the merger will be treated as a transaction of a type that is generally tax-free and, accordingly:

    - neither Fleet nor BankBoston will recognize any gain or loss as a result of the merger;

    - BankBoston stockholders who exchange all of their BankBoston common stock solely for Fleet common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received in lieu of a fractional share interest in Fleet common stock;

    - the aggregate tax basis of the shares of Fleet common stock received by BankBoston stockholders, including fractional shares deemed received and redeemed as described below, will equal the aggregate tax basis of the shares of BankBoston common stock surrendered in exchange for that Fleet common stock;

    - the holding period of a share of Fleet common stock received in the merger, including a fractional share deemed received and redeemed as described below, will include the holder's holding period in the BankBoston common stock surrendered in exchange for that Fleet common stock; and

    - Cash received by a BankBoston stockholder in lieu of a fractional share interest in Fleet common stock will be treated as received in redemption of that fractional share interest, and a BankBoston stockholder will recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of BankBoston common stock allocable to that fractional share interest, if the deemed redemption meaningfully reduces the BankBoston stockholder's interest in Fleet, taking into account the constructive ownership rules of the Code. This capital gain or loss will be a long-term capital gain or loss if the holding period for that share of BankBoston common stock is greater than one year at the effective time. A common stockholder that owns an extremely small percentage of the stock of BankBoston, exercises no control over the affairs of Fleet or BankBoston, and who does not actually or constructively own any shares of Fleet stock other than those received in the merger, will be treated as experiencing a meaningful reduction in interest.

    The obligations of Fleet and BankBoston to consummate the merger are conditioned upon the receipt of further opinions of their respective counsel, Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Fleet and BankBoston, as the case may be, dated the closing date, substantially that, on the basis of facts, factual representations and assumptions set forth in each opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, that is, a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In rendering those opinions, counsel may require and rely upon representations contained in certificates of officers of Fleet, BankBoston and others, reasonably satisfactory in form and substance to counsel. None of the tax opinions to be delivered to the parties in connection with the merger as described in this document is binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

    In the event that (a) either Fleet or BankBoston fails to receive the opinion of its counsel described in the immediately preceding paragraph, (b) Fleet and BankBoston decide to waive the condition to their obligations to consummate the merger relating to those opinions and (c) Fleet and BankBoston determine that the tax consequences of the merger are materially different from those described above, Fleet and BankBoston will circulate additional materials to the Fleet stockholders and the BankBoston stockholders and will resolicit their approval of the merger.

ACCOUNTING TREATMENT

    Fleet and BankBoston anticipate that the merger will be accounted for as a pooling of interests transaction under GAAP. Under this method of accounting, BankBoston stockholders and Fleet stockholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of BankBoston common stock for shares of Fleet common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Fleet and BankBoston, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income, rather than adjustments to the combined company balance sheet.

    It is a condition to consummation of the merger that each of Fleet and BankBoston receive an opinion from its respective independent accountants, KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP, that the merger will be accounted for as a pooling of interests. See "--Conditions to Consummation of the Merger."

    The parties have prepared the unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus using the pooling of interests accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement provides that the merger may be terminated at any time prior to the effective time, whether before or after approval by holders of Fleet common stock and BankBoston common stock:

    - by mutual consent of Fleet and BankBoston in a written instrument, if the board of directors of each so determines by a vote of a majority of its members;

    - by either the Fleet Board or the BankBoston Board, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and non-appealable, or any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

    - by either the Fleet Board or the BankBoston Board, if the merger is not consummated on or before March 14, 2000, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement; and

    - by either the Fleet Board or the BankBoston Board, if (a) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (b) there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of BankBoston, in the case of a termination by Fleet, or on the part of Fleet, in the case of a termination by BankBoston, which breach, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "--Conditions to Consummation of the Merger" and which breach is not cured within 45 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date.

    The parties have agreed that, if either party fails to obtain the requisite vote of that party's stockholders at the Fleet special meeting or the BankBoston special meeting, as applicable, the parties will use their reasonable best efforts to negotiate a restructuring of the transaction for the purpose of resubmitting the transaction to their respective stockholders for approval. Either party may terminate the merger agreement if it determines in good faith that the other party has substantially engaged in bad faith in breach of its obligations set forth in the preceding sentence.

    Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger and the transactions contemplated thereby will be paid by the party incurring these expenses, except that Fleet and BankBoston will equally bear the costs and expenses of printing and mailing this Joint Proxy Statement-Prospectus, and all filing and other fees paid to the SEC in connection with the filing of this document.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    EXTENSION AND WAIVER. At any time prior to the effective time, Fleet and BankBoston, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after the stockholders of Fleet or BankBoston approve the transactions contemplated by the merger agreement, Fleet or BankBoston, as the case may be, may not, without further approval of those stockholders, enter into any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the holders of BankBoston common stock, other than as contemplated by the merger agreement.

    AMENDMENT. Subject to compliance with applicable law and the ability of the parties to change the method of effecting the combination of Fleet and BankBoston, Fleet and BankBoston may amend the merger agreement by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the merger by Fleet stockholders or BankBoston stockholders. However, after any approval of the transactions contemplated by the merger agreement by Fleet stockholders or BankBoston stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the BankBoston stockholders, other than as contemplated by the merger agreement.

EMPLOYEE BENEFITS AND PLANS

    From and after the effective time, unless the combined company determines otherwise, the employee or director benefit plans, arrangements or agreements maintained, or contributed to, as of the date of the merger agreement, by each of Fleet and BankBoston and disclosed to the other party in connection with the execution and delivery of the merger agreement, in each case, as in effect as of the date of the merger agreement, will remain in effect with respect to employees of Fleet and BankBoston (or their subsidiaries) covered by those plans at the effective time, until the combined company, subject to applicable law, the terms of the merger agreement and the terms of those plans, adopts new benefit plans. In the merger agreement, Fleet and BankBoston have agreed that, prior to the closing date, they will cooperate in reviewing, evaluating and analyzing the Fleet benefit plans and BankBoston benefit plans with a view towards developing appropriate new benefit plans for the employees covered by those existing plans subsequent to the merger.

    Fleet is obligated under the merger agreement to honor in accordance with their terms all disclosed Fleet benefit plans, BankBoston benefit plans and other employee benefit plans, contracts, arrangements, commitments or understandings, except that the combined company may amend, modify or terminate any Fleet benefit plans, BankBoston benefit plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. Vested rights of employees under Fleet benefit plans and BankBoston benefit plans and other agreements, as the case may be, will, however, be honored in accordance with their terms.

    In addition, in connection with the approval of the merger, the BankBoston Board approved an amendment to the BankBoston, N.A. Cash Balance Retirement Plan to provide that the execution of the merger agreement and related agreements and the actions and the transactions contemplated by the merger agreement will not constitute a "change-of-control" within the meaning of that plan; however, the plan is being amended to provide that accrued benefits will vest as of the effective time.

STOCK EXCHANGE LISTING

    Fleet has agreed to cause the shares of Fleet common stock to be issued in the merger to be approved for listing on the NYSE. It is a condition to the consummation of the merger that those shares be authorized for listing on the NYSE, subject to official notice of issuance.

EXPENSES

    The merger agreement provides that each of Fleet and BankBoston will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement. However, Fleet and BankBoston will divide equally the payment of all printing costs, filing fees and registration fees paid to the SEC in connection with the filing of this document.

DIVIDENDS

    The merger agreement provides that, prior to the effective time, Fleet and BankBoston will coordinate the declaration and payment of dividends in respect of Fleet common stock and/or BankBoston common stock with the intent that Fleet stockholders and BankBoston stockholders will not receive two dividends for a single quarter or fail to receive one dividend that they would otherwise receive in the absence of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Fleet's and BankBoston's management and the Fleet Board and the BankBoston Board may have interests in the merger that are in addition to their interests as Fleet stockholders or BankBoston stockholders generally. Certain executive officers and directors of each of Fleet and BankBoston will serve as executive officers and directors of the combined company following the merger. In addition, completion of the merger will constitute a change in control of BankBoston for purposes of determining the entitlement of certain executive officers of BankBoston to certain severance and other benefits. Furthermore, as described below, certain members of the management of BankBoston have entered into agreements relating to their employment with the combined company that will provide employment and severance benefits following the merger and certain other members of the management of BankBoston have, or will have by the effective time, entered into amendments to their existing severance agreements with BankBoston.

    The Fleet Board and the BankBoston Board were aware of these interests and considered them, among many other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

    The directors, officers and principal stockholders of BankBoston and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with Fleet and its subsidiaries and affiliates. The directors, officers and principal stockholders of Fleet and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with BankBoston and its subsidiaries and affiliates. Those transactions were, and are expected to be, on substantially the same terms as those prevailing at the time for comparable transactions with others.

    EMPLOYMENT AGREEMENTS WITH THE COMBINED COMPANY. As provided in the merger agreement, each of Charles K. Gifford, Chairman and Chief Executive Officer of BankBoston, Henrique C. Meirelles, President and Chief Operating Officer of BankBoston, Paul F. Hogan, Vice Chairman of BankBoston and Bradford H. Warner, Vice Chairman of BankBoston have entered into agreements relating to their employment with the combined company after the effective time. The employment agreements for these executives will supersede certain existing severance agreements in effect between BankBoston and each of these executives.

    Pursuant to their employment agreements, after the effective time, Mr. Gifford will initially be employed as President and Chief Operating Officer of the combined company, and Mr. Meirelles will be employed as President, Global Banking and Financial Services of the combined company. Each of Messrs. Gifford and Meirelles will also serve as members of the combined company's Board of Directors and Executive Committee, with equivalent positions in the lead bank of the combined company. The employment agreements for Messrs. Gifford and Meirelles will each have a term commencing at the effective time and ending on January 1, 2003. Mr. Gifford's employment agreement provides that on the earlier of January 1, 2002 or the date on which Mr. Murray, who will initially serve as the Chairman and Chief Executive Officer of the combined company, ceases to be Chief Executive Officer, Mr. Gifford will become Chief Executive Officer of the combined company. Furthermore, Mr. Gifford's employment agreement provides that on the earlier of January 1, 2003 or the date on which Mr. Murray ceases to be Chairman, Mr. Gifford will become Chairman of the combined company. If the combined company fails to fulfill either of these obligations, the combined company will contribute the sum of $15,000,000, less applicable taxes, to a charitable foundation as directed by Mr. Gifford.

    During his employment term, while Mr. Gifford is President and Chief Operating Officer, he will be paid an annual base salary of not less than the annual base salary paid to Mr. Murray and an annual bonus of not less than 90% of the annual bonus awarded to Mr. Murray. During the period that Mr. Gifford is Chief Executive Officer of the combined company, but prior to his becoming its Chairman, he will be entitled to an annual bonus as determined by the Board of Directors of the combined company, or the compensation committee of the Board of Directors, but in no event will the bonus be in an amount less than 10/9 of the annual bonus paid to Mr. Murray during this period. Under Mr. Gifford's employment agreement, he will be granted at the effective time 300,000 restricted shares of common stock of the combined company. The restrictions with respect to the restricted shares will lapse as follows, subject to the attainment of certain corporate performance goals: 1/6 at the end of the first full fiscal quarter of the combined company; 1/3 on each of December 31, 2000 and December 31, 2001; and 1/6 on December 31, 2002. Mr. Gifford has directed that 75,000 shares of his restricted stock award, less the number of shares necessary to pay applicable taxes, be donated to a charitable foundation of his choice. In addition, under Mr. Gifford's employment agreement, he will be granted at the effective time and on each of the first two anniversaries of the effective time an option to purchase 300,000 shares of common stock of the combined company, in each case, at an exercise price per share equal to the fair market value per share of the common stock of the combined company on the date of grant. The shares subject to each option grant will become exercisable as determined by the Board of Directors of the combined company or the compensation committee of the Board of Directors, but no later than in equal installments on the first, second and third anniversaries of the date of grant. In addition to participation in all other employee and fringe benefits (excluding split dollar insurance) on a basis not less favorable than provided to Mr. Murray, upon his termination of employment, Mr. Gifford will also be entitled to an annual defined benefit retirement income (the "SERP BENEFIT") of not less than $1.25 million, reduced by any other qualified and nonqualified defined benefit retirement income, but unreduced for early retirement, with an annual defined benefit retirement income payable to his surviving spouse, during her lifetime, equal to 75% of such amount. Approximately three-quarters of Mr. Gifford's SERP benefit is attributable to BankBoston's pre-existing qualified and nonqualified retirement plans, estimated as set forth in BankBoston's Proxy Statement for its 1999 Annual Meeting of Stockholders, assuming payment at the retirement age of 65.

    During his employment term, Mr. Meirelles will receive an annual base salary of $800,000 and an annual bonus of not less than 70% of the annual bonus awarded to the Chief Executive Officer of the combined company. Under Mr. Meirelles' employment agreement, he will be granted at the effective time an award of 300,000 restricted shares of common stock of the combined company. The restrictions with respect to the restricted shares will lapse as follows, subject to the attainment of certain corporate performance goals: 1/6 at the end of the first full fiscal quarter of the combined company; 1/3 on each of December 31, 2000 and December 31, 2001; and 1/6 on December 31, 2002. In addition, under Mr. Meirelles' employment agreement, he will be granted at the effective time and on each of the first two anniversaries of the effective time an award of an option to purchase 200,000 shares of common stock of the combined company, in each case, at an exercise price per share equal to the fair market value per share of the common stock of the combined company on the date of grant. The shares subject to each option grant will become exercisable as determined by the Board of Directors of the combined company or the compensation committee of the Board of Directors, but no later than in equal installments on the first, second and third anniversaries of the date of grant. Mr. Merielles will be entitled to participate in all other employee and fringe benefits on a basis not less favorable than other similarly situated executives (provided that specified current fringe benefits will be continued), including a SERP Benefit of not less than $750,000, reduced by any other qualified and nonqualified defined benefit retirement income, but unreduced for early retirement, with an annual defined benefit retirement income payable to his surviving spouse, during her lifetime, equal to 75% of that amount. Approximately one-half of Mr. Meirelles' SERP benefit is attributable to BankBoston's pre-existing qualified and nonqualified retirement plans, estimated as set forth in BankBoston's Proxy Statement for its 1999 Annual Meeting of Stockholders, assuming payment at the retirement age of 65.

    The employment agreements of Messrs. Gifford and Meirelles further provide that if termination of the executive's employment occurs during the executive's employment term and the termination is by the combined company, other than for "cause" (as defined in the employment agreement), or by the executive for "good reason" (as defined in the employment agreement) or by reason of the executive's death or disability, the executive will be entitled to, among other things, (a) an amount designed to approximate the benefits to which the executive would be entitled under his existing severance agreement with BankBoston, based upon his salary and bonus immediately prior to the effective time, such amount consisting of three times the sum of annual salary and highest annual bonus of the three preceding years, the cost of providing life, disability, accident and health insurance benefits for three years, and service credit accruing for three years under certain benefit and retirement plans (the "SEVERANCE PAYMENTS"), plus compound interest at the prime rate from the effective time; (b) a pro rata portion of the executive's maximum annual bonus; and (c) the lapse of restrictions on all existing restricted shares and the acceleration of exercisability of all shares subject to stock options previously granted. If (1) either executive voluntarily terminates employment for other than "good reason" during the executive's term or (2) the executive's employment terminates for any reason after January 1, 2003, the executive will be entitled to receive the Severance Payments, plus compound interest at the prime rate from the effective time, and the SERP Benefit. If any payments received under the agreements are subjected to the excise tax imposed under Section 4999 of the Code, each agreement provides for an additional payment to the executive to restore him to the same after-tax position which he would have had if the excise tax not been imposed. However, if those payments, including additional amounts payable due to the excise tax, do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payment will be made with respect to the excise tax. In that case, the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax. At the effective time, each of Mr. Gifford and Mr. Meirelles will enter into a separate agreement providing for the payment of specified benefits following a change in control of the combined company, on terms substantially identical to those of the change-in-control agreement between Fleet and its most senior executive. The separate agreement will provide that, if termination of the executive's employment occurs within the two-year period following a change in control of the combined company and that termination is by the combined company other than for cause or by the executive for good reason (each as defined in the agreement), the executive will be entitled to receive, among other things, an amount equal to the sum of his annual base salary and highest annual bonus, multiplied by three. Severance benefits payable to Messrs. Gifford and Meirelles under the separate agreement will be offset by the Severance Payments.

    Under their employment agreements, Messrs. Hogan and Warner will be employed by the combined company in positions commensurate with their positions with BankBoston immediately before the effective time. The employment agreements for Messrs. Hogan and Warner will each have a term commencing at the effective time and ending on January 1, 2003. In addition to a base salary of $525,000, an annual bonus for 1999 no less than the highest bonus earned in respect of the three preceding years and other benefits, each of Messrs. Hogan and Warner will be granted an award of 100,000 restricted shares of common stock of the combined company, which will vest in the same manner provided in Mr. Gifford's employment agreement, and each will be entitled to participate in the supplemental retirement plans available to senior executives of Fleet. Mr. Warner's benefits payable under Fleet's supplemental retirement plans will be compared to the benefits he would have received under the supplemental retirement plans of BankBoston, and he will be entitled to receive the more favorable of the two. The combined company will also provide to Messrs. Hogan and Warner severance benefits in the event of a termination of their employment with the combined company on the same basis as provided to Mr. Gifford. At the effective time, Messrs. Hogan and Warner will enter into a separate agreement, substantially identical to Mr. Gifford's, providing for specified benefits following a change in control of the combined company.

    Following the effective time, Ms. Susannah Swihart, Vice Chairman and Chief Financial Officer of BankBoston, will no longer serve in that capacity with the combined company. It is anticipated that Ms. Swihart will remain an employee of the combined company, with responsibility for the management of a charitable foundation to be created by the combined company. Ms. Swihart has a severance agreement with BankBoston which provides, among other things, for the payment of benefits to her after termination of her employment following a change in control of BankBoston. The terms of Ms. Swihart's agreement are identical to the terms of the existing severance agreement between BankBoston and Mr. Gifford.

    BankBoston and eight other officers of BankBoston (six of whom are executive officers) will enter into amendments providing for an extension of their existing severance agreements with BankBoston. More specifically, these amendments will provide that if the employment of any of these executives terminates within five years of the effective time for any reason, other than for cause, the executive will be entitled to receive the amounts he or she otherwise would have been entitled to receive under his or her existing severance agreement with BankBoston. These severance agreements provide that the executive is entitled to receive, among other things, an amount equal to two or, in some cases, three times the sum of his or her annual salary and highest annual bonus of the three preceding years, an amount equal to the cost to the combined company to provide life, disability, accident and health insurance benefits for two or, in some cases, three years, and service credit accruing for two or, in some cases, three years under certain benefit and retirement plans. Based on certain assumptions described below, the aggregate amounts which would be payable to Messrs. Gifford, Meirelles, Hogan and Warner and

Ms. Swihart and the six other executive officers referred to above would be $80 million. This amount is calculated on the assumptions that the employment of these executives with the combined company is terminated immediately after the effective time and in circumstances entitling them to the maximum benefits under their agreements.

    PRO RATA BONUSES. Pursuant to the terms of the BankBoston Performance Recognition Opportunity Plan, within 30 days of a change in control of BankBoston, unpaid awards for completed performance periods become payable and pro rata awards will be payable for the period through the date of the change in control. Assuming the effective time occurs on September 1, 1999, the aggregate pro rata bonus amount under the Performance Recognition Opportunity Plan payable at the effective time to the executive officers of BankBoston (other than Messrs. Gifford, Meirelles, Hogan and Warner) are estimated to be $8 million. Actual awards will be based upon performance through the effective time. The amounts of the 1999 bonuses for Messrs. Gifford, Meirelles, Hogan and Warner will be determined in accordance with the terms of their employment agreements, as described above.

    SEVERANCE BENEFITS. In addition to the executives of BankBoston discussed above, certain other executive officers of BankBoston have severance agreements with BankBoston which provide for the payment of benefits after a termination of employment following a change in control of BankBoston. These severance agreements provide that the executive is entitled to receive, among other things, an amount equal to two or, in some cases, three times the sum of his or her annual salary and highest annual bonus of the three preceding years, an amount equal to the cost to the combined company to provide life, disability, accident and health insurance benefits for two or, in some cases, three years, and service credit accruing for two or, in some cases, three years under certain benefit and retirement plans. Based on certain assumptions described below, the aggregate amounts which would be payable to the executive officers of BankBoston, other than Messrs. Gifford, Meirelles, Hogan and Warner, Ms. Swihart and the six other executive officers referred to above, would be approximately $21 million. This amount is calculated on the assumptions that the employment of these executive officers with the combined company is terminated immediately after the effective time and in circumstances entitling them to the maximum benefits under their agreements.

    STOCK-BASED RIGHTS. The merger agreement provides that, at the effective time, each outstanding and unexercised stock option to acquire shares of BankBoston common stock granted under the BankBoston stock plans will cease to represent the right to acquire shares of BankBoston common stock and will be converted into and become a right with respect to Fleet common stock, and the BankBoston stock plans will be assumed by Fleet. See "--Conversion of Stock and --Treatment of Options."

    At the effective time, all restrictions will lapse with respect to previously granted restricted common stock (or restricted share units) held by officers and employees and all shares subject to previously granted stock options held by such officers and employees will become exercisable, in accordance with the terms of the respective grants under BankBoston stock plans. This includes shares of restricted stock (or restricted share units) and stock options held by Messrs. Gifford, Meirelles, Hogan and Warner and Ms. Swihart as follows:

    - Mr. Gifford--110,262 restricted shares and 422,221 shares subject to option;

    - Mr. Meirelles--82,563 restricted shares (or restricted share units) and 352,609 shares subject to option;

    - Mr. Hogan--47,657 restricted shares and 183,432 shares subject to option;

    - Mr. Warner--40,208 restricted shares and 144,500 shares subject to option; and

    - Ms. Swihart--38,491 restricted shares and 149,789 shares subject to option.

    In addition, under the merger agreement, in order to induce certain employees of BankBoston to remain with the combined company, an aggregate of 275,000 shares of restricted common stock of the combined company has been made available for grant, on or after the effective time, to those employees, the restrictions with respect to which will lapse over future periods as determined by the combined company. Messrs. Gifford, Meirelles, Hogan and Warner are not eligible for this grant.

    Following the merger, Fleet will use, for future stock option and stock award grants under the BankBoston 1996 Long-Term Incentive Plan assumed by Fleet in the merger, the number of shares of Fleet common stock equal to the product of (i) the number of reserved shares of BankBoston common stock available for awards under the BankBoston 1996 Long-Term Incentive Plan that are not otherwise subject to an award under such Plan as of the effective time and (ii) the exchange ratio. As of May 31, 1999, the number of shares of Fleet common stock which would be available for future grants is approximately 3,344,751, which is equal to approximately 2,824,005 shares of BankBoston common stock multiplied by the exchange ratio. The number of shares of Fleet common stock available for future grants is subject to change each calendar year in accordance with the terms of the BankBoston 1996 Long-Term Incentive Plan.

    PAYMENT OF DEFERRED DIRECTORS' FEES. Certain nonemployee directors of BankBoston have elected to defer payment of cash directors' fees and retainers pursuant to one or more BankBoston deferral plans or other arrangements. BankBoston has, prior to the effective time, established trusts for the payment of certain of these deferred cash director fees. Under the terms of these director deferral plans, these trusts are required to be funded upon a change in control of BankBoston. In addition, under the terms of certain of these deferral arrangements, benefits are payable to certain directors following a change in control of BankBoston.

    Prior to 1997, BankBoston made a retirement benefit available to each nonemployee director that had served continuously for 60 months as a director of BankBoston. Under this plan, which was discontinued as to future accruals in April 1997, BankBoston gave all directors that had accrued retirement benefits as of that date the choice to maintain their current benefit or to convert the accrued amount to deferred or restricted shares of BankBoston common stock under BankBoston's Retirement Benefits Exchange Program. All restrictions on deferred or restricted shares of BankBoston common stock into which BankBoston directors' accrued retirement benefits converted will lapse at the effective time.

    INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE. The merger agreement provides that in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of BankBoston, Fleet or any of their respective subsidiaries or any of their predecessors is, or is threatened to be, made a party based in whole or in part on, or pertaining to, the fact that the person was a director, officer or employee of BankBoston, Fleet or any of their respective subsidiaries or any of their predecessors, or the merger agreement, the option agreements or the transactions contemplated by these agreements, Fleet will, subject to the conditions set forth in the merger agreement, indemnify that person to the fullest extent permitted by law against any liability or expense incurred in connection with any of these claims or proceedings. The merger agreement further provides that Fleet will, subject to the conditions set forth in the merger agreement, use its best efforts to cause the persons serving as officers and directors of BankBoston immediately prior to the merger to be covered for a period of at least six years following the effective time by BankBoston's directors' and officers' liability insurance policy, or any equivalent substitute for that policy.

FLEET AND BANKBOSTON OPTION AGREEMENTS

    GENERAL. Immediately after the execution of the merger agreement, Fleet entered into a stock option agreement pursuant to which Fleet granted BankBoston an irrevocable option to purchase from Fleet up to 113,127,918 shares of Fleet common stock or a lesser or greater amount of shares that is

19.9% of the outstanding Fleet common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the Fleet option is $44.75 per share, subject to certain adjustments. At the same time, BankBoston entered into a stock option agreement, pursuant to which BankBoston granted Fleet an irrevocable option to purchase from BankBoston up to 59,005,179 shares of BankBoston common stock or a lesser or greater amount of shares that is 19.9% of the outstanding BankBoston common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the the BankBoston option is $46.938 per share, subject to certain adjustments.

    Except as otherwise noted below, the terms and conditions of the Fleet option agreement and the BankBoston option agreement are identical in all material respects. Fleet and BankBoston are sometimes referred to in this section as "ISSUER" of their respective common stock upon the exercise of an option, and as "OPTIONEES" holding an option on the common stock of the other party. Shares issued pursuant to either of the option agreements are sometimes referred to in this section as "ISSUER OPTION SHARES."

    EXERCISE. The options will become exercisable, in whole or in part and subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. For purposes of each option agreement:

        (1) an "INITIAL TRIGGERING EVENT" will occur if one of the following events occurs:

           (a) the issuer enters into an agreement to engage in an acquisition transaction, or the issuer's board of directors recommends that stockholders of the issuer approve or accept an acquisition transaction,

           (b) the issuer, without the optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction, or the issuer's board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the optionee, its recommendation that its stockholders approve the merger agreement in anticipation of engaging in an acquisition transaction,

           (c) a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of issuer common stock,

           (d) a third party makes a BONA FIDE proposal to the issuer or its stockholders by public announcement or written communication that becomes the subject of public disclosure to engage in an acquisition transaction,

           (e) the issuer breaches and does not cure within a specified time period any covenant or obligation in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following that breach the optionee would be entitled to terminate the merger agreement, or

           (f) any person, other than the optionee or any subsidiary of the optionee, other than in connection with a transaction to which the optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or some other U.S. federal or state bank regulatory authority, which has been accepted for processing, for approval to engage in an acquisition transaction.

        (2) As used above in (1), the term "ACQUISITION TRANSACTION" means:

           (a) a merger or consolidation, or any similar transaction with the issuer or any of its significant subsidiaries,

           (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of the issuer or any of its significant subsidiaries,

           (c) a purchase or other acquisition of securities representing 10% or more of the voting power of the issuer, or

           (d) any substantially similar transaction.

        (3) A "SUBSEQUENT TRIGGERING EVENT" will occur if either of the following occurs:

           (a) any person acquires beneficial ownership of 20% or more of the then-outstanding shares of issuer common stock; or

           (b) the initial triggering event described above in clause (1)(a) occurs, except that the percentage referred to in clause (2)(c) of the definition of "acquisition transaction" set forth above is 20%.

        (4) An "EXERCISE TERMINATION EVENT" means the earliest of:

           (a) the effective time,

           (b) termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by the optionee as a result of an uncured, volitional and material breach by the issuer of any of its representations, warranties, covenants or agreements, or

           (c) the date that is 12 months after the termination of the merger agreement.

    As of the date of this Joint Proxy Statement-Prospectus, to the knowledge of Fleet and BankBoston, no initial triggering event or subsequent triggering event has occurred.

    REPURCHASE OF THE OPTION. Each option agreement permits the optionee to require that the issuer repurchase the option or any shares issued under the option for a cash fee equal to the surrender price.

    The "SURRENDER PRICE" is

    - $560 million, plus

    - if applicable, the aggregate purchase price previously paid by the optionee with respect to any issuer option shares, minus

    - if applicable, the sum of the excess of (1) the net cash amounts, if any, received by the optionee pursuant to the arm's-length sale of issuer option shares, over (2) the aggregate purchase price previously paid by the optionee with respect to those issuer option shares, and the net cash amounts, if any, received by the optionee pursuant to an arm's-length sale of a portion of the option.

    ADJUSTMENT. Each option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of the issuer or certain other events or transactions.

    REGULATORY MATTERS. Some rights and obligations of Fleet and BankBoston as the optionee and the issuer under the option agreements are subject to receipt of required regulatory approvals. Fleet and BankBoston must obtain the approvals of the Federal Reserve Board and the Massachusetts Board to acquire more than 5% of the outstanding shares of issuer common stock. Accordingly, both Fleet and BankBoston have included or will include in their applications with the Federal Reserve Board and the Massachusetts Board a request for approval of the exercise of their rights under the option agreement, including their right to purchase more than 5% of the outstanding shares of issuer common stock. See "--Regulatory Approvals Required for the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

    Shares of Fleet common stock to be issued to BankBoston stockholders in the merger have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Shares of Fleet common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of BankBoston. Any subsequent transfer of shares, however, by any person who is an affiliate of BankBoston at the time the merger is submitted for vote of the holders of BankBoston common stock will, under existing law, require either:

    - the further registration under the Securities Act of the shares of Fleet common stock to be transferred,

    - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

    - the availability of another exemption from registration.

    An "AFFILIATE" of BankBoston is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, BankBoston. These restrictions are expected to apply to the directors and executive officers of BankBoston and the holders of 10% or more of the BankBoston common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those person have a 10% or greater beneficial or equity interest. Fleet will give stop transfer instructions to the transfer agent with respect to the shares of Fleet common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    Each of BankBoston and Fleet has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of that party for purposes of Rule 145 under the Securities Act, and for purposes of qualifying the merger for pooling of interests accounting treatment, to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling of interests.

    Fleet has agreed in the merger agreement to use its best efforts to publish as promptly as reasonably practicable, but in no event later than 90 days after the end of the first month after the effective time in which there are at least 30 days of post-merger combined operations, combined revenue and net income figures as contemplated by Accounting Series Release No. 135, the SEC's release addressing pooling of interests transactions.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

BOARD OF DIRECTORS

    At the effective time, the combined company board will consist of 22 persons, 12 of whom will be Fleet directors and ten of whom will be BankBoston directors. The Fleet Board will select the 12 individuals from Fleet to serve initially on the combined company board as of the effective time, and the BankBoston Board will select the ten persons from BankBoston to serve initially on the combined company board as of the effective time. Four Fleet directors will be assigned to each of the three classes of directors of the combined company board, and the ten BankBoston directors will be assigned to the three classes of the combined company board so that two of those classes will contain three BankBoston directors and one class will contain four BankBoston directors. Prior to the effective time, Fleet will designate all Fleet directors and BankBoston directors who will serve as directors of the combined company after the effective time as "Continuing Directors" for purposes of Article Seventh and Article Ninth of the Fleet articles.

    From and after the effective time, each of the committees of the combined company board will be comprised of an equal number of Fleet directors and BankBoston directors and the respective chairpersons of those committees will be drawn equally from the Fleet directors and the BankBoston directors. Messrs. Murray and Gifford mutually will determine the identity of the members of the committees and their chairpersons.

    The term "FLEET DIRECTOR" means (1) any individual serving as a director of Fleet on March 14, 1999 who continues as a director of the combined company at the effective time and (2) any individual who becomes a director of the combined company and who is designated as a Fleet director by the Fleet Board prior to his or her election. The term "BANKBOSTON DIRECTOR" means (1) any individual serving as a director of BankBoston on March 14, 1999 who continues as a director of the combined company at the effective time and (2) any person who becomes a director of the combined company and who is designated as a BankBoston director by the BankBoston Board prior to his or her election.

    These provisions are contained in the Bylaw Amendment proposed for adoption by Fleet stockholders at the Fleet special meeting. See "Fleet Special Meeting." The Bylaw Amendment is attached as Appendix H to this Joint Proxy
Statement-Prospectus.

MANAGEMENT

    Mr. Murray, currently Chairman and Chief Executive Officer of Fleet, will serve as Chairman and Chief Executive Officer of the combined company. Mr. Gifford, currently Chairman and Chief Executive Officer of BankBoston, will serve as President and Chief Operating Officer of the combined company. Mr. Gifford will become Chief Executive Officer of the combined company at year-end 2001 and will become Chairman one year later, or, in each case, sooner if Mr. Murray ceases to serve in that position.

    In addition, the following individuals will hold responsibilities in the combined company as follows:

    - Robert J. Higgins--President of Commercial and Regional Banking

    - Henrique C. Meirelles--President of Global Banking and Financial Services

    - Eugene M. McQuade--Vice Chairman and Chief Financial Officer

    - David L. Eyles--Vice Chairman and Chief Risk Officer

    - Paul F. Hogan--Vice Chairman, Corporate/Investment Banking

    - H. Jay Sarles--Vice Chairman and Chief Administrative Officer, National Financial Services

    - Joseph A. Smialowski--Vice Chairman, Technology/Operations

    - Bradford H. Warner--Vice Chairman, Investment Services, and

    - Michael R. Zucchini--Vice Chairman, Technology/Operations.

    On April 30, 1999, Fleet announced that Mr. Zucchini, currently Vice Chairman and Chief Technology Officer of Fleet, will retire effective December 31, 1999.

    Additional information about those individuals listed above and the directors of Fleet and BankBoston, is contained in Fleet's and BankBoston's respective Annual Reports on Form 10-K for the year ended December 31, 1998, which are incorporated by reference in this Joint Proxy Statement-Prospectus. See "Where You Can Find More Information." From time to time prior to consummation of the merger, additional decisions will be made with respect to the management and operations of the combined company following the merger, including the selection of executive officers and other senior management of the combined company.

OPERATIONS

    While there can be no assurance as to the achievement of business and financial goals, Fleet and BankBoston currently expect to achieve approximately $360 million in annual after-tax cost savings as a result of the merger, with 60% to be realized by the end of 2000 and 100% to be realized by the end of 2001. Fleet and BankBoston also expect that the combined company will incur a $650 million after-tax charge to earnings upon consummation of the merger or shortly thereafter. This charge includes transaction costs, exit costs including severance and facilities-related charges, and accelerated depreciation in excess of normal scheduled depreciation on duplicate systems and excess facilities that will be taken out of service. We also expect to recognize a $60 million after-tax charge to earnings in subsequent periods related to costs of integrating our two companies. In addition, the parties expect that divestitures of certain deposit liabilities of approximately $12.5 billion could be required by regulatory authorities in connection with the merger, resulting in estimated divested income of $160 million after tax. These statements constitute "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995, and actual results, which are dependent on a number of factors, many of which are beyond the control of Fleet and BankBoston, may differ materially. See "Forward-Looking Statements."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

FLEET.

    Fleet common stock is listed on the NYSE and traded under the symbol "FLT." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of Fleet common stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of Fleet common stock. The cash dividend and stock price information has been adjusted to reflect Fleet's two-for-one stock split paid on October 7, 1998.

                                                                   PRICE RANGE OF
                                                                    COMMON STOCK
                                                                --------------------   DIVIDENDS
                                                                  HIGH        LOW      DECLARED
                                                                ---------  ---------  -----------
1996
  First Quarter...............................................  $21 1/4    $19 5/8     $    .215
  Second Quarter..............................................  22 11/16   20 3/16          .215
  Third Quarter...............................................  22 5/16    19 1/4           .215
  Fourth Quarter..............................................  27 15/16   22 7/16          .225
1997
  First Quarter...............................................  31 3/8     24 13/16         .225
  Second Quarter..............................................  32 29/32   27 3/4           .225
  Third Quarter...............................................  35 3/8     31 11/16         .225
  Fourth Quarter..............................................  37 9/16    30 31/32         .245
1998
  First Quarter...............................................  42 17/32   34 5/16          .245
  Second Quarter..............................................  45         39               .245
  Third Quarter...............................................  44 7/32    32 25/32         .245
  Fourth Quarter..............................................  44 11/16   31 11/16         .27
1999
  First Quarter...............................................  46 3/4     37 5/8           .27
  Second Quarter..............................................  44 15/16   37 3/8           .27
  Third Quarter (through July 6, 1999)........................  44 7/8     44 11/16

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Fleet and its subsidiaries, applicable government regulations and other factors deemed relevant by the Fleet Board. As described under "Regulation and Supervision--Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliated banks to pay dividends to Fleet. The merger agreement restricts the cash dividends payable on Fleet common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

BANKBOSTON.

    BankBoston common stock is listed on the NYSE and traded under the symbol "BKB." BankBoston common stock is also listed on the Boston Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of BankBoston common stock on the NYSE Composite Transaction reporting system, and cash dividends declared per share of BankBoston common stock. The cash dividend and stock price information has been adjusted to reflect BankBoston's two-for-one stock split, paid on June 22, 1998.

                                                                   PRICE RANGE OF
                                                                    COMMON STOCK
                                                                --------------------   DIVIDENDS
                                                                  HIGH        LOW      DECLARED
                                                                ---------  ---------  -----------
1996
  First Quarter...............................................  25         20 13/16    $    .185
  Second Quarter..............................................  25 3/4     23               .22
  Third Quarter...............................................  28 15/16   25 1/16          .22
  Fourth Quarter..............................................  35         29               .22
1997
  First Quarter...............................................  39 3/8     31 15/16         .22
  Second Quarter..............................................  38 7/16    31 13/16         .255
  Third Quarter...............................................  45 7/8     36 9/16          .255
  Fourth Quarter..............................................  48 27/32   38 17/32         .255
1998
  First Quarter...............................................  55 15/16   43 15/16         .29
  Second Quarter..............................................  58         51 15/16         .29
  Third Quarter...............................................  58 11/16   33               .29
  Fourth Quarter..............................................  44 1/4     27 5/8           .29
1999
  First Quarter...............................................  47 7/16    34 1/2           .32
  Second Quarter..............................................  51 7/8     43 1/16          .32
  Third Quarter (through July 6, 1999)........................  52 1/4     51 3/4

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BankBoston and its subsidiaries, applicable government regulations and other factors deemed relevant by the BankBoston Board. As described under "Regulation and Supervision-- Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliated banks to pay dividends to BankBoston. The merger agreement restricts the cash dividends payable on BankBoston common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger and Other Agreements."

                            INFORMATION ABOUT FLEET

GENERAL

    Fleet is a diversified financial services company organized under the laws of Rhode Island and registered under the BHCA. Fleet is engaged in a general commercial banking and investment management business through its banking subsidiaries located in Connecticut, Florida, Maine, Massachusetts, New Hampshire, New Jersey, New York and Rhode Island. Fleet also provides nationwide, through its other subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, lease financing, credit card services, real estate financing, brokerage, market-making and securities clearing services, services in the capital markets and investment banking, data processing, and student loan servicing. At March 31, 1999, Fleet's consolidated total assets were $106.2 billion, its consolidated total deposits were $67.6 billion and its consolidated total stockholders' equity was $9.6 billion. Based on total assets at March 31, 1999, Fleet was the ninth largest bank holding company in the United States.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Fleet is incorporated by reference from or set forth in Fleet's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact Fleet at its address or telephone number indicated under "Where You Can Find More Information."

                          INFORMATION ABOUT BANKBOSTON

GENERAL

    BankBoston is a bank holding company registered under the BHCA and incorporated in Massachusetts with both national and international operations. Based on assets as of March 31, 1999, BankBoston was the 14th largest bank holding company in the United States.

    BankBoston, through its subsidiaries and, in certain cases, joint ventures, is engaged in consumer, small business and corporate banking in New England, provides a broad range of commercial and investment banking services to corporations nationally and internationally, and provides full-service banking in leading Latin American markets.

    BankBoston's principal subsidiary is BankBoston, N.A., a national bank with its headquarters in Massachusetts. BankBoston, N.A. maintains branches in Massachusetts, Connecticut, Rhode Island and New Hampshire and, through its subsidiaries, operates a network of offices across the United States and in Latin America and has a presence in Asia and Europe.

    At March 31, 1999, BankBoston's consolidated total assets were $75.7 billion, its total deposits were $48.5 billion, and its consolidated total stockholders' equity was $5.0 billion.

    The principal office of BankBoston is located at 100 Federal Street, Boston, Massachusetts 02110, telephone number (617) 434-2200.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to BankBoston is incorporated by reference or set forth in BankBoston's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated in this Joint Proxy Statement-Prospectus by reference. Stockholders desiring copies of this document and other documents may contact BankBoston at its address or telephone number indicated under "Where You Can Find More Information."

                           REGULATION AND SUPERVISION

    The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information relevant to Fleet and BankBoston. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Fleet and BankBoston or their respective subsidiaries may have a material effect on the business of Fleet and BankBoston, as the case may be.

GENERAL

    As a bank holding company, each of Fleet and BankBoston is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve Board. Under the BHCA, bank holding companies generally may not acquire ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and those other activities as are determined by the Federal Reserve Board to be closely related to banking.

    Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act limit borrowings by each of Fleet and BankBoston and its non-bank subsidiaries from its affiliate insured depository institutions, and also limit various other transactions between each of Fleet and BankBoston and its non-bank subsidiaries, on the one hand, and its affiliate insured depository institutions, on the other. For example, Section 23A of the Federal Reserve Act limits to no more than 10% of its total capital the aggregate outstanding amount of any insured depository institution's loans and other "covered transactions" with any particular non-bank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any insured depository institution's covered transactions with all of its non-bank affiliates. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution's loans to its non-bank affiliates be secured, and
Section 23B of the Federal Reserve Act generally requires that an insured depository institution's transactions with its non-bank affiliates be on arms'-length terms.

    Fleet operates five Banks: two national banks, two state chartered banks and a federal savings bank. BankBoston operates three Banks, each of which is a national bank. Each of Fleet's and BankBoston's affiliated national banking associations are subject to regulation primarily by the OCC and, secondarily, by the FDIC and the Federal Reserve Board. In connection with its international operations, BankBoston is also subject to regulation by various foreign bank and securities regulatory agencies in those countries in which it does business. Each of Fleet's state-chartered banks are also subject to regulation by the FDIC and the Federal Reserve Board and, in addition, by their respective state banking supervisors. Fleet's federal savings bank is subject to regulation by the Office of Thrift Supervision (the "OTS") and the FDIC. Fleet, BankBoston and their respective subsidiaries are also affected by the fiscal and monetary policies of the U.S. federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

    Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the PRO RATA assessment of stockholders of a national bank whose capital has become impaired. If a stockholder fails, within three months, to pay that assessment, the OCC can order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

    Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

    - the default of a commonly controlled FDIC-insured depository institution or

    - any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

    "DEFAULT" generally is defined as the appointment of a conservator or receiver and "IN DANGER OF DEFAULT" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

    All of Fleet's and BankBoston's Banks are FDIC-insured depositary institutions. Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

    Each of Fleet and BankBoston is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC, the OTS and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market-risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

    - core ("TIER 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and a limited amount of cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

    - supplementary ("TIER 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions; and

    - market risk ("TIER 3") capital, which includes qualifying unsecured subordinated debt.

    Each of Fleet and BankBoston, like other bank holding companies, currently is required to maintain Tier 1 and "TOTAL CAPITAL" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At March 31, 1999, each of Fleet and BankBoston met both requirements, with Tier 1 and total capital equal to 6.6% and 10.9% (in the case of Fleet), and 7.2% and 11.5% (in the case of BankBoston) of its total risk-weighted assets, respectively.

    The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market-risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

    The Federal Reserve Board also requires bank holding companies to maintain a minimum "LEVERAGE RATIO" (Tier 1 capital to adjusted total assets) of 3%, if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the bank holding company does not meet these requirements. At March 31, 1999, Fleet's leverage ratio was 7.1% and BankBoston's leverage ratio was 6.9%.

    The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "TANGIBLE TIER I CAPITAL LEVERAGE RATIO" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    Each of the Banks is subject to similar risk-based and leverage capital requirements adopted by its applicable U.S. federal banking agency. Each of Fleet's and BankBoston's Banks was in compliance with the applicable minimum capital requirements as of March 31, 1999.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described under "--FDICIA."

    FDICIA. The FDICIA, among other things, identifies five capital categories for insured depository institutions--well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized--and requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well-capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent bank holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

    As of March 31, 1999, each bank and thrift subsidiary of Fleet and BankBoston was well-capitalized, based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's, or the FDIC's, prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

DIVIDEND RESTRICTIONS

    Various U.S. federal and state statutory provisions limit the amount of dividends Fleet's and BankBoston's Banks can pay to Fleet or BankBoston, as the case may be, without regulatory approval. Dividend payments by national banks are limited to the lesser of:

    - the level of undivided profits, and

    - absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (a "STATE MEMBER BANK") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Depending on certain factors, a U.S. federal savings bank may be required to file an application or notice with the OTS prior to the payment of any dividends. For example, an application is required if the total amount of all dividends and other capital distributions for the current calendar year paid by a U.S. federal savings bank exceeds its net income for that year as well as its retained net income for the preceding two years. A prior notice is required if, among other things, a U.S. federal savings bank is proposing to pay a dividend that would reduce the amount of, or retire any of part of, its common or preferred stock or retire any part of any debt instruments which are included in its capital for purposes of OTS regulations.

    At March 31, 1999, $1.1 billion and $556 million of the total stockholders' equity of the Banks was available for payment of dividends to Fleet and BankBoston, respectively, without approval by the applicable regulatory authority.

    In addition, U.S. federal bank regulatory authorities have authority to prohibit Fleet's and BankBoston's Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of Fleet's and BankBoston's Banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

    The deposits of each of Fleet's and BankBoston's Banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") and/or the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the FDIC by the institution's primary U.S. federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

    Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

    The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1999 at $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. Fleet's and BankBoston's Banks held approximately $2.7 billion and $681 million, respectively, of SAIF-assessable deposits as of March 31, 1999.

DEPOSITOR PREFERENCE STATUTE

    In the "liquidation or other resolution" of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

    Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (1) is well capitalized, or (2) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well-capitalized from (1) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (2) offering "pass through" deposit insurance on certain employee benefit plan accounts, unless it provides certain notice to affected depositors.

INTERSTATE BANKING AND BRANCHING

    Under the Riegle-Neal Interstate Banking and Branching Efficiency Act ("RIEGLE-NEAL"), subject to certain concentration limits and other requirements:

    - bank holding companies such as Fleet and BankBoston are permitted to acquire banks and bank holding companies located in any state;

    - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

    - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing DE NOVO branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

    The combined company might use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries under a smaller number of separate charters.

CONTROL ACQUISITIONS

    The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Fleet or BankBoston, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

    In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

FUTURE LEGISLATION

    Various legislation, including proposals to substantially change the financial institution regulatory system, expand the powers of banking institutions and bank holding companies, and limit the investments that a depository institution may make with insured funds, is from time to time introduced in the U.S. Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. Neither Fleet nor BankBoston can accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined company or any of its subsidiaries.

                       DESCRIPTION OF FLEET CAPITAL STOCK

GENERAL

    As of the effective time, the authorized capital stock of Fleet will consist of 2 billion shares of Fleet common stock, and 16 million shares of Fleet preferred stock, issuable in one or more series from time to time by action of the Fleet Board.

    At March 31, 1999, 568,733,155 shares of Fleet common stock were outstanding. In addition, as of March 31, 1999, Fleet had outstanding five series of Fleet preferred stock as follows:

    - 500,000 shares of 9.35% Cumulative preferred stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding;

    - 765,010 shares of Series V 7.25% Perpetual preferred stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding;

    - 600,000 shares of Series VI 6.75% Perpetual preferred stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding;

    - 700,000 shares of Series VII Fixed/Adjustable Rate Cumulative preferred stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding; and

    - 200,000 shares of Series VIII Fixed/Adjustable Rate Noncumulative preferred stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding.

    In addition, as of December 31, 1995, the Fleet Board established a series of 6 million shares of Cumulative Participating Junior preferred stock issuable upon exercise of the Fleet rights described below, of which no shares were issued and outstanding as of such date. Each such outstanding series and class of Fleet preferred stock is described under "--Preferred Stock."

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the RIBCA, the Fleet articles and the Fleet bylaws.

FLEET COMMON STOCK

    Holders of Fleet common stock are entitled to receive dividends when, as and if declared by the Fleet Board out of any funds legally available for dividends. Holders of Fleet common stock are also entitled, upon the liquidation of Fleet, and after claims of creditors and preferences of Fleet preferred stock, and any other class or series of Fleet preferred stock outstanding at the time of liquidation, to receive PRO RATA the net assets of Fleet. Fleet pays dividends on Fleet common stock only if it has paid or provided for all dividends on the outstanding series of Fleet preferred stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of any cumulative Fleet preferred stock, all prior periods.

    Fleet preferred stock has, or upon issuance will have, preference over Fleet common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Fleet. Fleet preferred stock also has such other preferences as may be fixed by the Fleet Board.

    Holders of Fleet common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as the Fleet Board has provided, or may provide in the future, with respect to Fleet preferred stock or any other class or series of Fleet preferred stock that it may hereafter authorize. See "--Preferred Stock." Shares of Fleet common stock are not redeemable, and have no subscription, conversion or preemptive rights.

    The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain business combinations between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "Selected Provisions in the Articles of Fleet--Business Combinations With Related Persons."

    Fleet common stock is listed on the NYSE. The outstanding shares of Fleet common stock are, and the shares to be issued to holders of BankBoston common stock upon consummation of the merger will be, validly issued, fully paid and non-assessable. The holders of Fleet common stock are not, and will not be, subject to any liability as stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for Fleet common stock is First Chicago Trust Company of New York, a division of EquiServe LP.

RESTRICTIONS ON OWNERSHIP

    The BHCA requires any "bank holding company" (as defined in the BHCA) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Fleet common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Fleet common stock under the CBCA. Any holder of 25% or more of Fleet common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet, is subject to regulation as a bank holding company under the BHCA. See "Regulation and Supervision."

PREFERRED SHARE PURCHASE RIGHTS

    On November 21, 1990, the Fleet Board declared a dividend of one Fleet right for each outstanding share of Fleet common stock (adjusted to one-half of a right per share upon Fleet's two-for-one common stock split that was effective October 7, 1998). Fleet paid the dividend on December 4, 1990 to the stockholders of record on that date. Each Fleet right, when exercisable and prior to adjustment, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of junior preferred stock at an exercise price of $50 per one one-hundredth of a share of junior preferred stock, subject to certain adjustments. Until the "Distribution Date" (as defined in the Fleet rights agreement), Fleet will issue one Fleet right with each share of Fleet common stock.

    The Fleet rights have certain anti-takeover effects. The Fleet rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Fleet Board, except pursuant to an offer conditioned on a substantial number of Fleet rights being acquired. The Fleet rights should not interfere with any merger or other business combination approved by the Fleet Board prior to the time that there is an "acquiring person" (as defined in the Fleet rights agreement), at which time holders of the Fleet rights become entitled to exercise their Fleet rights for shares of Fleet common stock at one-half the market price of such Fleet common stock. Until there is an acquiring person, however, the Fleet rights generally may be redeemed by the Fleet Board at $.005 per Fleet right.

PREFERRED STOCK

    GENERAL. Fleet may issue Fleet preferred stock in series, with those relative rights, preferences and limitations of each series as may be fixed by the Fleet Board.

    The following summary of the outstanding series of Fleet preferred stock does not purport to be complete, and is subject in all respects to the applicable provisions of the RIBCA, the Fleet articles and the Fleet bylaws.

    9.35% PREFERRED. Fleet must pay dividends on the outstanding 9.35% preferred cumulatively and on a quarterly basis at the rate of 9.35% PER ANNUM. Fleet may not redeem any shares of Fleet common stock or any other class of Fleet stock ranking junior to or on a parity with the 9.35% preferred, unless full cumulative dividends for all past dividend payment periods have been paid. Further, if any dividends on the 9.35% preferred are in arrears, Fleet may not redeem any shares of the 9.35% preferred, unless all outstanding shares of the 9.35% preferred are simultaneously redeemed, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.35% preferred.

    Fleet may redeem the 9.35% preferred on at least 30 but not more than 60 days' notice, at Fleet's option, in whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share, plus accrued and unpaid dividends, if any.

    SERIES V PREFERRED. The holders of Series V preferred are entitled to receive dividends at the rate of 7.25% PER ANNUM, payable quarterly, before any dividend may be declared or paid on Fleet common stock or the junior preferred stock. The dividends on the Series V preferred are cumulative. Fleet may redeem the Series V preferred, in whole or in part, at Fleet's option, on and after April 15, 2001, at $250 per share, plus accrued and unpaid dividends, if any. However, so long as any shares of the Series V preferred are outstanding, Fleet may not redeem any shares of Fleet common stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series V preferred, unless full cumulative dividends on all outstanding shares of the Series V preferred are paid for all past dividend payment periods.

    If any dividends on the Series V preferred are in arrears, Fleet may not redeem any shares of the Series V preferred, unless all outstanding shares of the Series V preferred are simultaneously redeemed, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series V preferred.

    SERIES VI PREFERRED. The holders of Series VI preferred are entitled to receive dividends at the rate of 6.75% PER ANNUM, payable quarterly, before any dividend may be declared or paid on the Fleet common stock or the junior preferred stock. The dividends on the Series VI preferred are cumulative. The amount of dividends payable in respect of the Series VI preferred will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction.

    Fleet may redeem the Series VI preferred, in whole or in part, at Fleet's option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. Fleet may also redeem the Series VI preferred prior to April 15, 2006, in whole, at Fleet's option, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VI preferred are outstanding, Fleet may not redeem any shares of Fleet common stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VI preferred unless full cumulative dividends on all outstanding shares of the Series VI preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VI preferred are in arrears, Fleet may not redeem any shares of the Series VI preferred unless all outstanding shares of the Series VI preferred are simultaneously redeemed, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VI preferred.

    SERIES VII PREFERRED. Through April 1, 2006, the holders of the Series VII preferred are entitled to receive dividends at the rate of 6.60% PER ANNUM computed on the basis of the issue price of the Series VII preferred of $250 per share, payable quarterly, before Fleet may declare or pay any dividend upon Fleet common stock or junior preferred stock. Thereafter the dividend rate on the Series VII preferred will be a rate PER ANNUM equal to .50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as each term is defined in the Certificate of Designation establishing the Series VII preferred. The applicable rate PER ANNUM for any dividend period beginning on or after April 1, 2006 will not be less than 7.0% nor greater than 13.0%.

    The dividends on the Series VII preferred are cumulative. The amount of dividends that will be payable in respect of the Series VII preferred will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction.

    Fleet may redeem the Series VII preferred, in whole or in part, at Fleet's option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. Fleet may also redeem the Series VII preferred prior to April 1, 2006, in whole, at Fleet's option, in the event of certain amendments to the Code in respect of the dividends received deduction.

    So long as any shares of the Series VII preferred are outstanding, Fleet may not redeem any shares of Fleet common stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VII preferred, unless full cumulative dividends on all outstanding shares of Series VII preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VII preferred are in arrears, Fleet may not redeem any shares of the Series VII preferred, unless all outstanding shares of the Series VII preferred are simultaneously redeemed, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VII preferred.

    SERIES VIII PREFERRED. Through October 1, 2001, the holders of the Series VIII preferred are entitled to receive dividends at the rate of 6.59% PER ANNUM, payable quarterly, before any dividend may be declared or paid on the Fleet common stock or the junior preferred stock. Thereafter the dividend rate on the Series VIII preferred will be a rate PER ANNUM equal to .45% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as each term is defined in the Certificate of Designations establishing the Series VIII preferred. The applicable rate PER ANNUM for any dividend period beginning on or after October 1, 2001 will not be less than 7.0% nor greater than 13.0%. The dividends on the Series VIII preferred are noncumulative. The amount of dividends payable in respect of the Series VIII preferred will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction.

    Fleet may redeem the Series VIII preferred, in whole or in part, at Fleet's option on and after October 1, 2001, at $250 per share, plus accrued and unpaid dividends, if any for the then-current dividend period, without accumulation of accrued and unpaid dividends for prior dividend periods. Fleet may also redeem the Series VIII preferred prior to October 1, 2001, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VIII preferred are outstanding, Fleet may not redeem any shares of the Fleet common stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VIII preferred unless all dividends on all outstanding shares of Series VIII preferred are paid for the then-current dividend period. Further, if dividends on the Series VIII preferred have not been paid for the then-current dividend period, Fleet may not redeem any shares of the Series VIII preferred, unless all outstanding shares of such class are simultaneously redeemed, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VIII preferred.

    JUNIOR PREFERRED STOCK. As of the date of this Joint Proxy Statement-Prospectus, there were 6 million shares of junior preferred stock reserved for issuance upon the exercise of the Fleet rights. See "--Fleet Common Stock--Preferred Share Purchase Rights." Shares of junior preferred stock purchasable upon exercise of the Fleet rights will rank junior to Fleet preferred stock and will not be redeemable. Each share of junior preferred stock will, subject to the rights of the senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Fleet common stock. Upon the liquidation, dissolution or winding up of Fleet, holders of junior preferred stock will, subject to the rights of those senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share, plus all accrued and unpaid dividends, or 100 times the amount received per share of Fleet common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fleet common stock are exchanged, each share of junior preferred stock will, subject to the rights of those senior securities, be entitled to receive 100 times the amount received per share of Fleet common stock. Each share of junior preferred stock will have 100 votes, voting together with Fleet common stock. The rights of junior preferred stock are protected by customary antidilution provisions.

                  SELECTED PROVISIONS IN THE ARTICLES OF FLEET

    The following discussion sets forth material provisions of the Fleet articles.

BUSINESS COMBINATIONS WITH RELATED PERSONS

    The Fleet articles provide that neither Fleet nor any of its subsidiaries may engage in business transactions known as "business combinations" with persons known as "related persons" unless the transaction:

    - was approved by an 80% vote of the Fleet Board prior to the time the related person became a related person,

    - is approved by a vote of 80% of the continuing directors and a majority of the entire Fleet Board and the transaction complies with certain conditions related to price and procedure, or

    - if there is not full compliance with the preceding two bullet points, the transaction is approved by a vote of 80% of the outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class.

    A "BUSINESS COMBINATION" includes:

    - any merger or consolidation of Fleet or any of its subsidiaries into or with a related person or any of its affiliates or associates,

    - any sale, exchange, lease, transfer or other disposition to or with a related person of all, substantially all or any substantial part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet) of the assets of Fleet or any of its subsidiaries,

    - any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any substantial part of the assets or business of a related person or any of its affiliates or associates

    - any reclassification of securities, recapitalization or other transaction that has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a related person, and

    - the acquisition by a related person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet.

    A "RELATED PERSON" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares prior to the consummation of a business combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's voting shares at any time within the five years preceding the date on which a binding agreement providing for a business combination is authorized by the Fleet Board.

    "CONTINUING DIRECTORS" are those individuals who were members of the Fleet Board prior to the time a related person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as continuing directors (prior to their initial election as directors) by a majority of the then-continuing directors.

    To amend these provisions, a supermajority vote (80%) of the Fleet Board, a majority vote of the continuing directors and a supermajority vote (80%) of Fleet's stockholders is required. If the amendment is recommended to the stockholders by a majority of the Fleet Board and not less than 80% of the continuing directors only the vote provided under the RIBCA is required.

DIRECTORS

    The Fleet articles contain a number of additional provisions that are intended to delay an outside party's ability to take control of the Fleet Board, even after the outside party has obtained majority ownership of Fleet common stock. The Fleet articles provide for a classified board of directors, consisting of three classes of directors serving staggered three-year terms.

    Directors of Fleet may only be removed for cause and only by a vote of:

    - the holders of 80% of the outstanding shares of Fleet stock entitled to vote on the election of directors, voting separately as a class at a meeting called for that purpose, or

    - a majority of the continuing directors and a majority of the Fleet Board as it exists at that time.

    Vacancies on the Fleet Board, regardless of the reason, may only be filled by the Fleet Board, acting by a vote of 80% of the directors then in office.

    The Fleet articles provide that the Fleet Board is to consist of 13 members, unless otherwise determined by resolution adopted by a supermajority vote (80%) of the Fleet Board and a majority of the continuing directors. The Fleet Board has adopted a resolution fixing the number of directors at 20. The resolution also provides that the Fleet Board only may be increased by the affirmative vote of 80% of the Fleet Board and a majority of the continuing directors. However, in the event that quarterly dividends are not paid on non-voting Fleet preferred stock, the holders of that Fleet preferred stock, voting separately as a class, will be entitled to elect additional directors.

    As required by the merger agreement, prior to the effective time, the Fleet Board will adopt a resolution to increase the number of directors that may serve to 22. A supermajority vote (80%) of the Fleet Board, a majority vote of the continuing directors and a supermajority vote (80%) of the outstanding shares of Fleet capital stock entitled to vote on the matter voting separately as a class are required to amend any of these provisions.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

    Fleet and BankBoston are incorporated in Rhode Island and Massachusetts, respectively. BankBoston stockholders receiving Fleet common stock in connection with the merger, whose rights as stockholders are currently governed by the MBCL, the BankBoston articles and the BankBoston bylaws, will, upon consummation of the merger, automatically become Fleet stockholders, and their rights will be governed by the RIBCA, the Fleet articles and the Fleet bylaws. The following is a summary of the material differences between the rights of holders of Fleet common stock and the rights of holders of BankBoston common stock. The following does not purport to be a complete description of the differences between the rights of Fleet stockholders and BankBoston stockholders. These differences may be determined in full by reference to the RIBCA, the MBCL, the Fleet articles, the BankBoston articles, the Fleet bylaws and the BankBoston bylaws.

VOTING RIGHTS

    REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS.

    Fleet. The RIBCA generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote on the matter, unless otherwise provided by statute. The RIBCA further provides that, unless the articles of incorporation provides otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if: (1) the plan of merger does not amend the corporation's articles of incorporation, and (2) the number of shares of common stock to be issued or transferred in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors that would be outstanding immediately after the merger.

    BankBoston. The MBCL provides that an agreement of merger or consolidation, or a sale, lease or exchange of all or substantially all of the property and assets of a corporation, must be approved by the holders of at least two-thirds of the shares of each class of stock outstanding and entitled to vote on the matter, unless a corporation's articles of organization designate a lower percentage, but not less than a majority. The BankBoston articles and the BankBoston bylaws do not contain provisions that require a specific lower or higher stockholder vote for those transactions.

    CONFLICT OF INTEREST TRANSACTIONS.

    Fleet. As more fully described above, the Fleet articles contain certain provisions regarding business combinations with certain persons. See "Selected Provisions in the Articles of Fleet."

    BANKBOSTON. The BankBoston bylaws provide that contracts or other transactions between BankBoston and one or more of its directors or between BankBoston and any other corporation or other entity with respect to which any of BankBoston's directors is a director, officer or has a financial interest, are permitted if:

    - the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the BankBoston Board or a committee of the BankBoston Board and the BankBoston Board or a committee of the BankBoston Board authorizes the contract in good faith by vote of a majority of disinterested directors, even though less than a quorum,

    - the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the stockholders entitled to vote on the matter and it is approved by vote of the stockholders, or

    - the contract or transaction is fair and reasonable as to BankBoston as of the time it is approved by the BankBoston Board, a committee of the BankBoston Board, or the BankBoston stockholders.

    CHARTER AND BYLAW AMENDMENTS.

    Fleet. The RIBCA generally provides that an amendment to a corporation's articles of incorporation requires (1) adoption by the board of directors of a resolution submitting the proposed amendment to the stockholders, and (2) approval by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

    The RIBCA also provides for any class of stock or series to vote as a class on the proposed amendment if the amendment would change the number or par value of the aggregate authorized shares of the affected class. The RIBCA also requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations or relative rights of the affected class, effect an exchange or create a right of exchange of all or any part of the shares of another class into shares of the affected class, or create a new class of shares having rights and preferences prior and superior to the shares of the affected class.

    The Fleet articles provide that any amendment, alteration, change or repeal of the provisions of the Fleet articles relating to directors and business combinations requires the affirmative vote of 80% of the Fleet Board, a majority of the continuing directors and the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.

    Under the RIBCA, the board of directors' authority to adopt, amend or repeal the bylaws of a corporation does not divest or limit the power of stockholders to adopt, amend or repeal the bylaws. The RIBCA specifically provides that any amendment by the board of directors to the bylaws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

    The Fleet bylaws may be altered, amended or repealed in whole or in part, and new bylaws may be adopted in whole or in part, only by the affirmative vote of 80% of the Fleet Board and a majority of the continuing directors or by an affirmative vote of the holders of at least 50% of the Fleet common stock entitled to vote on the matter.

    It is a condition to the completion of the merger that the Bylaw Amendment is approved by 80% of the Fleet Board and by a majority of the continuing directors. At the Fleet special meeting, the Fleet stockholders will vote to approve the Bylaw Amendment when they vote to approve the merger agreement. See the Bylaw Amendment attached as Appendix H to this Joint Proxy Statement-Prospectus. Once adopted and pursuant to its terms, the Bylaw Amendment may be amended by the combined company board only by an affirmative vote of at least 75% of the combined company board then in office or by an affirmative vote of the holders of at least 50% of combined company common stock entitled to vote on the matter.

    BankBoston. The BankBoston bylaws generally may be amended, added to, or repealed in whole or in part (1) by vote of the BankBoston stockholders at a meeting where the substance of the proposed amendment is stated in the notice of the meeting, or (2) by vote of a majority of the entire BankBoston Board. However, the BankBoston Board may not make any amendment on any matters reserved to the stockholders by law, by the BankBoston articles, or that changes the provisions of the BankBoston bylaws relating to removal of directors or amendment of the BankBoston bylaws. Except as disclosed in the next sentence, the MBCL provides that a corporation's articles of organization may be amended by a vote of two-thirds of each class of stock outstanding and entitled to vote on the matter or a lesser proportion if so provided in the articles of organization. Amendments with respect to a corporation's name or the amount of par value of its authorized capital stock require a majority vote. Any of these amendments to the articles of organization only may consist of additions or deletions that could have been added to, or omitted from, the original articles of organization at the time of the amendment. If any amendment could adversely affect the rights of any class or series of stock, then the vote of that class or series also will be necessary to authorize that amendment. The BankBoston articles do not contain a provision concerning the amendment of the BankBoston articles.

SPECIAL MEETINGS

    FLEET. The RIBCA provides that a special meeting of stockholders may be called by the board of directors or by those persons as may be authorized by the articles of incorporation or bylaws. The Fleet bylaws permit special meetings of stockholders to be called by the Fleet Board pursuant to a resolution adopted by a majority of the Fleet Board, the Chairman of Fleet, or the President of Fleet. In addition, the Fleet bylaws require that the Secretary of Fleet must call a special meeting of stockholders upon written request of three or more stockholders holding at least 80% of the outstanding shares of stock of Fleet entitled to vote at a meeting.

    BANKBOSTON. Under the BankBoston bylaws, special meetings of stockholders may be called by the Chairman of the BankBoston Board, the President of BankBoston or by a majority of the directors of BankBoston, and must be called by the Clerk of BankBoston, upon the written request of BankBoston stockholders who hold 100% in interest of the capital stock of BankBoston entitled to vote at the proposed meeting. BankBoston's bylaws also provide that no business may be transacted at a stockholder meeting, except for business:

    - specified in the notice of the meeting given by or at the direction of the BankBoston Board

    - brought before the meeting by or at the direction of the BankBoston Board or by the presiding officer of the meeting, typically the Chairman of BankBoston, or

    - properly brought before the meeting by a stockholder of record that complies with the notice procedures set forth in the BankBoston bylaws, other than with respect to stockholder proposals included in BankBoston's proxy statement under Rule 14a-8 under the Exchange Act.

    In order to properly bring a matter before a stockholder meeting, a stockholder's notice must be received by the Clerk of BankBoston (1) not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting; or (2) in the case of special meetings, or an annual meeting called for a date more than 75 days prior to such anniversary date, not later than the close of business on the 20th day following the first to occur of the mailing of the notice of the date of the meeting or the public disclosure of the meeting date. The BankBoston bylaws set forth specific requirements as to the content of the notice.

APPRAISAL RIGHTS

    FLEET. Under the RIBCA, appraisal rights are available only in connection with:

    - a statutory merger or consolidation, unless the Rhode Island corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger

    - acquisitions that require stockholder approval, and

    - sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval.

    In addition, unless otherwise provided in the articles of incorporation, no appraisal rights are available to holders of shares of any class of stock that, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, are (1) registered on a national securities exchange or included as national market securities in the National Association of Securities Dealers, Inc.'s automated quotation system, or (2) held of record by not less than 2,000 stockholders.

    There are no provisions in the Fleet articles providing for appraisal rights. Pursuant to the RIBCA and the Fleet articles, holders of Fleet capital stock will not have any appraisal rights in connection with the merger.

    BANKBOSTON. As more fully described below, the BankBoston stockholders have appraisal rights in connection with the merger pursuant to the MBCL. See "Rights of Dissenting Stockholders."

PROVISIONS RELATING TO DIRECTORS

    NUMBER OF DIRECTORS.

    Fleet. Under the RIBCA, a corporation must have a board of directors consisting of at least one director. The Fleet articles provide that the Fleet Board is to consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of Fleet preferred stock voting separately as a class or classes), unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the continuing directors. Pursuant to an adopted resolution, the number of directors of Fleet that may serve is currently fixed at 20.

    At the effective time, the total number of individuals serving on the combined company board will be 22, 12 of whom will be Fleet directors and ten of whom will be BankBoston directors, unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the continuing directors. Prior to the effective time, Fleet will cause the Fleet Board to approve and adopt resolutions effecting the board composition described in this paragraph and designating all appointed Fleet directors and BankBoston directors as "continuing directors" for purposes of Article Seventh and Article Ninth of the Fleet articles. See the Bylaw Amendment, attached as Appendix H to this Joint Proxy Statement-Prospectus.

    BankBoston. Under the MBCL, a corporation with more than two stockholders must have at least three directors, although the exact number may be determined by a corporation's articles of organization or bylaws. The BankBoston bylaws provide that the total number of directors may be composed of not less than three nor more than 35 directors, with the specific number within those limits to be determined by vote of a majority of the entire BankBoston Board. The BankBoston Board currently consists of 16 directors.

    CLASSIFICATION.

    Fleet. The RIBCA permits classification of the board of directors if the corporate charter so provides. The Fleet articles and the Fleet bylaws provide for classification of the Fleet Board into three classes as nearly equal in number as possible, with one class being elected annually.

    BankBoston. Consistent with the MBCL, the BankBoston Board is divided into three classes and the directors of each class are elected by the stockholders to serve staggered three-year terms.

    STOCKHOLDER NOMINATIONS.

    Fleet. Holders of Fleet common stock may nominate individuals for election to the Fleet Board. The procedure for nominations is set forth in the Fleet bylaws. The Fleet bylaws specify that nominations of individuals for election as directors may be made at a meeting of stockholders by or at the direction of the Fleet Board, or by any holder of stock entitled to vote on the election of directors that complies with the requisite notice procedure. The notice procedure requires that a stockholder's nomination of an individual for election as a director must be made in writing and received by the Secretary of Fleet not less than 30 days prior to the date of the meeting of stockholders. If, however, Fleet gives stockholders fewer than 40 days' notice or prior public disclosure of the date of the meeting, Fleet must receive the stockholder's nomination notice not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date.

    The Fleet bylaws require that a stockholder's notice to nominate an individual to the Fleet Board include certain information about the nominee, including the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including an individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), together with the name, address, class and number of shares of Fleet capital stock beneficially owned by the stockholder giving the notice and by other stockholders known by that stockholder to be supporting the nominee on the date of that stockholder's notice.

    BankBoston. The BankBoston bylaws contain procedures that must be followed for stockholders to nominate individuals for election to the BankBoston Board. Nominations by stockholders must be made in writing and received by the Clerk of BankBoston not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If, however, the meeting is called for a date more than 75 days prior to that anniversary date, BankBoston must receive a stockholder's nomination notice not later than the close of business on the 20th day following the first to occur of the publication or mailing of the notice of the meeting date. The BankBoston bylaws set forth specific requirements as to the content of the nomination notice that are substantially identical to those contained in the Fleet bylaws.

    REMOVAL OF DIRECTORS.

    Fleet. Under the RIBCA, if the articles of incorporation or bylaws so provide, stockholders may remove a director without cause. However, in the case of a corporation permitting cumulative voting for the election of directors, directors may be removed without cause only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively. Under the Fleet articles, directors of Fleet may only be removed for cause. For a discussion of provisions regarding the removal of directors in the Fleet articles, see "Selected Provisions in the Articles of Fleet."

    BankBoston. In accordance with the MBCL and the BankBoston bylaws, a director or class of directors of BankBoston may only be removed for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of BankBoston stock entitled to vote on the election of directors. A director may be removed for cause only after reasonable notice and an opportunity to be heard before the stockholders.

STATE ANTI-TAKEOVER STATUTES

    FLEET. Pursuant to the RIBCA, a corporation may not engage in any business combination with an "INTERESTED STOCKHOLDER" (generally defined as the beneficial owner of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who, within five years prior to the date in question, was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the stockholder became an interested stockholder, unless:

    - the board of directors of the corporation approved the business combination or transaction prior to the date the stockholder became an interested stockholder;

    - no earlier than five years after the interested stockholder's stock acquisition date holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for that purpose; or

    - the business combination meets each of the following conditions: (1) the nature, form and adequacy of the consideration to be received by the corporation's stockholders in the business combination transaction satisfies certain specific enumerated criteria, (2) the holders of all the outstanding shares of stock of the corporation not beneficially owned, by the interested stockholder are entitled to receive the specified consideration in the business combination transaction and (3) the interested stockholder may not acquire additional shares of voting stock of the corporation, except in certain specifically identified transactions.

    The restrictions prescribed by the RIBCA will not be applicable to any business combination:

    - involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the charter provides otherwise;

    - involving a corporation that did not have a class of voting stock registered under the Exchange Act at the time the corporation's articles of incorporation was amended to provide that the corporation is to be subject to these statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the articles of incorporation amendment;

    - involving a corporation whose original charter contains a provision expressly electing not to be subject to these statutory restrictions or that adopted an amendment expressly electing not to be subject to these statutory restrictions either to its bylaws prior to March 31, 1991, or to its articles of incorporation if the articles of incorporation amendment is approved by the affirmative vote of holders, other than the interested stockholders and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholder. However, this amendment to the articles of incorporation will not be effective until 12 months after the vote of the stockholders and will not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or

    - involving a corporation with an interested stockholder that became an interested stockholder inadvertently if the interested stockholder divests itself of that number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for the inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination.

    The Fleet articles and the Fleet bylaws do not contain any provisions opting out of the restrictions prescribed by the statute.

    BANKBOSTON. The MBCL prohibits corporations from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

    - the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder,

    - the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that the stockholder becomes an interested stockholder, or

    - the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).

    An "interested stockholder" is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders.

    The business combination statute does not apply to the merger agreement or the BankBoston option agreement, or the transactions contemplated by those agreements, because the BankBoston Board approved the merger agreement and the BankBoston option agreement prior to their execution.

    The MBCL also includes a statute concerning "control share acquisitions," which limits the voting rights of shares held by persons who have acquired a certain percentage of the voting power of the corporation. Under the MBCL, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding the acquired shares. As permitted under the MBCL, the BankBoston bylaws provide that the control share acquisition statute does not apply to BankBoston.

                       RIGHTS OF DISSENTING STOCKHOLDERS

FLEET

    Under the RIBCA, holders of Fleet capital stock do not have any appraisal rights in connection with the merger.

BANKBOSTON

    Under the MBCL, holders of BankBoston common stock who do not vote in favor of the merger and who follow the procedures prescribed under Massachusetts law may require the combined company to pay the fair value of his or her shares as determined in an appraisal proceeding brought in accordance with Sections 85 through 98 of the MBCL. The text of Sections 85 through 98 of the MBCL is set forth in full in Appendix I attached to this document. In order to exercise those statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise those rights should carefully review and adhere to those provisions.

    Under the MBCL, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the merger, except for objections made on the grounds that the merger will be or is illegal or fraudulent as to that stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

    A dissenting stockholder of BankBoston who desires to pursue the appraisal rights available must:

    - file a written objection to the merger with BankBoston before the taking of the stockholders' vote on the merger, stating the intention of the stockholder to demand payment for shares owned by the stockholder if the merger is approved and consummated,

    - refrain from voting shares owned by the stockholder in favor of the merger, and

    - within 20 days of the date of mailing of a notice by BankBoston (as it exists after the effective time) to objecting stockholders that the merger has become effective, make written demand to the combined company for payment for the stockholder's shares.

    The initial written objection of a dissenting stockholder of BankBoston should be delivered to BankBoston Corporation, 100 Federal Street, Mail Stop 01-25-01, Boston, Massachusetts 02110, Attn: Gary A. Spiess, General Counsel and Clerk. The written demand, which must be made after the effective time, should be delivered to BankBoston Corporation (as it exists after the effective time), c/o Fleet Boston Corporation, One Federal Street, Boston, Massachusetts 02110,
Attn: William C. Mutterperl, Secretary. It is recommended that this objection and demand be sent by registered or certified mail, return receipt requested.

    A dissenting BankBoston stockholder that filed the required written objection with BankBoston prior to the stockholder vote need not vote against the merger, but a vote in favor of the merger will constitute a waiver of that stockholder's statutory appraisal rights. BankBoston stockholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the merger, will constitute a vote in favor of the merger. A vote against the merger does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, notice that the merger has become effective will be sent to each objecting BankBoston stockholder within ten days after the date on which the merger becomes effective.

    The combined company and the dissenting stockholder initially will determine the value of BankBoston common stock in connection with the statutory appraisal procedure. If, during the period of 30 days after the expiration of the period during which the foregoing demand for payment may be made, the combined company and the dissenting BankBoston stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Suffolk County, Massachusetts, asking that the court determine the appraisal value. The bill in equity must be filed within four months after the date of expiration of the 30-day period. After a hearing, the court will enter a decree determining the fair value of the BankBoston common stock and will order the combined company to make payment of the value, with interest, if any, to the stockholders entitled to the payment, upon transfer by them to the combined company of the certificate or certificates representing the BankBoston common stock held by those stockholders.

    For appraisal proceeding purposes, value is determined as of the day before the approval of the merger by stockholders, excluding any element of value arising from the expectation or accomplishment of the merger.

                      APPROVAL OF THE AMENDED AND RESTATED
                       1994 PERFORMANCE-BASED BONUS PLAN
                        FOR THE NAMED EXECUTIVE OFFICERS

    Fleet is asking its stockholders to approve the Amended Bonus Plan. The Amended Bonus Plan is the same as the 1994 Bonus Plan, except that, under the Amended Bonus Plan, the maximum bonus formula will apply to the Chief Executive Officer and each of the other Named Executive Officers in Fleet's future proxy statement (together with the Chief Executive Officer, the "NAMED EXECUTIVE OFFICERS").

    It is Fleet's belief that, upon approval by the stockholders of the Amended Bonus Plan, any amounts payable to the participants pursuant to the Amended Bonus Plan will be fully deductible by Fleet under the provisions of Section 162(m) of the Code. It is also Fleet's belief that the Amended Bonus Plan supports Fleet's objective of paying for performance which increases shareholder value.

    The following description of the Amended Bonus Plan is qualified in its entirety by reference to the terms of the Amended Bonus Plan. Copies of the Amended Bonus Plan are available upon written request from Fleet.

    Pursuant to the terms of the performance-based Amended Bonus Plan, bonus awards, which may be reduced at the discretion of the Committee, are based solely on Fleet's yearly financial performance as measured by Return on Equity ("ROE") and net income, as adjusted for extraordinary charges. The Amended Bonus Plan provides that if Fleet's ROE in any year equals 15%, then the maximum amount payable to any one of the Named Executive Officers under the Amended Bonus Plan is .24% of net income.

    The Amended Bonus Plan also provides that for each .5% increase in ROE over 15%, the percentage of net income payable to any one of the Named Executive Officers as a bonus increases by .005%. Conversely, for each .5% percentage decrease in ROE from 15%, the percentage of net income payable to any one of the Named Executive Officers decreases by .005%.

    If the Amended Bonus Plan had been in effect in 1998, the maximum bonus amounts payable to any one of the Named Executive Officers, which amount could be reduced by the Board of Directors, would have been $4,334,000. No payments will be made pursuant to the Amended Bonus Plan unless the Amended Bonus Plan is approved by the stockholders of Fleet. The adoption of the Amended Bonus Plan requires the affirmative vote of a majority of shares entitled to vote thereon, present in person or by proxy at the Annual Meeting when a quorum is present.

    The Fleet Board recommends a vote "FOR" approval of the Amended Bonus Plan.

                                 LEGAL MATTERS

    The validity of the Fleet common stock to be issued in connection with the merger will be passed upon for Fleet by Edwards & Angell LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly-owned subsidiary of Fleet, and beneficially owns 8,104 shares of Fleet common stock.

                                    EXPERTS

    The consolidated financial statements of Fleet and its subsidiaries incorporated in this Joint Proxy Statement-Prospectus by reference to Fleet's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of KPMG Peat Marwick LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of BankBoston and its subsidiaries incorporated in this Joint Proxy Statement-Prospectus by reference to BankBoston's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Fleet stockholders may submit proposals to be considered for stockholder action at the 2000 Annual Meeting of Stockholders if they do so in accordance with applicable regulations of the SEC. Any of these proposals must be received by the Secretary of Fleet no later than November 8, 1999 in order to be considered for inclusion in Fleet's 2000 Annual Meeting proxy materials. If a stockholder desires to bring business before the 2000 Annual Meeting of Stockholders that is not a proposal submitted to Fleet for inclusion in Fleet's proxy statement, notice must be received by the Secretary of Fleet on or before November 8, 1999.

    BankBoston will hold a 2000 Annual Meeting of Stockholders only if the merger is not consummated before the time of the meeting. In the event that this meeting is held, any proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Clerk of BankBoston no later than November 17, 1999 in order to be considered for inclusion in the BankBoston proxy materials relating to that meeting.

                                 OTHER MATTERS

    As of the date of this Joint Proxy Statement-Prospectus, the Fleet Board knows of no matters that will be presented for consideration at the Fleet special meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters do properly come before the Fleet special meeting or any adjournments or postponements of that special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Fleet.

    The BankBoston Board knows of no business which is to be presented for consideration at the BankBoston special meeting other than as stated in the Notice of Special Meeting of Stockholders. If other matters are properly brought before the BankBoston special meeting, including proposals omitted in accordance with Rule 14a-8 of the Exchange Act, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented by the proxy on those matters in accordance with their best judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of KPMG Peat Marwick LLP will be present at the Fleet special meeting and representatives of PricewaterhouseCoopers LLP will be present at the BankBoston special meeting. In each case, those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    Fleet has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to BankBoston stockholders of the shares of Fleet common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Fleet and Fleet common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement-Prospectus.

    In addition, Fleet and BankBoston file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room        Northeast Regional Office      Midwest Regional Office
     450 Fifth Street, N.W.         7 World Trade Center         500 West Madison Street
           Room 1024                     Suite 1300                     Suite 1400
     Washington, D.C. 20549       New York, New York 10048     Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Fleet and BankBoston, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

    You can also inspect reports, proxy statements and other information about Fleet and BankBoston at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows Fleet and BankBoston to "incorporate by reference" information into this Joint Proxy Statement-Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by information that is included directly in this document.

    This Joint Proxy Statement-Prospectus incorporates by reference the documents listed below that Fleet and BankBoston have previously filed with the SEC. They contain important information about our companies and their financial condition.

                        FLEET SEC FILINGS                                              PERIOD
------------------------------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K........................................  Year ended December 31, 1998, as filed on March 26, 1999

Quarterly Report on Form 10-Q.....................................  Quarter ended March 31, 1999, as filed on May
                                                                    14, 1999
Items 10-13 of Fleet's Definitive Proxy Statement to Fleet's
  stockholders for the 1999 Annual Meeting of Fleet
  Stockholders....................................................  Filed on March 5, 1999

The description of Fleet common stock set forth in the Fleet registration statement filed by Industrial National Corporation
  (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description; and

Current Reports on Form 8-K.......................................  Filed:
                                                                      - February 1, 1999
                                                                      - March 17, 1999
                                                                      - April 2, 1999
                                                                      - April 20, 1999
                                                                      - May 14, 1999


                      BANKBOSTON SEC FILINGS                                           PERIOD
------------------------------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K, as amended............................  Year ended December 31, 1998, as filed on March 5, 1999 (as amended on June
                                                                    22, 1999)

Quarterly Report on Form 10-Q.....................................  Quarter ended March 31, 1999, as filed on May
                                                                    14, 1999
Items 10-13 of BankBoston's Definitive Proxy Statement to
  BankBoston's stockholders for the 1999 Annual Meeting of
  BankBoston Stockholders.........................................  Filed on March 16, 1999

The description of BankBoston common stock, BankBoston preferred stock, and the BankBoston preferred stock purchase rights set forth in the BankBoston registration statements filed under
  Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description; and

Current Reports on Form 8-K.......................................  Filed:
                                                                      - January 22, 1999
                                                                      - February 17, 1999
                                                                      - March 19, 1999
                                                                      - April 2, 1999
                                                                      - April 16, 1999
                                                                      - May 14, 1999

    Fleet and BankBoston incorporate by reference additional documents that either company may file with the SEC between the date of this Joint Proxy Statement-Prospectus and the dates of the Fleet special meeting and the BankBoston special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Fleet has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to Fleet, as well as all pro forma financial information, and BankBoston has supplied all relevant information relating to BankBoston.

    You can obtain any of the documents incorporated by reference in this document through Fleet or BankBoston, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                    FLEET                                       BANKBOSTON
        Investor Relations Department                       Investor Relations
         Fleet Financial Group, Inc.                      BankBoston Corporation
             One Federal Street                       P.O. Box 2016, MA BOS 01-20-02
         Boston, Massachusetts 02110                    Boston, Massachusetts 02110
               (617) 346-4000                                 (617) 434-7858

    If you would like to request documents, please do so by August 4, 1999 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Joint Proxy Statement-Prospectus or in any of the materials that we have incorporated into this Joint Proxy Statement-Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement-Prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Fleet and BankBoston, as well as certain information relating to the merger, including, without limitation,

    - statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

    - statements relating to revenues of the combined company after the merger,

    - statements relating to the restructuring charges estimated to be incurred in connection with the merger, and

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

    These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

    - expected cost savings from the merger may not be fully realized or realized within the expected time frame,

    - revenues following the merger may be lower than expected,

    - competitive pressures among financial services companies may increase significantly,

    - costs or difficulties related to the integration of the business of Fleet and BankBoston may be greater than expected,

    - changes in the interest rate environment may reduce interest margins,

    - general economic conditions, either internationally or nationally or in the states in which Fleet or BankBoston are doing business, may be less favorable than expected,

    - legislative or regulatory changes may adversely affect the business in which Fleet or BankBoston is engaged,

    - the negative impact of the proposed divestitures may be greater than expected, or one or both of the Federal Reserve Board and the DOJ may seek greater levels of divestiture,

    - technological changes, including year 2000 data systems compliance issues, may be more difficult or expensive than anticipated, and

    - changes may occur in the securities markets.

    See "Where You Can Find More Information."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined balance sheet as of March 31, 1999 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1998 give effect to the pending merger, accounted for as a pooling of interests.

    The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Fleet and BankBoston under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements, and gives effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger or the effects of any divestitures required by regulators.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated historical financial statements of Fleet and BankBoston, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

    Pro forma per share amounts for the combined Fleet and BankBoston entity are based on the exchange ratio.

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                                                                                   PRO FORMA        PRO FORMA
                                                                            FLEET    BANKBOSTON   ADJUSTMENTS       COMBINED
                                                                           --------  ----------   -----------       ---------
                                                                                         (DOLLARS IN MILLIONS)
ASSETS:
Cash, due from banks and interest-bearing deposits.......................  $  4,857   $ 4,108        $ --           $  8,965
Federal funds sold and securities purchased under agreements to resell...         5     3,655          --              3,660
Securities...............................................................    11,059    13,882          --             24,941
Trading assets...........................................................       670     4,213          --              4,883
Loans and leases.........................................................    73,683    42,775          --            116,458
Reserve for credit losses................................................    (1,724)     (758)         --             (2,482)
Due from brokers/dealers.................................................     2,726       101          --              2,827
Mortgages held for resale................................................     2,155        --          --              2,155
Premises and equipment...................................................     1,233     1,291          --              2,524
Mortgage servicing rights................................................     2,098        --          --              2,098
Intangible assets........................................................     3,423       793          --              4,216
Other assets.............................................................     5,981     5,648          --             11,629
                                                                           --------  ----------       ---           ---------
Total assets.............................................................  $106,166   $75,708        $ --           $181,874
                                                                           --------  ----------       ---           ---------
                                                                           --------  ----------       ---           ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Domestic:
    Noninterest-bearing..................................................  $ 16,636   $ 6,298        $ --           $ 22,934
    Interest-bearing.....................................................    47,712    27,724          --             75,436
  Overseas:
    Noninterest-bearing..................................................        --     1,534          --              1,534
    Interest-bearing.....................................................     3,285    12,912          --             16,197
                                                                           --------  ----------       ---           ---------
Total deposits...........................................................    67,633    48,468          --            116,101
                                                                           --------  ----------       ---           ---------
Federal funds purchased and securities sold under agreements to
  repurchase.............................................................     3,027     6,181          --              9,208
Funds borrowed...........................................................     3,001     7,697          --             10,698
Due to brokers/dealers...................................................     3,823       218          --              4,041
Notes payable............................................................    15,586     5,611          --             21,197
Accrued expenses and other liabilities...................................     3,484     2,570         650(4b)          6,704
                                                                           --------  ----------       ---           ---------
Total liabilities........................................................    96,554    70,745         650            167,949
                                                                           --------  ----------       ---           ---------
STOCKHOLDERS' EQUITY:
Preferred stock..........................................................       691        --          --                691
Common stock.............................................................         6       307        (304)(4a)             9
Common surplus...........................................................     3,291     1,106        (127)(4a)         4,270
Retained earnings........................................................     5,602     3,982        (650)(4b)         8,934
Accumulated other comprehensive income...................................        58       (37)         --                 21
Treasury stock, at cost..................................................       (36)     (395)        431(4a)             --
                                                                           --------  ----------       ---           ---------
Total stockholders' equity...............................................     9,612     4,963        (650)            13,925
                                                                           --------  ----------       ---           ---------
Total liabilities and stockholders' equity...............................  $106,166   $75,708        $ --           $181,874
                                                                           --------  ----------       ---           ---------
                                                                           --------  ----------       ---           ---------

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                                            PRO FORMA      PRO FORMA
                                                                  FLEET     BANKBOSTON     ADJUSTMENTS     COMBINED
                                                                ----------  -----------  ---------------  -----------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Interest and fees on loans..................................  $    1,559   $   1,034      $      --      $   2,593
  Interest on securities and trading assets...................         173         229             --            402
  Other.......................................................          46         109             --            155
                                                                ----------  -----------           ---     -----------
    Total interest income.....................................       1,778       1,372             --          3,150
                                                                ----------  -----------           ---     -----------
Interest expense:
  Deposits....................................................         424         473             --            897
  Funds borrowed..............................................          80         180             --            260
  Notes payable...............................................         201          84             --            285
  Other.......................................................          39          --             --             39
                                                                ----------  -----------           ---     -----------
    Total interest expense....................................         744         737             --          1,481
                                                                ----------  -----------           ---     -----------
Net interest income...........................................       1,034         635             --          1,669
                                                                ----------  -----------           ---     -----------
Provision for credit losses...................................         149          70             --            219
                                                                ----------  -----------           ---     -----------
Net interest income after provision for credit losses.........         885         565             --          1,450
                                                                ----------  -----------           ---     -----------
Noninterest income:
  Investment services revenue.................................         248         134             --            382
  Banking fees and commissions................................         193         154             --            347
  Credit card revenue.........................................         141          21             --            162
  Venture capital revenue.....................................          41          34             --             75
  Other.......................................................         336         252             --            588
                                                                ----------  -----------           ---     -----------
      Total noninterest income................................         959         595             --          1,554
                                                                ----------  -----------           ---     -----------
Noninterest expense:
  Employee compensation and benefits..........................         542         473             --          1,015
  Occupancy and equipment.....................................         162         109             --            271
  Intangible asset amortization...............................          71          15             --             86
  Other.......................................................         350         209             --            559
                                                                ----------  -----------           ---     -----------
      Total noninterest expense...............................       1,125         806             --          1,931
                                                                ----------  -----------           ---     -----------
Income before income taxes....................................         719         354             --          1,073
Applicable income taxes.......................................         281         131             --            412
                                                                ----------  -----------           ---     -----------
Net income....................................................  $      438   $     223      $      --      $     661
                                                                ----------  -----------           ---     -----------
                                                                ----------  -----------           ---     -----------
Net income applicable to common shares........................  $      422   $     223      $      --      $     645
                                                                ----------  -----------           ---     -----------
                                                                ----------  -----------           ---     -----------
Weighted average common shares outstanding
  (in thousands):
    Basic.....................................................     568,546     295,935             --        919,051(4d)
    Diluted...................................................     588,572     298,477             --        942,088(4d)
Per Common Share:
    Basic.....................................................  $      .74   $     .75      $      --      $     .70(4d)
    Diluted...................................................         .72         .75             --            .68(4d)

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                            PRO FORMA      PRO FORMA
                                                                  FLEET     BANKBOSTON     ADJUSTMENTS     COMBINED
                                                                ----------  -----------  ---------------  -----------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Interest and fees on loans..................................  $    1,378   $   1,012      $      --      $   2,390
  Interest on securities and trading assets...................         162         208             --            370
  Other.......................................................          54         117             --            171
                                                                ----------  -----------           ---     -----------
    Total interest income.....................................       1,594       1,337             --          2,931
                                                                ----------  -----------           ---     -----------
Interest expense:
  Deposits....................................................         438         462             --            900
  Funds borrowed..............................................          84         207             --            291
  Notes payable...............................................          89          65             --            154
  Other.......................................................          54          --             --             54
                                                                ----------  -----------           ---     -----------
    Total interest expense....................................         665         734             --          1,399
                                                                ----------  -----------           ---     -----------
Net interest income...........................................         929         603             --          1,532
                                                                ----------  -----------           ---     -----------
Provision for credit losses...................................          92         140             --            232
                                                                ----------  -----------           ---     -----------
Net interest income after provision for credit losses.........         837         463             --          1,300
                                                                ----------  -----------           ---     -----------
Noninterest income:
  Banking fees and commissions................................         176         131             --            307
  Investment services revenue.................................         201          82             --            283
  Venture capital revenue.....................................          30          52             --             82
  Securities gains............................................          51          25             --             76
  Credit card revenue.........................................          56          10             --             66
  Gains on sale of business...................................          --         165             --            165
  Other.......................................................         181         124             --            305
                                                                ----------  -----------           ---     -----------
      Total noninterest income................................         695         589             --          1,284
                                                                ----------  -----------           ---     -----------
Noninterest expense:
  Employee compensation and benefits..........................         445         354             --            799
  Occupancy and equipment.....................................         154          94             --            248
  Intangible asset amortization...............................          51          10             --             61
  Merger-related charges......................................          73          --             --             73
  Other.......................................................         274         203             --            477
                                                                ----------  -----------           ---     -----------
      Total noninterest expense...............................         997         661             --          1,658
                                                                ----------  -----------           ---     -----------
Income before income taxes....................................         535         391             --            926
Applicable income taxes.......................................         212         153             --            365
                                                                ----------  -----------           ---     -----------
Net income....................................................  $      323   $     238      $      --      $     561
                                                                ----------  -----------           ---     -----------
Net income applicable to common shares........................  $      311   $     234      $      --      $     545
                                                                ----------  -----------           ---     -----------
Weighted average common shares outstanding
  (in thousands):
    Basic.....................................................     567,778     292,542             --        914,265(4d)
    Diluted...................................................     587,184     296,840             --        938,761(4d)
Per Common Share:
    Basic.....................................................  $      .55   $     .80      $      --      $     .60(4d)
    Diluted...................................................         .53         .79             --            .58(4d)

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                              PRO FORMA    PRO FORMA
                                                                      FLEET     BANKBOSTON   ADJUSTMENTS   COMBINED
                                                                    ----------  -----------  -----------  -----------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans......................................  $    5,878   $   4,259    $      --    $  10,137
  Interest on securities and trading assets.......................         673         892           --        1,565
  Other...........................................................         214         426           --          640
                                                                    ----------  -----------  -----------  -----------
    Total interest income.........................................       6,765       5,577           --       12,342
                                                                    ----------  -----------  -----------  -----------
Interest expense:
  Deposits........................................................       1,835       1,871           --        3,706
  Funds borrowed..................................................         400         859           --        1,259
  Notes payable...................................................         448         320           --          768
  Other...........................................................         213          --           --          213
                                                                    ----------  -----------  -----------  -----------
    Total interest expense........................................       2,896       3,050           --        5,946
                                                                    ----------  -----------  -----------  -----------
Net interest income...............................................       3,869       2,527           --        6,396
                                                                    ----------  -----------  -----------  -----------
Provision for credit losses.......................................         470         380           --          850
                                                                    ----------  -----------  -----------  -----------
Net interest income after provision for credit losses.............       3,399       2,147           --        5,546
                                                                    ----------  -----------  -----------  -----------
Noninterest income:
  Banking fees and commissions....................................         748         580           --        1,328
  Investment services revenue.....................................         851         388           --        1,239
  Credit card revenue.............................................         391          64           --          455
  Venture capital revenue.........................................         149         233           --          382
  Securities gains................................................          74          41           --          115
  Gains on sales of businesses....................................          --         254           --          254
  Other...........................................................       1,024         472           --        1,496
                                                                    ----------  -----------  -----------  -----------
    Total noninterest income......................................       3,237       2,032           --        5,269
                                                                    ----------  -----------  -----------  -----------
Noninterest expense:
  Employee compensation and benefits..............................       1,927       1,630           --        3,557
  Occupancy and equipment.........................................         605         398           --        1,003
  Intangible asset amortization...................................         227          47           --          274
  Merger-related charges..........................................          73          --           --           73
  Other...........................................................       1,297         835           --        2,132
                                                                    ----------  -----------  -----------  -----------
    Total noninterest expense.....................................       4,129       2,910           --        7,039
                                                                    ----------  -----------  -----------  -----------
Income before income taxes........................................       2,507       1,269           --        3,776
Applicable income taxes...........................................         975         477           --        1,452
                                                                    ----------  -----------  -----------  -----------
Net income........................................................  $    1,532   $     792    $      --    $   2,324
                                                                    ----------  -----------  -----------  -----------
                                                                    ----------  -----------  -----------  -----------
Net income applicable to common shares............................  $    1,481   $     783    $      --    $   2,264
                                                                    ----------  -----------  -----------  -----------
                                                                    ----------  -----------  -----------  -----------
Weighted average common shares outstanding
  (in thousands):
    Basic.........................................................     568,059     293,873           --      916,122(4d)
    Diluted.......................................................     587,769     296,663           --      939,137(4d)
Per common share:
    Basic.........................................................  $     2.61   $    2.66    $      --    $    2.47(4d)
    Diluted.......................................................        2.52        2.64           --         2.41(4d)

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                              PRO FORMA    PRO FORMA
                                                                      FLEET     BANKBOSTON   ADJUSTMENTS   COMBINED
                                                                    ----------  -----------  -----------  -----------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans......................................  $    5,357   $   3,954    $      --    $   9,311
  Interest on securities and trading assets.......................         570         809           --        1,379
  Other...........................................................         164         401           --          565
                                                                    ----------  -----------  -----------  -----------
    Total interest income.........................................       6,091       5,164           --       11,255
                                                                    ----------  -----------  -----------  -----------
Interest expense:
  Deposits........................................................       1,654       1,685           --        3,339
  Funds borrowed..................................................         247         805           --        1,052
  Notes payable...................................................         338         245           --          583
  Other...........................................................         152          --           --          152
                                                                    ----------  -----------  -----------  -----------
    Total interest expense........................................       2,391       2,735           --        5,126
                                                                    ----------  -----------  -----------  -----------
Net interest income...............................................       3,700       2,429           --        6,129
                                                                    ----------  -----------  -----------  -----------
Provision for credit losses.......................................         322         200           --          522
                                                                    ----------  -----------  -----------  -----------
Net interest income after provision for credit losses.............       3,378       2,229           --        5,607
                                                                    ----------  -----------  -----------  -----------
Noninterest income:
  Banking fees and commissions....................................         708         487           --        1,195
  Investment services revenue.....................................         696         294           --          990
  Venture capital revenue.........................................          71         221           --          292
  Securities gains................................................          33          80           --          113
  Credit card revenue.............................................          62          36           --           98
  Gains on sales of businesses....................................         175          68           --          243
  Other...........................................................         886         377           --        1,263
                                                                    ----------  -----------  -----------  -----------
    Total noninterest income......................................       2,631       1,563           --        4,194
                                                                    ----------  -----------  -----------  -----------
Noninterest expense:
  Employee compensation and benefits..............................       1,752       1,279           --        3,031
  Occupancy and equipment.........................................         611         350           --          961
  Intangible asset amortization...................................         169          37           --          206
  Merger-related charges..........................................          25          --           --           25
  Other...........................................................       1,158         658           --        1,816
                                                                    ----------  -----------  -----------  -----------
    Total noninterest expense.....................................       3,715       2,324           --        6,039
                                                                    ----------  -----------  -----------  -----------
Income before income taxes........................................       2,294       1,468           --        3,762
Applicable income taxes...........................................         927         589           --        1,516
                                                                    ----------  -----------  -----------  -----------
Net income........................................................  $    1,367   $     879    $      --    $   2,246
                                                                    ----------  -----------  -----------  -----------
                                                                    ----------  -----------  -----------  -----------
Net income applicable to common shares............................  $    1,305   $     848    $      --    $   2,153
                                                                    ----------  -----------  -----------  -----------
                                                                    ----------  -----------  -----------  -----------
Weighted average common shares outstanding
  (in thousands):
    Basic.........................................................     551,956     295,918           --      902,441(4d)
    Diluted.......................................................     568,605     300,080           --      924,020(4d)
Per common share:
    Basic.........................................................  $     2.37   $    2.86    $      --    $    2.39(4d)
    Diluted.......................................................        2.30        2.82           --         2.33(4d)

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

             FLEET FINANCIAL GROUP, INC. AND BANKBOSTON CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                   PRO FORMA        PRO FORMA
                                                                            FLEET    BANKBOSTON   ADJUSTMENTS       COMBINED
                                                                           --------  ----------   -----------       ---------
                                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans.............................................  $  5,169   $  3,863       $ --           $  9,032
  Interest on securities and trading assets..............................       723        724         --              1,447
  Other..................................................................       136        306         --                442
                                                                           --------  ----------       ---           ---------
    Total interest income................................................     6,028      4,893         --             10,921
                                                                           --------  ----------       ---           ---------
Interest expense:
  Deposits...............................................................     1,754      1,680         --              3,434
  Funds borrowed.........................................................       311        679         --                990
  Notes payable..........................................................       390        194         --                584
  Other..................................................................       111         --         --                111
                                                                           --------  ----------       ---           ---------
    Total interest expense...............................................     2,566      2,553         --              5,119
                                                                           --------  ----------       ---           ---------
Net interest income......................................................     3,462      2,340         --              5,802
                                                                           --------  ----------       ---           ---------
Provision for credit losses..............................................       213        231         --                444
                                                                           --------  ----------       ---           ---------
Net interest income after provision for credit losses....................     3,249      2,109         --              5,358
                                                                           --------  ----------       ---           ---------
Noninterest income:
  Banking fees and commissions...........................................       601        455         --              1,056
  Investment services revenue............................................       634        251         --                885
  Venture capital revenue................................................       106        209         --                315
  Credit card revenue....................................................        59         36         --                 95
  Securities gains.......................................................        43         23         --                 66
  Gains on sales of businesses...........................................        --        153         --                153
  Other..................................................................       890        217        (18)(4c)         1,089
                                                                           --------  ----------       ---           ---------
    Total noninterest income.............................................     2,333      1,344        (18)             3,659
                                                                           --------  ----------       ---           ---------
Noninterest expense:
  Employee compensation and benefits.....................................     1,735      1,178         --              2,913
  Occupancy and equipment................................................       593        341         --                934
  Intangible asset amortization..........................................       140         34         --                174
  Merger-related charges.................................................        --        180         --                180
  Other..................................................................     1,044        587         --              1,631
                                                                           --------  ----------       ---           ---------
    Total noninterest expense............................................     3,512      2,320         --              5,832
                                                                           --------  ----------       ---           ---------
Income before income taxes...............................................     2,070      1,133        (18)             3,185
Applicable income taxes..................................................       849        483         (7)             1,325
                                                                           --------  ----------       ---           ---------
Net income...............................................................  $  1,221   $    650       $(11)          $  1,860
                                                                           --------  ----------       ---           ---------
                                                                           --------  ----------       ---           ---------
Net income applicable to common shares...................................  $  1,149   $    613       $(11)          $  1,751
                                                                           --------  ----------       ---           ---------
                                                                           --------  ----------       ---           ---------
Weighted average common shares outstanding
  (in thousands):
    Basic................................................................   568,896    307,058         --            932,575(4d)
    Diluted..............................................................   580,026    312,224         --            949,824(4d)
Per common share:
    Basic................................................................  $   2.02   $   2.00       $ --           $   1.88(4d)
    Diluted..............................................................      1.98       1.96         --               1.84(4d)

  See Notes To The Unaudited Pro Forma Condensed Combined Financial Statements

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

    The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed late in the third quarter or early in the fourth quarter of 1999.

    Under generally accepted accounting principles, the transaction will be accounted for as a pooling of interests and, as such, the assets and liabilities of BankBoston will be combined with those of Fleet at book value. In addition, the statements of income of BankBoston will be combined with the statements of income of Fleet as of the earliest period presented. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet assumes the merger was consummated on March 31, 1999. Certain reclassifications have been included in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income to conform presentation.

    Fleet and BankBoston anticipate that, in order to obtain regulatory approval for the merger, the companies will be required to divest approximately $12.5 billion of deposits, primarily in the Massachusetts and New Hampshire, Connecticut and Rhode Island markets. No adjustment has been included, however, in the unaudited pro forma condensed combined financial statements for the anticipated divestitures. The reduction in net income related to those divestitures is estimated to be $160 million post-tax.

Note 2. Accounting Policies and Financial Statement Classifications

    The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant. Transactions between Fleet and BankBoston that are not material in relation to the pro forma financial information have not been eliminated from the pro forma combined amounts.

Note 3. Merger- and Restructuring-Related Charges

    A liability of $1 billion (pretax) has been recorded in the unaudited pro forma condensed combined balance sheet to reflect Fleet's and BankBoston's best estimate of merger- and restructuring-related charges in connection with the merger. This liability resulted in a $650 million post-tax charge

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED to retained earnings in the unaudited pro forma condensed combined balance sheet. The following table provides detail of the estimated charges by type, post-tax:

                                                                              ESTIMATED COSTS
                                                                                (POST-TAX)
TYPE OF COST                                                               (DOLLARS IN MILLIONS)
------------------------------------------------------------------------  -----------------------
Personnel...............................................................         $     300
Technology and operations...............................................               150
Facilities..............................................................                75
Branches................................................................                25
Transaction costs and other.............................................               100
                                                                                     -----
Total...................................................................         $     650
                                                                                     -----
                                                                                     -----

    Personnel-related costs consist primarily of charges related to employee severance, termination of certain employee benefits plans and employee assistance costs for separated employees. Technology and operations costs include accelerated depreciation in excess of normal scheduled depreciation and certain liabilities that will be incurred as a result of the elimination of duplicate systems. Facilities charges consist of lease termination costs and other facilities-related exit costs, as well as accelerated depreciation in excess of normal depreciation, resulting from consolidation of duplicate headquarters and operational facilities. Branch-related costs are primarily related to the cost of exiting branches anticipated to be closed, including lease terminations and equipment write-offs. The effect of the proposed charge has been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 1999. However, since the proposed charge is nonrecurring, it has not been reflected in the unaudited pro forma condensed combined statements of income. In addition, it is estimated that $60 million (post-tax) in other expenses related to the merger will be recognized in future periods as they are incurred. These charges have not been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 1999.

Note 4. Pro Forma Adjustments

    (a) Pro forma adjustments to common stock, treasury stock and common surplus at March 31, 1999, reflect the merger accounted for as a pooling of interests, through: (1) the exchange of 351.3 million shares of Fleet common stock (using the exchange ratio of 1.1844) for the 296.6 million outstanding shares of BankBoston common stock at March 31, 1999, (2) the reclassification adjustment from surplus to common stock to reflect the $.01 par value of Fleet common stock, and (3) an adjustment for $431 million to reflect the retirement of BankBoston treasury stock and the reissuance of Fleet treasury stock.

    (b) Pro forma adjustments to accrued expenses and other liabilities and retained earnings reflect the $1 billion merger- and restructuring-related charge and a $350 million reduction in the deferred tax liability for the anticipated tax benefit of such charge. For additional information on the merger- and restructuring-related charges see Note 3.

    (c) Pro forma adjustment reflects the elimination of gains on the sale of BankBoston common stock realized by Fleet in 1996.

    (d) The pro forma combined weighted average common shares outstanding for the three months ended March 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1998, reflect Fleet weighted average common shares outstanding plus the converted BankBoston weighted average common shares outstanding. Each share of BankBoston common stock was converted into 1.1844 shares of Fleet common stock.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          FLEET FINANCIAL GROUP, INC.

                                      AND

                             BANKBOSTON CORPORATION

                            ------------------------

                           DATED AS OF MARCH 14, 1999

                               TABLE OF CONTENTS

                                            ARTICLE I
THE MERGER
    1.1    The Merger..................................................................  A-2
    1.2    Effective Time..............................................................  A-2
    1.3    Effects of the Merger.......................................................  A-2
    1.4    Conversion of BankBoston Common Stock.......................................  A-2
    1.5    Fleet Capital Stock.........................................................  A-3
    1.6    Options.....................................................................  A-3
    1.7    Articles of Incorporation of Fleet..........................................  A-4
    1.8    By-Laws of Fleet............................................................  A-4
    1.9    Tax and Accounting Consequences.............................................  A-4
    1.10   Headquarters of Surviving Corporation; Name of the Surviving Corporation....  A-4

                                            ARTICLE II

EXCHANGE OF SHARES
    2.1    Fleet to Make Shares Available..............................................  A-4
    2.2    Exchange of Shares..........................................................  A-5

                                           ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANKBOSTON
    3.1    Corporate Organization......................................................  A-6
    3.2    Capitalization..............................................................  A-7
    3.3    Authority; No Violation.....................................................  A-8
    3.4    Consents and Approvals......................................................  A-8
    3.5    Reports.....................................................................  A-9
    3.6    Financial Statements........................................................  A-9
    3.7    Broker's Fees...............................................................  A-10
    3.8    Absence of Certain Changes or Events........................................  A-10
    3.9    Legal Proceedings...........................................................  A-10
    3.10   Taxes and Tax Returns.......................................................  A-10
    3.11   Employees...................................................................  A-11
    3.12   SEC Reports.................................................................  A-12
    3.13   Compliance with Applicable Law..............................................  A-12
    3.14   Certain Contracts...........................................................  A-13
    3.15   Agreements with Regulatory Agencies.........................................  A-13
    3.16   International Operations....................................................  A-14
    3.17   Interest Rate Risk Management Instruments...................................  A-14
    3.18   Undisclosed Liabilities.....................................................  A-14
    3.19   Environmental Liability.....................................................  A-14
    3.20   State Takeover Laws; BankBoston Rights Agreement............................  A-14
    3.21   Year 2000...................................................................  A-15
    3.22   Reorganization; Pooling of Interests........................................  A-15
    3.23   Ownership of Company Common Stock; Affiliates and Associates................  A-15
    3.24   Opinions....................................................................  A-15
    3.25   BankBoston Information......................................................  A-15

                                            ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FLEET
    4.1    Corporate Organization......................................................  A-16
    4.2    Capitalization..............................................................  A-16
    4.3    Authority, No Violation.....................................................  A-17
    4.4    Consents and Approvals......................................................  A-17
    4.5    Reports.....................................................................  A-18
    4.6    Financial Statements........................................................  A-18
    4.7    Broker's Fees...............................................................  A-19
    4.8    Absence of Certain Changes or Events........................................  A-19
    4.9    Legal Proceedings...........................................................  A-19
    4.10   Taxes and Tax Returns.......................................................  A-19
    4.11   Employees...................................................................  A-20
    4.12   SEC Reports.................................................................  A-21
    4.13   Compliance with Applicable Law..............................................  A-21
    4.14   Certain Contracts...........................................................  A-21
    4.15   Agreements with Regulatory Agencies.........................................  A-22
    4.16   International Operations....................................................  A-22
    4.17   Interest Rate Risk Management Instruments...................................  A-22
    4.18   Undisclosed Liabilities.....................................................  A-23
    4.19   Environmental Liability.....................................................  A-23
    4.20   State Takeover Laws; Article Ninth of Fleet Articles; Fleet Rights
           Agreement...................................................................  A-23
    4.21   Year 2000...................................................................  A-23
    4.22   Reorganization; Pooling of Interests........................................  A-24
    4.23   Ownership of BankBoston Common Stock; Affiliates and Associates.............  A-24
    4.24   Opinions....................................................................  A-24
    4.25   Fleet Information...........................................................  A-24

                                            ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
    5.1    Conduct of Businesses Prior to the Effective Time...........................  A-24
    5.2    Forbearances................................................................  A-24

                                            ARTICLE VI

ADDITIONAL AGREEMENTS
    6.1    Regulatory Matters..........................................................  A-26
    6.2    Access to Information.......................................................  A-27
    6.3    Stockholders' Approvals.....................................................  A-28
    6.4    Legal Conditions to Merger..................................................  A-28
    6.5    Affiliates; Publication of Combined Financial Results.......................  A-28
    6.6    Stock Exchange Listing......................................................  A-29
    6.7    Employee Benefit Plans......................................................  A-29
    6.8    Indemnification; Directors' and Officers' Insurance.........................  A-29
    6.9    Additional Agreements.......................................................  A-30
    6.10   Advice of Changes...........................................................  A-30
    6.11   Dividends...................................................................  A-30
    6.12   Restructuring Efforts.......................................................  A-30
    6.13   Executive Officers, Succession..............................................  A-30
    6.14   Post-Merger Board of Directors and Committees...............................  A-31
    6.15   Exemption from Liability Under Section 16(b)................................  A-31

                                           ARTICLE VII
CONDITIONS PRECEDENT
    7.1    Conditions to Each Party's Obligation To Effect the Merger..................  A-32
    7.2    Conditions to Obligations of Fleet..........................................  A-33
    7.3    Conditions to Obligations of BankBoston.....................................  A-33

                                           ARTICLE VIII

TERMINATION AND AMENDMENT
    8.1    Termination.................................................................  A-34
    8.2    Effect of Termination.......................................................  A-34
    8.3    Amendment...................................................................  A-34
    8.4    Extension; Waiver...........................................................  A-35

                                            ARTICLE IX

GENERAL PROVISIONS
    9.1    Closing.....................................................................  A-35
    9.2    Nonsurvival of Representations, Warranties and Agreements...................  A-35
    9.3    Expenses....................................................................  A-35
    9.4    Notices.....................................................................  A-35
    9.5    Interpretation..............................................................  A-36
    9.6    Counterparts................................................................  A-36
    9.7    Entire Agreement............................................................  A-36
    9.8    Governing Law...............................................................  A-36
    9.9    Publicity...................................................................  A-36
    9.10   Assignment; Third Party Beneficiaries.......................................  A-36
    9.11   Certain Agreements of Surviving Corporation.................................  A-36

                             INDEX OF DEFINED TERMS

                                                                                                            PAGE NO.
                                                                                                          -------------
Agreement...............................................................................................            1
Articles of Merger......................................................................................            2
BankBoston..............................................................................................            1
BankBoston Articles.....................................................................................            8
BankBoston Benefit Plans................................................................................           14
BankBoston Capital Stock................................................................................           13
BankBoston Common Stock.................................................................................            2
BankBoston Contract.....................................................................................           16
BankBoston Director.....................................................................................           40
BankBoston Disclosure Schedule..........................................................................           12
BankBoston DRIP.........................................................................................            9
BankBoston ERISA Affiliate..............................................................................           14
BankBoston Option Agreement.............................................................................            1
BankBoston Preferred Stock..............................................................................            8
BankBoston Regulatory Agreement.........................................................................           17
BankBoston Reports......................................................................................           15
BankBoston Rights.......................................................................................            9
BankBoston Rights Agreement.............................................................................            3
BankBoston Stock Plans..................................................................................            4
BankBoston Stockholder Rights...........................................................................            2
BankBoston 1998 10-K....................................................................................           12
BHC Act.................................................................................................            8
Bylaw Amendment.........................................................................................            5
CERCLA..................................................................................................           18
CEO Succession Date.....................................................................................           39
Certificate.............................................................................................            3
Chairmanship Succession Date............................................................................           39
Code....................................................................................................            1
Confidentiality Agreement...............................................................................           35
Dissenting Shares.......................................................................................            3
Distribution Date.......................................................................................           26
DPC Shares..............................................................................................            3
Effective Time..........................................................................................            2
ERISA...................................................................................................           14
Exchange Act............................................................................................           12
Exchange Agent..........................................................................................            5
Exchange Fund...........................................................................................            5
Exchange Ratio..........................................................................................            3
Fleet...................................................................................................            1
Fleet Articles..........................................................................................            5
Fleet Articles..........................................................................................           20
Fleet Benefit Plans.....................................................................................           25
Fleet Capital Stock.....................................................................................            4
Fleet Common Stock......................................................................................            3
Fleet Contract..........................................................................................           27
Fleet Director..........................................................................................           40
Fleet Disclosure Schedule...............................................................................           20

                                                                                                            PAGE NO.
                                                                                                          -------------
Fleet DRIP..............................................................................................           21
Fleet ERISA Affiliate...................................................................................           25
Fleet Option Agreement..................................................................................            1
Fleet Purchase Rights...................................................................................           21
Fleet Preferred Stock...................................................................................            4
Fleet Regulatory Agreement..............................................................................           28
Fleet Reports...........................................................................................           26
Fleet Rights............................................................................................           21
Fleet Rights Agreement..................................................................................            3
Fleet Stock Plans.......................................................................................           20
Fleet Stockholder Rights................................................................................            3
Fleet 1998 Financial Information........................................................................           23
Fleet Warrants..........................................................................................           21
Regulatory Agencies.....................................................................................           11
Requisite Regulatory Approvals..........................................................................           41
Restated By-Laws........................................................................................            9
Rhode Island Secretary..................................................................................            2
RIBCA...................................................................................................            2
Safety and Soundness Guidelines Concerning the Year 2000 Business.......................................           26
SBA.....................................................................................................           11
SEC.....................................................................................................           10
Securities Act..........................................................................................           15
SRO.....................................................................................................           11
State and Foreign Approvals.............................................................................           10
State Regulator.........................................................................................           11
Surviving Corporation...................................................................................            1
S-4.....................................................................................................           10
Tax.....................................................................................................           20
Trust Account Shares....................................................................................            3
Year 2000 Issues........................................................................................           26

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 14, 1999 (this "Agreement"), by and between BankBoston Corporation, a Massachusetts corporation ("BankBoston"), and Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of BankBoston and Fleet have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which BankBoston will, subject to the terms and conditions set forth herein, merge with and into Fleet (the "Merger"), so that Fleet is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the BankBoston Option Agreement, BankBoston and Fleet are entering into a Fleet stock option agreement (the "Fleet Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Fleet Option Agreement, BankBoston and Fleet are entering into a BankBoston stock option agreement (the "BankBoston Option Agreement;" and together with the Fleet Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Law (the "MBCL") and the Rhode Island Business Corporation Act (the "RIBCA"), at the Effective Time, BankBoston shall merge with and into Fleet. Fleet shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Rhode Island. Upon consummation of the Merger, the separate corporate existence of BankBoston shall terminate.

    (b) Fleet may at any time change the method of effecting the combination with BankBoston (including by providing for the merger of a wholly owned subsidiary of Fleet with and into BankBoston or the merger of a wholly owned subsidiary of BankBoston with and into Fleet) if and to the extent Fleet deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of BankBoston as provided for in this Agreement (the "Merger Consideration"), except for appropriate adjustments in the event of a merger described in the preceding parenthetical (which shall in no event result in a change in the relative interests in the Surviving Corporation of the parties' respective holders of capital stock from the relative interests contemplated by this Agreement as currently structured) (ii) adversely affect the tax treatment of BankBoston's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the respective articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Rhode Island (the "Rhode Island Secretary") and the Secretary of Commonwealth of the Commonwealth of Massachusetts (the "Massachusetts Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 7-1.1-69 of the RIBCA and Section 80 of the MBCL.

    1.4 CONVERSION OF BANKBOSTON COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Fleet, BankBoston or the holder of any of the following securities:

    (a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of BankBoston issued and outstanding immediately prior to the Effective Time (together with the rights (the "BankBoston Stockholder Rights") attached thereto issued pursuant to that certain Rights Agreement, dated June 28, 1990, as amended, as it may be further amended, supplemented, restated or replaced from time to time, between BankBoston and BankBoston, N.A., as Rights Agent (the "BankBoston Rights Agreement"), the "BankBoston Common Stock") except for Dissenting Shares (as defined below), shares of BankBoston Common Stock owned by BankBoston as treasury stock or owned, directly or indirectly, by BankBoston or Fleet or any of their respective wholly-owned subsidiaries (other than shares of BankBoston Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares of BankBoston Common Stock or Fleet Common Stock which are similarly held, whether held directly or indirectly by BankBoston or Fleet, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of BankBoston Common Stock held by BankBoston or Fleet or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of BankBoston Common Stock, and shares of Fleet Common Stock which are similarly held, whether held directly or indirectly by BankBoston or Fleet or any of their respective Subsidiaries, being referred to herein as "DPC Shares")), shall be converted into the right to receive 1.1844 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Fleet (together with the number of preferred stock purchase rights (the "Fleet Stockholder Rights") attached thereto pursuant to that certain Rights Agreement, dated as of November 21, 1988, as amended (as such may be further amended, supplemented, restated or replaced from time to time), between Fleet and Fleet National Bank, as Rights Agent (the "Fleet Rights Agreement"), the "Fleet Common Stock").

    (b) All of the shares of BankBoston Common Stock converted into the right to receive Fleet Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of BankBoston Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Fleet Common Stock and (ii) cash in lieu of fractional shares into which the shares of BankBoston Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of BankBoston Common Stock shall be exchanged for certificates representing whole shares of Fleet Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Fleet Common Stock or BankBoston Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    (c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of BankBoston Common Stock that are owned, directly or indirectly, by BankBoston or Fleet or any of their respective wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Fleet or other consideration shall be delivered in exchange therefor.

    (d) Notwithstanding anything in this Agreement to the contrary, shares of BankBoston Common Stock that are outstanding immediately prior to the Effective Time, the holders of which shall have delivered to BankBoston a written demand for appraisal of such shares in the manner provided in Sections 86 and 89 of the MBCL ("Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, the shares of Fleet Common Stock otherwise issuable in exchange for such shares of BankBoston Common Stock pursuant to this Section 1.4 but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 89 of the MBCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares (with the written approval of the Surviving Corporation if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to establish his entitlement to appraisal rights under the MBCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of BankBoston Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the shares of Fleet Common Stock otherwise issuable in exchange for such shares of BankBoston Common Stock pursuant to this Section 1.4, without any interest thereon.

    1.5 FLEET CAPITAL STOCK. At and after the Effective Time, each share of Fleet Common Stock and each share of preferred stock, par value $1.00 per share, of Fleet ("Fleet Preferred Stock," and together with the Fleet Common Stock, the "Fleet Capital Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

    1.6 OPTIONS. (a) At the Effective Time, each option granted by BankBoston to purchase shares of BankBoston Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of BankBoston Common Stock and shall be converted automatically into an option to purchase shares of Fleet Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the BankBoston 1982 Stock Option Plan, as amended, the BankBoston 1986 Stock Option Plan, as amended, the BankBoston 1991 Long-Term Incentive Plan, the BankBoston 1996 Long-Term Incentive Plan, the BankBoston 1997 Stock Option Plan for Non-Employee Directors, the Society for Savings 1993 Stock Incentive Plan, the Multibank 1982 Employee Stock Option Plan, the Boston Bancorp Stock Option Plan, or the 1988 Stock Option Plan for Key Employees of BayBanks, Inc. and Affiliates, as amended, BankBoston Shared Opportunities Program, BankBoston 1998 Shared Opportunities Program, 1998 Stock Option Plan for Employees of BancBoston Robertson Stephens Inc. (collectively, the "BankBoston Stock Plans"), and the agreements evidencing grants thereunder):

        (i) The number of shares of Fleet Common Stock to be subject to the new option shall be equal to the product of the number of shares of BankBoston Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Fleet Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

        (ii) The exercise price per share of Fleet Common Stock under the new option shall be equal to the exercise price per share of BankBoston Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

    (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to BankBoston shall be deemed to be references to Fleet.

    1.7 ARTICLES OF INCORPORATION OF FLEET. At the Effective Time, the Restated Articles of Incorporation of Fleet ("Fleet Articles"), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except to the extent otherwise contemplated by Section 1.10 below.

    1.8 BY-LAWS OF FLEET. At the Effective Time, the By-Laws of Fleet, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law; PROVIDED, HOWEVER, that Fleet shall cause the Bylaws of Fleet to be amended as provided in Schedule A (the "Bylaw Amendment") effective as of the Effective Time.

    1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354, 361 and 368 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

    1.10 HEADQUARTERS OF SURVIVING CORPORATION; NAME OF THE SURVIVING CORPORATION. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be Boston, Massachusetts, and the name of the Surviving Corporation shall be "FLEET BOSTON CORPORATION"; PROVIDED that the parties shall consult and undertake such studies and analyses as they shall consider necessary or desirable to determine the most suitable name for the Surviving Corporation.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 FLEET TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Fleet shall deposit, or shall cause to be deposited, with a Subsidiary of Fleet, or another bank or trust company reasonably acceptable to each of BankBoston and Fleet (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Fleet Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Fleet

Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of BankBoston Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Fleet Common Stock and any cash in lieu of fractional shares into which the shares of BankBoston Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Fleet Common Stock to which such holder of BankBoston Common Stock shall have become entitled pursuant to the provisions of
Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this
Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

    (b) No dividends or other distributions declared with respect to Fleet Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Fleet Common Stock represented by such Certificate.

    (c) If any certificate representing shares of Fleet Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Fleet Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of BankBoston of the shares of BankBoston Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Fleet Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Fleet Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Fleet Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Fleet. In lieu of the issuance of any such fractional share, Fleet shall pay to each former stockholder of BankBoston who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Fleet Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the

Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Fleet Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of BankBoston for 12 months after the Effective Time shall be paid to Fleet. Any former stockholders of BankBoston who have not theretofore complied with this Article II shall thereafter look only to Fleet for payment of the shares of Fleet Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fleet Common Stock deliverable in respect of each share of BankBoston Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fleet, BankBoston, the Exchange Agent or any other person shall be liable to any former holder of shares of BankBoston Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Fleet, the posting by such person of a bond in such amount as Fleet may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Fleet Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BANKBOSTON

    Except as disclosed in the BankBoston disclosure schedule delivered to Fleet concurrently herewith (the "BankBoston Disclosure Schedule"), BankBoston hereby represents and warrants to Fleet as follows:

    3.1 CORPORATE ORGANIZATION. (a) BankBoston is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. BankBoston has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on BankBoston. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Fleet, BankBoston or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of Fleet or BankBoston taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (d) any changes in general economic conditions affecting banks, savings associations or their holding companies generally and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. BankBoston is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the BankBoston Articles and By-Laws of BankBoston, as in effect as of the date of this Agreement, have previously been made available by BankBoston to Fleet.

    (b) Each BankBoston Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on BankBoston and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    3.2 CAPITALIZATION. (a) The authorized capital stock of BankBoston consists of (i) 500,000,000 shares of BankBoston Common Stock, of which, as of March 11, 1999, 296,508,437 shares were issued and outstanding and 10,560,550 shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, without par value (the "BankBoston Preferred Stock" and together with the BankBoston Common Stock, the "BankBoston Capital Stock"), of which no shares are issued or outstanding as of the date hereof. All of the issued and outstanding shares of BankBoston Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as described in this Section 3.2(a) and except pursuant to the terms of (i) the BankBoston Option Agreement, (ii) options issued pursuant to the BankBoston Stock Plans and (iii) the BankBoston Rights Agreement, BankBoston does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BankBoston Capital Stock or any other equity securities of BankBoston or any securities representing the right to purchase or otherwise receive any shares of BankBoston Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "BankBoston Rights"). As of March 11, 1999, no shares of BankBoston Capital Stock were reserved for issuance, except for 59,005,178 shares of BankBoston Common Stock reserved for issuance upon exercise of the BankBoston Option Agreement, 12,311,154 shares of BankBoston Common Stock reserved for issuance in connection with the BankBoston Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "BankBoston DRIP"), 68,175,454 shares of BankBoston Common Stock reserved for issuance upon the exercise of stock options pursuant to the BankBoston Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in Section 3.11(a) of the BankBoston Disclosure Schedule and 200,000 shares of BankBoston Junior Participating Preferred Stock, Series D, reserved for issuance in connection with the BankBoston Rights Agreement. Since March 11, 1999, BankBoston has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). BankBoston has previously provided Fleet with a list of (i) the aggregate number of options outstanding under the BankBoston Stock Plans as of March 11, 1999 (other than under the Shared Opportunities Program) and the weighted average exercise price for such options and (ii) the aggregate number of options outstanding under the Shared Opportunities Program as of March 11, 1999 and the weighted average exercise price for such options. In no event will the aggregate number of shares of BankBoston Common Stock outstanding immediately prior to the Effective Time (including all shares of BankBoston Common Stock subject to BankBoston Rights other than the BankBoston Option Agreement) exceed the number specified in
Section 3.2(a) of the BankBoston Disclosure Schedule.

    (b) BankBoston owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BankBoston Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U. S. C. SectionSection55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No BankBoston Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the BankBoston Disclosure Schedule sets forth a list of the material investments of BankBoston in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each a "Non-Subsidiary Affiliate").

    3.3 AUTHORITY; NO VIOLATION. (a) BankBoston has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BankBoston. The Board of Directors of BankBoston has directed that this Agreement and the transactions contemplated hereby be submitted to BankBoston's stockholders for adoption at a meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of two-thirds of the outstanding shares of BankBoston Common Stock, no other corporate proceedings on the part of BankBoston are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BankBoston and (assuming due authorization, execution and delivery by Fleet) constitutes a valid and binding obligation of BankBoston, enforceable against BankBoston in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by BankBoston nor the consummation by BankBoston of the transactions contemplated hereby, nor compliance by BankBoston with any of the terms or provisions hereof, will (i) violate any provision of the BankBoston Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BankBoston, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BankBoston, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BankBoston, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on BankBoston.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State and Foreign Approvals"),
(iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of BankBoston's and Fleet's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the filing of the Articles of Merger with the Secretary of Commonwealth of the Commonwealth of Massachusetts pursuant to the MBCL, (v) any notices to or filings with the Small Business Administration ("SBA"),

(vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fleet Capital Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite vote of stockholders of BankBoston, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by BankBoston of this Agreement and (B) the consummation by BankBoston of the Merger and the other transactions contemplated hereby.

    3.5 REPORTS. BankBoston and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC (vi) any foreign regulatory authority and (vii) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on BankBoston. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of BankBoston and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of BankBoston, investigation into the business or operations of BankBoston or any of its Subsidiaries since January 1, 1996, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on BankBoston. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BankBoston or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations policies or procedures of BankBoston since January 1, 1997, which, in the reasonable judgment of BankBoston, will, either individually or in the aggregate, have a Material Adverse Effect on BankBoston.

    3.6 FINANCIAL STATEMENTS. BankBoston has previously made available to Fleet copies of the consolidated balance sheet of BankBoston and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in BankBoston's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "BankBoston 1998 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to BankBoston. The December 31, 1998 consolidated balance sheet of BankBoston (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of BankBoston and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of BankBoston and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BankBoston and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Neither BankBoston nor any BankBoston Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in BankBoston Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on BankBoston.

    (b) Except as publicly disclosed in BankBoston Reports filed prior to the date hereof, since December 31, 1998, BankBoston and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1998, neither BankBoston nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 1998 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the BankBoston Stock Plans and except as permitted by Section 5.2(b)(iii) or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

    3.9 LEGAL PROCEEDINGS. (a) Neither BankBoston nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of BankBoston's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BankBoston or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the BankBoston Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on BankBoston.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their subsidiaries) imposed upon BankBoston, any of its Subsidiaries or the assets of BankBoston or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on BankBoston or the Surviving Corporation.

    3.10 TAXES AND TAX RETURNS. (a) Each of BankBoston and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on BankBoston. The federal income tax returns of BankBoston and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including 1992 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of BankBoston's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon BankBoston or any of its Subsidiaries for which BankBoston does not have adequate reserves.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by BankBoston or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BankBoston.

    3.11 EMPLOYEES. (a) The BankBoston Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date of this Agreement (the "BankBoston Benefit Plans") by BankBoston, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "BankBoston ERISA Affiliate"), all of which together with BankBoston would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) BankBoston has heretofore made available to Fleet true and complete copies of each of the BankBoston Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such BankBoston Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such BankBoston Benefit Plan.

    (c) (i) Each of the BankBoston Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the BankBoston Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such BankBoston Benefit Plan, (iii) with respect to each BankBoston Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such BankBoston Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such BankBoston Benefit Plan's actuary with respect to such BankBoston Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such BankBoston Benefit Plan allocable to such accrued benefits, (iv) no BankBoston Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of BankBoston or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of BankBoston or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by BankBoston, its Subsidiaries or any BankBoston

ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to BankBoston, its Subsidiaries or any BankBoston ERISA Affiliate of incurring a liability thereunder, (vi) no BankBoston Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by BankBoston or its Subsidiaries as of the Effective Time with respect to each BankBoston Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of BankBoston, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which BankBoston, its Subsidiaries or any BankBoston Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of BankBoston there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the BankBoston Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on BankBoston.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of BankBoston or any of its affiliates from BankBoston or any of its affiliates under any BankBoston Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BankBoston Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. Prior to the execution and delivery of this Agreement, BankBoston amended the BankBoston, N.A. Cash Balance Retirement Plan (and any related trust) to provide that the transactions contemplated by this Agreement shall not constitute a "change in control" as that term is defined in each such plan.

    3.12 SEC REPORTS. BankBoston has previously made available to Fleet an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by BankBoston with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "BankBoston Reports") and prior to the date hereof and (b) communication mailed by BankBoston to its stockholders since January 1, 1996 and prior to the date hereof, and no such BankBoston Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1996, as of their respective dates, all BankBoston Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. (a) BankBoston and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BankBoston or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on BankBoston.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on BankBoston, BankBoston and each BankBoston Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of BankBoston, any BankBoston Subsidiary, or any director, officer or employee of BankBoston or of any

BankBoston Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on BankBoston, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    3.14 CERTAIN CONTRACTS. (a) Neither BankBoston nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Fleet, BankBoston, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the BankBoston Reports, (iv) which materially restricts the conduct of any line of business by BankBoston or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. BankBoston has previously made available to Fleet true and correct copies of all employment and deferred compensation agreements which are in writing and to which BankBoston or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a), whether or not set forth in the BankBoston Disclosure Schedule, is referred to herein as a "BankBoston Contract," and neither BankBoston nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on BankBoston.

    (b) (i) Each BankBoston Contract is valid and binding on BankBoston or any of its Subsidiaries, as applicable, and in full force and effect, (ii) BankBoston and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each BankBoston Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on BankBoston, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of BankBoston or any of its Subsidiaries under any such BankBoston Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on BankBoston.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither BankBoston nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 1996, a recipient of any supervisory letter from, or since January 1, 1996, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the BankBoston Disclosure Schedule, a "BankBoston Regulatory Agreement"), nor has BankBoston or any of its Subsidiaries been advised since January 1, 1996, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such BankBoston Regulatory Agreement.

    3.16 INTERNATIONAL OPERATIONS. All non-U.S. banking, consumer finance and securities operations have been conducted in compliance with the requirements of all applicable federal and foreign laws, statutes, orders, rules, regulations or policies and guidelines of any Regulatory Agency or Governmental Entity, except for such noncompliance as would not have a Material Adverse Effect on BankBoston. Neither BankBoston nor any Subsidiary is subject to any Regulatory Agreement with any non-U.S. Regulatory Agency or Governmental Entity, nor has BankBoston or any of its Subsidiaries been advised that any such authority or entity is considering issuing or requesting any such agreement. There (i) is no unresolved violation, criticism or exception by any non-U.S. Regulatory Agency or Governmental Entity relating to any examinations or inspections of BankBoston or any Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any non-U.S. Regulatory Agency or Governmental Entity with respect to the business, operations, policies and procedures of BankBoston or any of its Subsidiaries since January 1, 1997.

    3.17 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of BankBoston or for the account of a customer of BankBoston or one of its Subsidiaries, were entered into in the ordinary course of business and, to BankBoston's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of BankBoston or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. BankBoston and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to BankBoston's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.18 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of BankBoston included in the BankBoston 1998 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither BankBoston nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on BankBoston.

    3.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on BankBoston of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against BankBoston, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on BankBoston. To the knowledge of BankBoston, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on BankBoston. BankBoston is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on BankBoston.

    3.20 STATE TAKEOVER LAWS; BANKBOSTON RIGHTS AGREEMENT. (a) Assuming the accuracy of the representations of Fleet set forth in Section 4.23, the Board of Directors of BankBoston has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Ch. 110F of the Massachusetts General Laws such that the provisions of Ch. 110F of the Massachusetts General

Laws will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    (b) BankBoston has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Option Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any BankBoston Stockholder Rights under the BankBoston Rights Agreement or enable or require the BankBoston Stockholder Rights to separate from the shares of BankBoston Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the BankBoston Rights Agreement) has occurred.

    3.21 YEAR 2000. None of BankBoston or any of the BankBoston Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). BankBoston has disclosed to Fleet a complete and accurate copy of BankBoston's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the interagency statements of the Federal Financial Institutions Examination Council addressed to the boards of directors and chief executive officers of all federally supervised financial institutions regarding Year 2000 safety and soundness for insured depository institutions. Between the date of this Agreement and the Effective Time, BankBoston shall use commercially practicable efforts to implement such plan. BankBoston and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

    3.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, BankBoston has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

    3.23 OWNERSHIP OF FLEET COMMON STOCK; AFFILIATES AND ASSOCIATES. Except with respect to the Fleet Option Agreement and this Agreement, as of the date hereof, neither BankBoston nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Fleet (other than Trust Account Shares and DPC Shares).

    3.24 OPINIONS. Prior to the execution of this Agreement, BankBoston has received an opinion from each of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of BankBoston from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement.

    3.25 BANKBOSTON INFORMATION. The information relating to BankBoston and its Subsidiaries which is provided by BankBoston or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Fleet or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF FLEET

    Except as disclosed in the Fleet disclosure schedule delivered to BankBoston concurrently herewith (the "Fleet Disclosure Schedule") Fleet represents and warrants to BankBoston as follows:

    4.1 CORPORATE ORGANIZATION. (a) Fleet is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Fleet has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Fleet. Fleet is duly registered as a bank holding company under the BHC Act. True and complete copies of the Restated Articles of Incorporation (the "Fleet Articles") and By-Laws of Fleet, as in effect as of the date of this Agreement, have previously been made available by Fleet to BankBoston.

    (b) Each Fleet Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Fleet, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    4.2 CAPITALIZATION. (a) The authorized capital stock of Fleet consists of 1,200,000,000 shares of Fleet Common Stock, of which, as of March 11, 1999, no more than 568,482,000 shares were issued and outstanding, and 16,000,000 shares of preferred stock, $1.00 par value, of which (i) 500,000 shares were designated, issued and outstanding as Fleet 9.35% Cumulative Preferred, (ii) 765,010 shares were designated, issued and outstanding as Fleet Series V 7.25% Perpetual Preferred, (iii) 600,000 shares were designated, issued and outstanding as Fleet Series VI 6.75% Perpetual Preferred, (iv) 700,000 shares were designated, issued and outstanding as Fleet Series VII Fixed/Adjustable Rate Cumulative Preferred, (v) 200,000 shares were designated, issued and outstanding as Fleet Series VIII Fixed/ Adjustable Rate Noncumulative Preferred and (vi) 6,000,000 shares were designated and no shares were issued or outstanding as Cumulative Participating Junior Preferred Stock. As of March 11, 1999, no more than 2,736,000 shares of Fleet Common Stock were held in Fleet's treasury. As of the date hereof, no shares of Fleet Common Stock or Fleet Preferred Stock were reserved for issuance, except as described in this Section 4.2(a) and except for (i) the shares of Fleet Common Stock issuable pursuant to the Fleet Option Agreement, (ii) 47,000,000 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Fleet in effect as of the date hereof (the "Fleet Stock Plans"), (iii) 1,927,328 shares reserved for issuance pursuant to the Fleet Dividend Reinvestment Plan (the "Fleet DRIP"), (iv) 17,891,282 shares reserved for issuance pursuant to outstanding warrants to purchase Fleet Common Stock (the "Fleet Warrants"), (v) 13,000,000 shares reserved for issuance pursuant to outstanding rights to purchase Fleet Common Stock (the "Fleet Purchase Rights"), (vi) 6,000,000 shares of Cumulative Participating Junior Preferred Stock, $1.00 par value, reserved for issuance pursuant to the Fleet Rights Agreement. All of the issued and outstanding shares of Fleet Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for this Agreement, the Fleet Option Agreement, the Fleet Stock Plans, the Fleet Warrants, the Fleet Purchase Rights and the Fleet Rights Agreement, Fleet does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Fleet Capital Stock or any other equity securities of Fleet or any securities representing the right to purchase or otherwise receive any shares of Fleet Capital Stock (collectively, "Fleet Rights"). Since March 11, 1999, Fleet has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by
Section 5.2(b) and pursuant to (A) the exercise of employee stock options granted prior to such date, (B) the Fleet DRIP, (C) the Fleet Warrants, (D) the Fleet Purchase Rights and (E) pursuant to the Fleet Option Agreement. Fleet has previously provided BankBoston with a list of the aggregate number of options outstanding under the Fleet Stock Plans as of March 11, 1999 and the weighted average exercise price for such options. In no event will the aggregate number of shares of Fleet Common Stock outstanding at the Effective Time (including all shares of Fleet Common Stock subject to then-outstanding Fleet Rights other than the Fleet Option Agreement) exceed the number specified in Section 4.2(a) of the Fleet Disclosure Schedule.

    (b) Fleet owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fleet Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. SectionSection 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Fleet Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Fleet Disclosure Schedule sets forth a list of the material investments of Fleet in Non-Subsidiary Affiliates.

    4.3 AUTHORITY, NO VIOLATION. (a) Fleet has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Fleet. The Board of Directors of Fleet has directed that this Agreement and the transactions contemplated hereby be submitted to Fleet's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock, no other corporate proceedings on the part of Fleet are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fleet and (assuming due authorization, execution and delivery by BankBoston) constitutes a valid and binding obligation of Fleet, enforceable against Fleet in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by Fleet, nor the consummation by Fleet of the transactions contemplated hereby, nor compliance by Fleet with any of the terms or provisions hereof, will (i) violate any provision of the Fleet Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fleet, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fleet, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fleet, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Fleet.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State and Foreign Approvals,
(iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the issuance by the Rhode Island Secretary of a Certificate of Merger and the filing of the Articles of Merger with the Secretary of Commonwealth of the Commonwealth of Massachusetts pursuant to the MBCL, (v) any notices to or filings with the SBA,
(vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fleet Capital Stock pursuant to this Agreement and (viii) the approval of this Agreement by the requisite vote of the stockholders of Fleet, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Fleet of this Agreement and (B) the consummation by Fleet of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. Fleet and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Fleet. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Fleet and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Fleet, investigation into the business or operations of Fleet or any of its Subsidiaries since January 1, 1996, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Fleet. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fleet or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Fleet since January 1, 1997, which, in the reasonable judgment of Fleet, will have, either individually or in the aggregate, a Material Adverse Effect on Fleet.

    4.6 FINANCIAL STATEMENTS. Fleet has previously provided to BankBoston copies of the audited consolidated balance sheets of Fleet and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive (the "Fleet 1998 Financial Information"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Fleet. The December 31, 1998 consolidated balance sheet of Fleet (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Fleet and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Fleet and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Fleet and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Neither Fleet nor any Fleet Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Fleet Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on Fleet.

    (b) Except as publicly disclosed in Fleet Reports filed prior to the date hereof, since December 31, 1998, Fleet and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1998, neither Fleet nor any of its Subsidiaries has
(i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 1998 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Fleet Stock Plans and except as permitted by Section 5.2(b)(ii) or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

    4.9 LEGAL PROCEEDINGS. (a) Neither Fleet nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fleet's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fleet or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Fleet Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Fleet.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their subsidiaries) imposed upon Fleet, any of its Subsidiaries or the assets of Fleet or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Fleet or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. Each of Fleet and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Fleet. The federal income tax returns of Fleet and its Subsidiaries have been examined by the IRS through 1990 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of Fleet's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Fleet or any of its Subsidiaries for which Fleet does not have adequate reserves.

    (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Fleet or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fleet.

    4.11 EMPLOYEES. (a) The Fleet Disclosure Schedule sets forth a true and complete list of each material employee benefit or compensation plan, arrangement or agreement and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Fleet Benefit Plans") by Fleet, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Fleet ERISA Affiliate"), all of which together with Fleet would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) Fleet has heretofore made available to BankBoston true and complete copies of each of the Fleet Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Fleet Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Fleet Benefit Plan.

    (c) (i) Each of the Fleet Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Fleet Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Fleet Benefit Plan, (iii) with respect to each Fleet Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Fleet Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Fleet Benefit Plan's actuary with respect to such Fleet Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Fleet Benefit Plan allocable to such accrued benefits, (iv) no Fleet Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Fleet or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Fleet or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Fleet, its Subsidiaries or any Fleet ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Fleet, its Subsidiaries or any Fleet ERISA Affiliate of incurring a material liability thereunder, (vi) no Fleet Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Fleet or its Subsidiaries as of the Effective Time with respect to each Fleet Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Fleet, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Fleet, its Subsidiaries or any Fleet Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Fleet there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Fleet Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on Fleet.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Fleet or any of its affiliates from Fleet or any of its affiliates under any Fleet Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Fleet Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    4.12 SEC REPORTS. Fleet has previously made available to BankBoston an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Fleet with the SEC pursuant to the Securities Act or the Exchange Act (the "Fleet Reports") and prior to the date hereof and (b) communication mailed by Fleet to its stockholders since January 1, 1996 and prior to the date hereof, and no such Fleet Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1996, as of their respective dates, all Fleet Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. (a) Fleet and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Fleet or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Fleet.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Fleet, Fleet and each Fleet Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Fleet, any Fleet Subsidiary, or any director, officer or employee of Fleet or of any Fleet Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Fleet, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    4.14 CERTAIN CONTRACTS. (a) Neither Fleet nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Fleet, BankBoston, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Fleet Reports, (iv) which materially restricts the conduct of any line of business by Fleet or upon consummation of the Merger will materially restrict the ability of the

Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Fleet has previously made available to BankBoston true and correct copies of all employment and deferred compensation agreements which are in writing and to which Fleet or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Fleet Disclosure Schedule, is referred to herein as a "Fleet Contract," and neither Fleet nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on Fleet.

    (b) (i) Each Fleet Contract is valid and binding on Fleet and/or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Fleet and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Fleet Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Fleet, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Fleet or any of its Subsidiaries under any such Fleet Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Fleet.

    4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Fleet nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1996, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 1996, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fleet Disclosure Schedule, a "Fleet Regulatory Agreement"), nor has Fleet or any of its Subsidiaries been advised since January 1, 1996, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fleet Regulatory Agreement.

    4.16 INTERNATIONAL OPERATIONS. All non-U.S. banking, consumer finance and securities operations have been conducted in compliance with the requirements of all applicable federal and foreign laws, statutes, orders, rules, regulations or policies and guidelines of any Regulatory Agency or Governmental Entity, except for such noncompliance as would not have a Material Adverse Effect on Fleet. Neither Fleet nor any Subsidiary is subject to any Regulatory Agreement with any non-U.S. Regulatory Agency or Governmental Entity, nor has Fleet or any of its Subsidiaries been advised that any such authority or entity is considering issuing or requesting any such agreement. There (i) is no unresolved violation, criticism or exception by any non-U.S. Regulatory Agency or Governmental Entity relating to any examinations or inspections of Fleet or any Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any non-U.S. Regulatory Agency or Governmental Entity with respect to the business, operations, policies and procedures of Fleet or any of its Subsidiaries since January 1, 1997.

    4.17 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Fleet or for the account of a customer of Fleet or one of its Subsidiaries, were entered into in the ordinary course of business and, to Fleet's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Fleet or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Fleet and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Fleet's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    4.18 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Fleet included in the Fleet 1998 Financial Information and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Fleet nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on Fleet.

    4.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on Fleet of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against Fleet, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on Fleet. To the knowledge of Fleet, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on Fleet. Fleet is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Fleet.

    4.20 STATE TAKEOVER LAWS; ARTICLE NINTH OF FLEET ARTICLES; FLEET RIGHTS AGREEMENT. (a) Assuming the accuracy of the representations of BankBoston set forth in Section 3.23, the Board of Directors of Fleet has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Section 7-5.2-4 of the RIBCA such that the provisions of Business Combination Act of Rhode Island and Article Ninth of Fleet's Articles of Incorporation will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    (b) Fleet has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Option Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Fleet Stockholder Rights under the Fleet Rights Agreement or enable or require the Fleet Stockholder Rights to separate from the shares of Fleet Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Fleet Rights Agreement) has occurred.

    4.21 YEAR 2000. None of Fleet or any of the Fleet Subsidiaries has received, or reasonably expects to receive, a Year 2000 Deficiency Notification Letter. Fleet has disclosed to BankBoston a complete and accurate copy of Fleet's plan, including an estimate of the anticipated associated costs, for addressing Year 2000 Issues as such issues affect Fleet and its Subsidiaries. Between the date of this Agreement and the Effective Time, Fleet shall use all commercially reasonable efforts to implement such plan. Fleet and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

    4.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Fleet has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

    4.23 OWNERSHIP OF BANKBOSTON COMMON STOCK; AFFILIATES AND ASSOCIATES. As of the date hereof, except for the BankBoston Option Agreement and this Agreement, neither Fleet nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of BankBoston (other than Trust Account Shares and DPC Shares).

    4.24 OPINIONS. Prior to the execution of this Agreement, Fleet has received an opinion from each of Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Fleet and its shareholders. Such opinions have not been amended or rescinded as of the date of this Agreement.

    4.25 FLEET INFORMATION. The information relating to Fleet and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, or the information relating to Fleet and its Subsidiaries that is provided by Fleet or its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to BankBoston or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the BankBoston Disclosure Schedule and the Fleet Disclosure Schedule) or the Option Agreements, each of Fleet and BankBoston shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either Fleet or BankBoston to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Fleet Disclosure Schedule or the BankBoston Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither Fleet nor BankBoston shall, and neither Fleet nor BankBoston shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

    (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of BankBoston or any of its wholly-owned Subsidiaries to BankBoston or any of its Subsidiaries, on the one hand, or of Fleet or any of its Subsidiaries to Fleet or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

    (b) (i) adjust, split, combine or reclassify any capital stock;

        (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of BankBoston, for regular quarterly cash dividends at a rate not in excess of $0.32 per share of BankBoston Common Stock, (B) in the case of Fleet, for regular quarterly cash dividends on Fleet Common Stock at a rate not in excess of $0.27 per share of Fleet Common Stock and regular quarterly cash dividends on the Fleet Preferred Stock outstanding as of the date hereof at the rates required by the terms thereof, (C) dividends paid by any of the Subsidiaries of each of Fleet and BankBoston to Fleet or BankBoston or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly owned) of each of Fleet and BankBoston) and (D) the acceptance of shares of BankBoston Common Stock or Fleet Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements;

        (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the Fleet Rights Agreement or the BankBoston Rights Agreement or any renewal or replacement of either of them and (B) pursuant to the BankBoston Stock Plans or the Fleet Stock Plans, as the case may be, in the ordinary course of business; or

        (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) pursuant to the Option Agreements,
    (C) pursuant to the BankBoston Rights Agreement or the Fleet Rights Agreement or any renewal or replacement of either of them or (D) in the ordinary course of business and consistent with past practice in connection with the BankBoston DRIP, the BankBoston Stock Plans, the Fleet Stock Plans and the Fleet DRIP;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

    (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

    (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any BankBoston Contract or Fleet Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

    (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

    (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreements in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

    (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

    (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Fleet or BankBoston to exercise its rights under the Fleet Option Agreement or the BankBoston Option Agreement, as the case may be;

    (j) amend its articles of incorporation, its bylaws or comparable governing documents, or amend, or redeem the rights issued under, the Fleet Rights Agreement or the BankBoston Rights Agreement, as the case may be (except as required hereunder), or otherwise take any action to exempt any person or entity (other than BankBoston or its Subsidiaries or Fleet or its Subsidiaries, as the case may be) or any action taken by such person or entity from the Fleet Rights Agreement or the BankBoston Rights Agreement, as the case may be, or any Takeover Statute or similarly restrictive provisions of such party's organizational documents;

    (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

    (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

    (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) Fleet and BankBoston shall promptly prepare and file with the SEC the Joint Proxy Statement and Fleet shall promptly prepare and file with the SEC the S-4, in which the

Joint Proxy Statement will be included as a prospectus. Each of Fleet and BankBoston shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Fleet and BankBoston shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Fleet shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and BankBoston shall furnish all information concerning BankBoston and the holders of BankBoston Capital Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Fleet and BankBoston shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BankBoston or Fleet, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Fleet and BankBoston shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Fleet, BankBoston or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Fleet and BankBoston shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Fleet and BankBoston, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of Fleet and BankBoston shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Fleet or BankBoston, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Fleet nor BankBoston nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Fleet's or BankBoston's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Fleet and BankBoston shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 19, 1999, between Fleet and BankBoston (the "Confidentiality Agreement").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 STOCKHOLDERS' APPROVALS. Each of Fleet and BankBoston shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger (including approval of the Bylaw Amendment by the stockholders of Fleet), and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of BankBoston and Fleet shall use its reasonable best efforts to obtain from the stockholders of BankBoston and Fleet, as the case may be, the vote in favor of the adoption of this Agreement required by the RIBCA and in favor of the adoption of the Bylaw Amendment required by the RIBCA and the Fleet Articles, in the case of Fleet, and the votes in favor of the adoption of this Agreement required by the MBCL, in the case of BankBoston, in each case to consummate the transactions contemplated hereby.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Fleet and BankBoston shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by BankBoston or Fleet or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Fleet and BankBoston shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meetings called by Fleet and BankBoston to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Fleet Capital Stock, or BankBoston Capital Stock held by such "affiliate" and, in the case of the "affiliates" of BankBoston, the shares of Fleet Capital Stock to be received by such "affiliate" in the Merger.

    (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING. Fleet shall cause the shares of Fleet Common Stock, to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the BankBoston Benefit Plans and Fleet Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of BankBoston and Fleet (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, BankBoston and Fleet shall cooperate in reviewing, evaluating and analyzing the Fleet Benefit Plans and BankBoston Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby.

    (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Fleet Benefit Plans or the BankBoston Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Fleet Disclosure Schedule and the BankBoston Disclosure Schedule.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Fleet Benefit Plans, BankBoston Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    (d) Prior to the Effective Time, BankBoston shall use its reasonable best efforts to take all actions necessary, including securing the consent of award holders, to amend the terms of the BankBoston Stock Plans and the award agreements thereunder to provide that any stock appreciation rights, performance shares or other equity-based awards, the terms of which provide for the settlement of such award in cash, shall be settled in stock with a fair market value equal to the cash that would otherwise have been payable thereunder. The pro-rata bonuses payable to employees of BankBoston and its Subsidiaries (or, on or after the Effective Time, Surviving Corporation) in connection with a change in control of BankBoston, including without limitation the pro-rata bonuses payable under the Performance Recognition Opportunity Plan and any incentive bonus plans of a business unit, shall be determined in accordance with the terms of such plans and consistent with past practice. In no event shall the aggregate amount required to be contributed to the trusts (as identified in Section 3.11 of the BankBoston Disclosure Schedule) upon a change in control of BankBoston exceed the amount set forth in Section 6.7(d) of the BankBoston Disclosure.

    (e) Prior to the Effective Time, Fleet shall enter into employment agreements and other employment arrangements on the terms set forth in Exhibit
6.7 hereto.

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of BankBoston or any of its Subsidiaries, including any entity specified in the BankBoston Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of BankBoston or any of its Subsidiaries or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Fleet shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

    (b) Fleet shall use its reasonable best efforts to cause the individuals serving as officers and directors of BankBoston or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by BankBoston (provided that Fleet may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

    (c) In the event Fleet or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Fleet assume the obligations set forth in this Section 6.8.

    (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Fleet, on the one hand, and a Subsidiary of BankBoston, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Fleet.

    6.10 ADVICE OF CHANGES. Fleet and BankBoston shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Fleet and BankBoston shall coordinate with the other the declaration of any dividends in respect of Fleet Common Stock and BankBoston Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of BankBoston Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of BankBoston Common Stock and any shares of Fleet Common Stock any such holder receives in exchange therefor in the Merger.

    6.12 RESTRUCTURING EFFORTS. If either BankBoston or Fleet shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein for the purpose of resubmitting the transaction to their respective shareholders for approval.

    6.13 EXECUTIVE OFFICERS, SUCCESSION. In accordance with the terms hereof and of the employment agreement between Fleet and Charles K. Gifford entered into in connection with this Agreement, (i) at the Effective Time and until December 31, 2001 (the "CEO Succession Date"), Mr. Murray shall serve as Chairman of the Board of Directors and Chief Executive Officer of Fleet, and from and after the CEO Succession Date, Mr. Murray shall cease to serve as Chief Executive Officer but shall continue to serve as Chairman of the Board of Fleet until December 31, 2002 (the "Chairmanship Succession Date"), and (ii) at the Effective Time and until the CEO Succession Date, Mr. Gifford shall serve as President and Chief Operating Officer of Fleet, and from and after the CEO Succession Date, Mr. Gifford shall cease to serve as President and Chief Operating Officer and shall be Chief Executive Officer of Fleet. In addition, from and after the Chairmanship Succession Date, Mr. Gifford shall be the Chairman of the Board of Fleet. If, for any reason, Mr. Murray ceases to serve as Chief Executive Officer of Fleet prior to the CEO Succession Date and/or as Chairman of the Board of Fleet prior to the Chairmanship Succession Date and at such time Mr. Gifford is then serving as President of Fleet, or Chief Executive Officer of Fleet, Mr. Gifford shall at such time become Chief Executive Officer and/or Chairman of the Board, as the case may be, of Fleet. Except for the succession contemplated by the previous sentence, if either of such persons is unable or unwilling to hold such offices for the period set forth herein and in his employment agreement, his successor shall be selected by the Board of Directors of Fleet in the manner set forth in the bylaws of the Surviving Corporation.

    6.14 POST-MERGER BOARD OF DIRECTORS AND COMMITTEES. (a) At the Effective Time, the total number of persons serving on the Board of Directors of Fleet shall be twenty-two (22), twelve (12) of whom shall be Fleet Directors and ten
(10) of whom shall be BankBoston Directors (as such terms are defined in subsection (c) below). The 12 persons to serve initially on the Board of Directors of Fleet as of the Effective Time who are Fleet Directors shall be selected by the Board of Directors of Fleet prior to the Effective Time; and the 10 persons to serve on the Board of Directors of Fleet as of the Effective Time who are BankBoston Directors shall be selected by the Board of Directors of BankBoston prior to the Effective Time. Four Fleet Directors shall be assigned to each of the three classes of the Board of Directors of Fleet from and after the Effective Time, and the ten BankBoston Directors shall be assigned to the three classes of the Board of Directors of Fleet so that two of such classes contain three BankBoston Directors and one class contains four BankBoston Directors. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Fleet after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence. Prior to the Effective Time, Fleet shall cause its Board of Directors to approve and adopt resolutions effecting the Board composition contemplated by this Section 6.14 and designating all such Fleet Directors and BankBoston Directors as "Continuing Directors" for purposes of Article Seventh and Article Ninth of the Fleet Articles.

    (b) From and after the Effective Time, each of the committees of the Board of Directors of Fleet shall be comprised of an equal number of Fleet Directors and BankBoston Directors and the respective chairmen of such committees shall be drawn equally from the Fleet Directors and the BankBoston Directors, the identity of the members of such committees and such chairmen to otherwise be as mutually determined by Mr. Murray and Mr. Gifford.

    (c) The term "Fleet Director" means (i) any person serving as a Director of Fleet on the date of this Agreement who continues as a Director of Fleet at the Effective Time and (ii) any person who becomes a Director of Fleet and who is designated as such by the Fleet Directors prior to his or her election; and the term "BankBoston Director" means (i) any person serving as a Director of BankBoston on the date of this Agreement who becomes a Director of Fleet at the Effective Time and (ii) any person who becomes a Director of Fleet and who is designated as such by the BankBoston Directors prior to his or her election.

    6.15 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Assuming that BankBoston delivers to Fleet the Section 16 Information in a timely fashion, the Board of Directors of Fleet, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the BankBoston Insiders of Fleet

Common Stock in exchange for shares of BankBoston Common Stock, and of options on Fleet Common Stock upon conversion of options on BankBoston Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding the BankBoston Insiders, the number of shares of BankBoston Common Stock held by each such BankBoston Insider and expected to be exchanged for Fleet Common Stock in the Merger, and the number and description of the options on BankBoston Common Stock held by each such BankBoston Insider and expected to be converted into options on Fleet Common Stock in connection with the Merger. "BankBoston Insiders" shall mean those officers and directors of BankBoston who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Fleet Common Stock entitled to vote thereon and by the requisite affirmative votes of the holders of BankBoston Common Stock entitled to vote thereon.

    (b) NYSE LISTING. The shares of Fleet Common Stock which shall be issued to the stockholders of Fleet upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

    (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

    (f) FEDERAL TAX OPINION. The parties hereto shall have received the opinions of their respective counsel, Wachtell, Lipton, Rosen & Katz, and Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Fleet and BankBoston, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Fleet, BankBoston and others, reasonably satisfactory in form and substance to such counsel.

    (g) POOLING OF INTERESTS. Fleet and BankBoston shall each have received a letter from their respective independent accountants addressed to BankBoston or Fleet, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF FLEET. The obligation of Fleet to effect the Merger is also subject to the satisfaction, or waiver by Fleet, at or prior to the Effective Time, of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BankBoston set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have a Material Adverse Effect on BankBoston or the Surviving Corporation. Fleet shall have received a certificate signed on behalf of BankBoston by the Chief Executive Officer and the Chief Financial Officer of BankBoston to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF BANKBOSTON. BankBoston shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fleet shall have received a certificate signed on behalf of BankBoston by the Chief Executive Officer and the Chief Financial Officer of BankBoston to such effect.

    (c) FLEET DIVESTITURES. No contract, agreement, arrangement or commitment to sell or divest a significant amount of the branch deposits of Fleet located within either the State of Connecticut or the State of Rhode Island shall have been entered into or contemplated.

    7.3 CONDITIONS TO OBLIGATIONS OF BANKBOSTON. The obligation of BankBoston to effect the Merger is also subject to the satisfaction or waiver by BankBoston at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fleet set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have a Material Adverse Effect on Fleet. BankBoston shall have received a certificate signed on behalf of Fleet by the Chief Executive Officer and the Chief Financial Officer of Fleet to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF FLEET. Fleet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BankBoston shall have received a certificate signed on behalf of Fleet by the Chief Executive Officer and the Chief Financial Officer of Fleet to such effect.

    (c) BANKBOSTON DIVESTITURES. No contract, agreement, arrangement or commitment to sell or divest a significant amount of the branch deposits of BankBoston located within the Commonwealth of Massachusetts shall have been entered into or contemplated.

    (d) BYLAW AMENDMENT/BOARD RESOLUTIONS. Fleet shall have taken all such actions as shall be necessary so that (i) the Bylaw Amendment shall have been adopted by the Board of Directors and the stockholders of Fleet effective not later than the Effective Time and (ii) the resolutions contemplated by Section 6.14 of this Agreement shall have been adopted by the Board of Directors of Fleet effective not later than the Effective Time.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Fleet or BankBoston:

    (a) by mutual consent of Fleet and BankBoston in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

    (b) by either the Board of Directors of Fleet or the Board of Directors of BankBoston if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the Board of Directors of Fleet or the Board of Directors of BankBoston if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

    (d) by either the Board of Directors of Fleet or the Board of Directors of BankBoston (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of BankBoston, in the case of a termination by Fleet, or Fleet, in the case of a termination by BankBoston, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date; or

    (e) by either BankBoston or Fleet, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.12 of this Agreement.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Fleet or BankBoston as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Fleet, BankBoston, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2,
9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Fleet nor BankBoston shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Fleet and BankBoston; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Fleet or BankBoston, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of BankBoston

Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Fleet or BankBoston, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Fleet Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with their terms) shall survive the Effective Time, except for
Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Fleet and BankBoston.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Fleet, to:

       Fleet Financial Group, Inc.
       One Federal Street
       Boston, Massachusetts 02110
       Attention: General Counsel
       Telecopier: (617) 346-3185

    and

    (b) if to BankBoston, to:

       BankBoston Corporation
       100 Federal Street
       25(th) Floor
       Boston, Massachusetts 02110
       Attention: General Counsel
       Telecopier: (617) 434-6525

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) together with the Option Agreements and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island, without regard to any applicable conflicts of law principles.

    9.9 PUBLICITY. Except as otherwise required by applicable law or the rules of the NYSE, neither Fleet nor BankBoston shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of BankBoston, in the case of a proposed announcement or statement by Fleet, or Fleet, in the case of a proposed announcement or statement by BankBoston, which consent shall not be unreasonably withheld.

    9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.11 CERTAIN AGREEMENTS OF SURVIVING CORPORATION. The Surviving Corporation agrees that it may be sued in the Commonwealth of Massachusetts for any prior obligation of Fleet or BankBoston and any obligation incurred by the Surviving Corporation after the Effective Time, so long as any liability remains outstanding against any such entity in the Commonwealth of Massachusetts, and the Surviving Corporation irrevocably appoints the State Secretary of the Commonwealth of Massachusetts as its agent to accept service of process in any action for the enforcement of any such obligation, including taxes, in the manner provided in Chapter 181 of the General Laws of the Commonwealth of Massachusetts.

    IN WITNESS WHEREOF, Fleet Financial Group, Inc. and BankBoston Corporation have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized as of the date first above written.

                                BANKBOSTON CORPORATION

                                By:  /s/ PETER J. MANNING
                                     -----------------------------------------
                                     Name: Peter J. Manning
                                     Title: Executive Vice President

                                By:  /s/ SUSANNAH M. SWIHART
                                     -----------------------------------------
                                     Name: Susannah M. Swihart
                                     Title: Vice Chairman, Chief Financial
                                     Officer and Treasurer

                                FLEET FINANCIAL GROUP, INC.

                                By:  /s/ H. JAY SARLES
                                     -----------------------------------------
                                     Name: H. Jay Sarles
                                     Title: Vice Chairman and Chief
                                     Administrative Officer

                                By:  /s/ EUGENE M. MCQUADE
                                     -----------------------------------------
                                     Name: Eugene M. McQuade
                                     Title: Vice Chairman and Chief Financial
                                     Officer

                         [Agreement and Plan of Merger]

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated March 14, 1999, between Fleet Financial Group, Inc., a Rhode Island corporation ("Issuer"), and BankBoston Corporation, a Massachusetts corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up 113,127,918 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $44.75 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the

Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
       Section 7.

           (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute

Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to
(i) $560 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this
Section 15 and (ii) the

Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

    20. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                FLEET FINANCIAL GROUP, INC.

                                BY:  /S/ H. JAY SARLES
                                     -----------------------------------------
                                     Name: H. Jay Sarles
                                     Title: Vice Chairman and Chief
                                     Administrative Officer

                                BANKBOSTON CORPORATION

                                By:  /s/ PETER J. MANNING
                                     -----------------------------------------
                                     Name: Peter J. Manning
                                     Title: Executive Vice President

                            [Fleet Option Agreement]

                                                                      APPENDIX C

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated March 14, 1999, between BankBoston Corporation, a Massachusetts corporation ("Issuer"), and Fleet Financial Group, Inc., a Rhode Island corporation ("Grantee").

                             W I T N E S S E T H :

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 59,005,179 fully paid and non-assessable shares of Issuer's Common Stock, par value $1.00 per share ("Common Stock"), at a price of $46.938 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

        (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as defined below);
    or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;
(ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the

Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

        (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
       Section 7.

           (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute

Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated plus. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to
(i) $560 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this
Section 15 and (ii) the

Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a),(b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

    20. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                BANKBOSTON CORPORATION

                                By:  /s/ PETER J. MANNING
                                     -----------------------------------------
                                     Name: Peter J. Manning
                                     Title: Executive Vice President

                                FLEET FINANCIAL GROUP, INC.

                                By:  /s/ H. JAY SARLES
                                     -----------------------------------------
                                     H. Jay Sarles
                                     Title: Vice Chairman and Chief
                                     Administrative Officer

                         [BankBoston Option Agreement]

                                                                      APPENDIX D

                  [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                          As of July 8, 1999

Board of Directors
Fleet Financial Group, Inc.
One Federal Street
Boston, MA 02110

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, $0.01 par value per share ("Company Common Stock"), of Fleet Financial Group, Inc. ("Fleet" or the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 14, 1999 (the "Agreement"), by and between the Company and BankBoston Corporation ("BankBoston") pursuant to which BankBoston will be merged (the "Merger") with and into Fleet.

    Pursuant to the Agreement, each share of common stock, par value $1.00 per share, of BankBoston ("BankBoston Common Stock") will be converted into the right to receive 1.1844 shares (the "Exchange Ratio") of Company Common Stock.

    In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and BankBoston including I/B/E/S International, Inc. earnings estimates and information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain assumptions with respect to financial projections of BankBoston and the Company provided by the management of Fleet, including certain cost savings and operating synergies, and the impact of certain divestitures, anticipated by management of the Company and BankBoston to result from the Merger. In addition, we have compared certain financial and securities data of the Company and BankBoston with data for various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the BankBoston Common Stock and the Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, BankBoston or their respective representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its other advisors that might be material to our opinion that has not been made available to us. In particular, we have relied upon the estimates of the management of the Company of the cost savings and operating synergies achievable as a result of the Merger and the impact of anticipated divestitures and upon our discussion of such cost savings, operating synergies and divestitures with the management of the Company and BankBoston. With respect to the financial projections (including cost savings and operating synergies and the impact of divestitures) reviewed by us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and BankBoston as to the future operating and financial performance of the Company, BankBoston, and the combined company, respectively. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and BankBoston are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company or BankBoston or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Merger will qualify as a "pooling-of-interests" transaction under generally accepted accounting principles. We have also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect, other than the impact of the anticipated divestitures, on the Company, BankBoston or on the anticipated benefits of the Merger.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and BankBoston for our own account and for the accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for the Company and BankBoston in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

                                Very truly yours,

                                DONALDSON, LUFKIN & JENRETTE
                                SECURITIES CORPORATION

                                By:  /s/ Richard J. Barrett
                                     -----------------------------------------
                                     Richard J. Barrett
                                     MANAGING DIRECTOR

                                                                      APPENDIX E

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

July 8, 1999

Board of Directors
Fleet Financial Group, Inc.
One Federal Street
Boston, MA 02110-2010

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Fleet Financial Group, Inc. ("Fleet") of the exchange ratio of 1.1844 Shares to be exchanged (the "Exchange Ratio") for each share of Common Stock, par value $1.00 per share (the "BankBoston Common Stock"), of BankBoston Corporation ("BankBoston") pursuant to the Agreement and Plan of Merger, dated as of March 14, 1999, by and between Fleet and BankBoston (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Fleet having provided certain investment banking services to Fleet from time to time, including having acted as its financial advisor in connection with the disposition of the Fleet Automotive Division in September 1997 and the acquisition of Sanwa Business Credit Corporation in February 1999, having acted as agent on Fleet's medium term note program, dealer on Fleet's commercial paper program, manager of a public offering of $500,000,000 of 6 7/8% Subordinated Debentures due 2028 in October 1997, manager of a public offering of 10,750,000 Shares in December 1997, and manager of a public offering of $250,000,000 of Floating Rate Capital Securities of Fleet Capital Trust V in September 1998, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to BankBoston from time to time, including having acted as its financial advisor in connection with the disposition of BankBoston's Domestic Institutional Trust & Custody Business in October 1998, having acted as agent on BankBoston's medium term note program, and having acted as manager of a public offering of $200,000,000 of 7.375% Subordinated Notes of BankBoston in September 1996 and as manager of a public offering of $250,000,000 of 8.25% Capital Securities of BankBoston Capital Trust I in November 1996. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Fleet and BankBoston for its own account and for the accounts of customers.

Fleet Financial Group, Inc.
July 8, 1999
Page Two

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Proxy Statement relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders of Fleet and BankBoston for the five years ended December 31, 1998; Annual Reports on Form 10-K of Fleet for the five years ended December 31, 1998; Annual Reports on Form 10-K of BankBoston for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fleet and BankBoston; certain other communications from Fleet and BankBoston to their respective stockholders; and certain internal financial analyses and forecasts for Fleet and BankBoston prepared by the managements of Fleet and BankBoston, including certain cost savings, operating synergies, and the impact of certain divestitures (the "Divestitures") projected by the management of Fleet to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of Fleet and BankBoston regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the BankBoston Common Stock, compared certain financial and stock market information for Fleet and BankBoston with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts for Fleet and BankBoston, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs, in each case prepared by management of Fleet have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Fleet, and that such forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Fleet and BankBoston are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Fleet or BankBoston or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. We also have assumed all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect, other than the impact of the Divestitures as reflected in the forecasts, on Fleet or BankBoston or on the contemplated benefits of the transaction contemplated by the Agreement.

    Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Fleet in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Fleet Financial Group, Inc.
July 8, 1999
Page Three

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
____________________________
(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX F

                         [LETTERHEAD OF MERRILL LYNCH]

                                                                    July 8, 1999

Board of Directors
BankBoston Corporation
100 Federal Street
Boston, MA 02110

Members of the Board:

    BankBoston Corporation ("BankBoston") and Fleet Financial Group, Inc. ("Fleet") have entered into an Agreement and Plan of Merger, dated as of March 14, 1999 (the "Agreement"), pursuant to which BankBoston is to be merged with and into Fleet with Fleet being the surviving corporation of the transaction (the "Merger"). Pursuant to the Merger, and as set forth more fully in the Agreement, upon the merger of BankBoston and Fleet, each outstanding share of BankBoston common stock, par value $1.00 per share (the "BankBoston Shares"), will be converted into the right to receive 1.1844 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Fleet (the "Fleet Shares").

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of BankBoston.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to BankBoston and Fleet that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of BankBoston and Fleet furnished to us by senior management of BankBoston and Fleet, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of BankBoston and Fleet;

    (3) Conducted discussions with members of senior management and representatives of BankBoston and Fleet concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the BankBoston Shares and the Fleet Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the respective publicly reported financial conditions and results of operations of BankBoston and Fleet and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of BankBoston and Fleet and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger;

    (9) Reviewed the Agreement and the related stock option agreements; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of BankBoston or Fleet or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of BankBoston or Fleet, nor have we reviewed any individual credit files of BankBoston or Fleet or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for loan losses for both BankBoston and Fleet is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of BankBoston or Fleet. With respect to the financial and operating forecast information and the Expected Synergies furnished to or discussed with us by BankBoston and Fleet, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of BankBoston and Fleet as to the future financial and operating performance of BankBoston, Fleet or the combined entity, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as in effect, and on the information made available to us as of the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the Expected Synergies.

    We have been retained by the Board of Directors of BankBoston to act as financial advisor to BankBoston in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, BankBoston has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to BankBoston and Fleet and may continue to do so and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we also may actively trade the BankBoston Shares and other securities of BankBoston and its affiliates and the Fleet Shares and other securities of Fleet and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of BankBoston. Our opinion does not address the merits of the underlying decision by BankBoston to engage in the Merger and does not constitute a recommendation to any shareholder of BankBoston as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

    We are not expressing any opinion herein as to the prices at which BankBoston Shares or Fleet Shares will trade following the announcement of the consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of BankBoston.

                                        Very truly yours,
                                        /s/ Merrill Lynch, Pierce, Fenner &
                                                 Smith Incorporated

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                       INCORPORATED

                                                                      APPENDIX G

                   [LETTERHEAD OF MORGAN STANLEY DEAN WITTER]

                                          July 8, 1999

Board of Directors
BankBoston Corporation
100 Federal Street
Boston, Massachusetts 02110

Members of the Board:

    We understand that BankBoston Corporation ("BankBoston") and Fleet Financial Group, Inc. ("Fleet") have entered into an Agreement and Plan of Merger, dated as of March 14, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of BankBoston with and into Fleet. Each outstanding share of common stock, par value $1 per share (the "BankBoston Common Stock"), other than shares held in treasury or held by Fleet or any affiliate of Fleet, will be converted into the right to receive 1.1844 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Fleet (the "Fleet Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of BankBoston Common Stock (other than Fleet and its affiliates).

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of BankBoston and Fleet, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning BankBoston and Fleet prepared by the managements of BankBoston and Fleet, respectively;

   (iii) discussed the past and current operations and financial condition and the prospects of BankBoston and Fleet with senior executives of BankBoston and Fleet, respectively;

    (iv) reviewed the reported prices and trading activity for the BankBoston Common Stock and the Fleet Common Stock;

    (v) compared the financial performance of BankBoston and Fleet and the prices and trading activity of the BankBoston Common Stock and the Fleet Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vi) discussed the results of regulatory examinations of BankBoston and Fleet and recent discussions with regulators regarding the Merger with senior management of the respective companies;

   (vii) discussed with senior managements of BankBoston and Fleet the strategic objectives of the Merger and their estimates of the synergies and other benefits of the Merger for the combined company;

  (viii) analyzed the pro forma impact of the Merger on the combined Company's earnings per share, consolidated capitalization and financial ratios;

    (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

    (x) participated in discussions and negotiations among representatives of BankBoston and Fleet and their financial and legal advisors;

    (xi) reviewed the Merger Agreement and certain related documents; and

   (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including the synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BankBoston and Fleet. We have not made any independent valuation or appraisal of the assets or liabilities of BankBoston or Fleet, nor have we been furnished with any such appraisals and we have not examined any individual loan files of BankBoston or Fleet. In addition, we have assumed the Merger will substantially be consummated in accordance with the terms set forth in the Merger Agreement. In addition, we have assumed that in connection with the receipt of all necessary regulatory approvals for the Merger, including any divestiture requirements or amendments or modifications, no restrictions will be imposed that would have material adverse effect on the consolidated benefits expected to be derived in the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of BankBoston in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for BankBoston and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of BankBoston. This opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of the BankBoston Common Stock should vote at the stockholders' meeting held in connection with the Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of BankBoston Common Stock (other than Fleet and its affiliates).

                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ Donald A. Moore, Jr.
                                     --------------------------------------
                                     Donald A. Moore, Jr.
                                     MANAGING DIRECTOR

                                                                      APPENDIX H

              FLEET BYLAW ON CEO SUCCESSION AND BOARD COMPOSITION

    The Bylaws of Fleet as of the Effective Time shall be amended to include the following new Article 6, Section 6.14:

        Section 6.14. CEO AND CHAIRMAN SUCCESSION; BOARD COMPOSITION. The Board of Directors has resolved that Mr. Charles K. Gifford shall be the successor to Mr. Terrence Murray as the Chief Executive Officer of the Corporation, with such succession to become effective on the CEO Succession Date (as defined below), and that Mr. Gifford shall be the successor to Mr. Murray as the Chairman of the Corporation, with such succession to become effective on the Chairman Succession Date (as defined below). Until immediately prior to the commencement of the first annual meeting of stockholders of the Corporation following the Chairman Succession Date, (i) the ratio of Continuing Fleet Directors to Continuing BankBoston Directors shall be maintained at 12 to 10 and all vacancies on the Board of Directors created by the cessation of service of a Continuing Fleet Director shall be filled by a nominee selected by a majority of the Continuing Fleet Directors and all vacancies on the Board created by the cessation of service of a Continuing BankBoston Director shall be filled by a nominee selected by a majority of the Continuing BankBoston Directors and (ii) the Continuing Fleet Directors and the Continuing BankBoston Directors shall be apportioned among the three classes of the Board of Directors such that the ratio of Continuing Fleet Directors to Continuing BankBoston Directors is 4 to 3 in two of such classes and 4 to 4 in the remaining class. The provisions of this Section 6.14 may be modified, amended or repealed, and any By-law provision inconsistent with the provisions of this Section 6.14 may only be adopted, by an affirmative vote of at least 75 percent of the entire Board of Directors then in office and any action taken by the Board of Directors with respect to the subject matter of this Section 6.14 may only be taken at a meeting at which 66 2/3% of the directors then in office are in attendance in person or by telephone. In the event of any inconsistency between any other provision of these By-laws and any provision of this Section 6.14, the provisions of this Section 6.14 shall control. The resolutions adopted by the Board of Directors nominating any person for election to the Board of Directors in accordance with the prior sentences will designate such person as a "Continuing Director" for purposes of Article Seventh and Article Ninth of the Corporation's Restated Articles of Incorporation. Until the Chairman Succession Date, the removal of Mr. Gifford from any of the positions specifically provided for in this Section 6.14 and in the employment agreement between the Corporation and Mr. Gifford (the "Employment Agreement"), and any amendment to or termination of the Employment Agreement shall require the affirmative vote of at least 75 percent of the entire Board of Directors then in office.

        The "CEO Succession Date" shall mean December 31, 2001 or any such earlier date as of which Mr. Murray ceases for any reason to serve in the position of Chief Executive Officer of the Corporation.

        The "Chairman Succession Date" shall mean December 31, 2002 or any such earlier date as of which Mr. Murray ceases for any reason to serve in the position of Chairman of the Corporation.

        "Continuing Fleet Directors" shall mean the directors of Fleet as of the [Closing Date of the Merger] who were selected to be directors of Fleet by the Board of Directors of Fleet prior to the Effective Time of the Merger and any additional directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing Fleet Directors.

        "Continuing BankBoston Directors" shall mean the directors of Fleet as of the [Closing Date of the Merger] who were selected to be directors of Fleet by the Board of Directors of BankBoston prior to the Effective Time of the Merger and any additional directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing BankBoston Directors.

                                                                      APPENDIX I

                TEXT OF SECTIONS 85 TO 98 OF CHAPTER 156B OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

    A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

    The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93. REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

(1) A bill shall not be filed within the time provided in section ninety;

(2) A bill, if filed, shall be dismissed as to such stockholder; or

(3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's bylaws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the bylaws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interest, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's bylaws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933, as amended, pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following is a list of Exhibits to this Registration
Statement:

 2         --         Agreement and Plan of Reorganization dated as of March 14, 1999, by and between
                      Fleet Financial Group, Inc. ("Fleet") and BankBoston Corporation (included in Part
                      I as Exhibit A to the Joint Proxy Statement-Prospectus included in this
                      Registration Statement)

 3(i)      --         Restated Articles of Incorporation of the Registrant (incorporated by reference to
                      Exhibit 3(a) of Registrant's Form 10-K Annual Report for the fiscal year ended
                      December 31, 1995)

 3(ii)     --         Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(b) of
                      Registrant's Form 10-K Annual Report for the fiscal year ended December 31, 1995)

 4(a)      --         Rights Agreement dated November 21, 1990 between Fleet and Fleet National Bank, as rights agent (incorporated by reference to Fleet's Registration Statement on Form
                      8-A dated November 29, 1990), as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991
                      (incorporated by reference to Fleet's Form 8 Amendment to Application or Report
                      dated September 6, 1991), as further amended by a Third Amendment to Rights
                      Agreement dated February 20, 1995 (incorporated by reference to Fleet's Form 8-A/A dated March 17, 1995) and as further amended by a Fourth Amendment to Rights
                      Agreement date as of March 14, 1999 (incorporated by reference to Fleet's Form
                      8-A/A dated May 5, 1999)

 4(b)      --         Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request)

 5         --         Opinion of Edwards & Angell as to legality

 8         --         Form of Opinion of Wachtell, Lipton, Rosen & Katz as to U.S. federal income tax matters

10(a)      --         Employment Agreement, dated as of March 14, 1999, by and between Charles K. Gifford and the Registrant

10(b)      --         Employment Agreement, dated as of March 14, 1999, by and between Henrique C.
                      Meirelles and the Registrant

10(c)      --         Employment Agreement, dated as of March 14, 1999, by and between Paul F. Hogan and the Registrant

10(d)      --         Employment Agreement, dated as of March 14, 1999, by and between Bradford H. Warner and the Registrant

23(a)      --         Consent of KPMG LLP

23(b)      --         Consent of PricewaterhouseCoopers LLP

23(c)      --         Consent of Edwards & Angell (included in Exhibit 5)

23(d)      --         Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8)

99(a)      --         Form of Proxy for Fleet

99(b)      --         Form of Proxy for BankBoston

99(c)      --         Fleet Stock Option Agreement dated March 14, 1999 between Fleet and BankBoston
                      (included in Part I as Exhibit B to the Joint Proxy Statement-Prospectus included in this Registration Statement)

99(d)      --         BankBoston Stock Option Agreement dated March 14, 1999 between BankBoston and Fleet
                      (included in Part I as Exhibit C to the Joint Proxy Statement-Prospectus)

99(e)      --         Consent of Donaldson, Lufkin & Jenrette Securities Corporation

99(f)      --         Consent of Goldman, Sachs & Co.

99(g)      --         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

99(h)      --         Consent of Morgan Stanley & Co. Incorporated

    (b) Financial Statement Schedules.

    Not Applicable.

    (c) Fairness Opinions.

    Included in Part I as Exhibits D, E, F and G to the Joint Proxy Statement-Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 8, 1999.

                                FLEET FINANCIAL GROUP, INC.

                                By:             /s/ TERRENCE MURRAY
                                     -----------------------------------------
                                                  Terrence Murray
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below hereby constitutes and appoints the Chairman and Chief Executive Officer, the Vice Chairman and Chief Financial Officer or the Secretary, or any of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

    Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on July 8, 1999.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                 /s/ TERRENCE MURRAY                    Chairman, Chief Executive Officer And Director
     -------------------------------------------
                   Terrence Murray

                /s/ EUGENE M. MCQUADE                   Vice Chairman And Chief Financial Officer
     -------------------------------------------
                  Eugene M. McQuade

               /s/ ROBERT C. LAMB, JR.                  Controller
     -------------------------------------------
                 Robert C. Lamb, Jr.

                   /s/ JOEL ALVORD                      Director
     -------------------------------------------
                     Joel Alvord

               /s/ WILLIAM BARNET, III                  Director
     -------------------------------------------
                 William Barnet, III

                 /s/ BRADFORD R. BOSS                   Director
     -------------------------------------------
                   Bradford R. Boss

                /s/ STILLMAN B. BROWN                   Director
     -------------------------------------------
                  Stillman B. Brown

              /s/ PAUL J. CHOQUETTE, JR.                Director
     -------------------------------------------
                Paul J. Choquette, Jr.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                   /s/ KIM B. CLARK                     Director
     -------------------------------------------
                     Kim B. Clark

                 /s/ JOHN T. COLLINS                    Director
     -------------------------------------------
                   John T. Collins

                /s/ JAMES F. HARDYMON                   Director
     -------------------------------------------
                  James F. Hardymon

                 /s/ MARIAN L. HEARD                    Director
     -------------------------------------------
                   Marian L. Heard

                 /s/ ROBERT M. KAVNER                   Director
     -------------------------------------------
                   Robert M. Kavner

                 /s/ ROBERT J. MATURA                   Director
     -------------------------------------------
                   Robert J. Matura

                 /s/ ARTHUR C. MILOT                    Director
     -------------------------------------------
                   Arthur C. Milot

             /s/ THOMAS D. O'CONNOR, SR.                Director
     -------------------------------------------
               Thomas D. O'Connor, Sr.

                /s/ MICHAEL B. PICOTTE                  Director
     -------------------------------------------
                  Michael B. Picotte

                 /s/ THOMAS C. QUICK                    Director
     -------------------------------------------
                   Thomas C. Quick

                   /s/ LOIS D. RICE                     Director
     -------------------------------------------
                     Lois D. Rice

                  /s/ THOMAS M. RYAN                    Director
     -------------------------------------------
                    Thomas M. Ryan

              /s/ SAMUEL O. THIER, M.D.                 Director
     -------------------------------------------
                Samuel O. Thier, M.D.

                /s/ PAUL R. TREGURTHA                   Director
     -------------------------------------------
                  Paul R. Tregurtha